Exhibit 10.17.04
FOURTH AMENDMENT
     THIS FOURTH AMENDMENT (this “Amendment”) dated as of November 23, 2010 to the Credit Agreement referenced below is by and among BRIGHTPOINT, INC., an Indiana corporation (the “Parent”), BRIGHTPOINT NORTH AMERICA L.P., a Delaware limited partnership (“Bright North America”), BRIGHTPOINT HOLDINGS B.V., a Netherlands company (“Bright Netherlands”), BRIGHTPOINT AUSTRALIA PTY. LTD., an Australian company (“Bright Australia”), BRIGHTPOINT EUROPE A/S, a Danish company (“Bright Denmark”; together with the Parent, Bright North America, Bright Netherlands and Bright Australia, collectively, the “Borrowers”), the Guarantors identified on the signature pages hereto, the Lenders identified on the signature pages hereto and BANK OF AMERICA, N.A., in its capacity as Administrative Agent (in such capacity, the “Administrative Agent”).
W I T N E S S E T H
     WHEREAS, revolving credit and term loan facilities have been extended to the Borrowers pursuant to the Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of February 16, 2007 among the Borrowers, the Guarantors identified therein, the Lenders identified therein and the Administrative Agent;
     WHEREAS, the Borrowers have requested certain modifications to the Credit Agreement; and
     WHEREAS, all of the Lenders have approved the requested modifications on the terms and conditions set forth herein.
     NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Defined Terms. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement.
     2. Amendments. The Credit Agreement (including all Schedules and Exhibits thereto) is amended in its entirety to read in the form of such Credit Agreement attached hereto as Exhibit A to this Amendment.
     3. New Lenders. From and after the date hereof, each Person identified on the signature pages hereto as a Lender that is not a party to the Credit Agreement immediately prior to giving effect to this Amendment (each, a “New Lender”) shall be deemed to be a party to the Credit Agreement and a “Lender” for all purposes of the Credit Agreement and the other Loan Documents, and shall have all of the rights and obligations of a Lender under the Credit Agreement and the other Loan Documents as if it had executed the Credit Agreement.
     4. Increase in Aggregate Revolving Commitments. The Aggregate Revolving Commitments are increased to $450,000,000. The Revolving Commitment of each Lender as of the date hereof is amended to equal the amount set forth opposite such Lender’s name on Schedule 2.01 of the Credit Agreement attached hereto as Exhibit A. Immediately after giving effect to the increase of the Aggregate Revolving Commitments and the amendment of the amount of each Lender’s Revolving Commitment as set forth on Schedule 2.01 of the Credit Agreement attached hereto as Exhibit A, each Lender (including each New Lender) is deemed to have purchased from (x) each L/C Issuer a risk participation in each outstanding Letter of Credit issued by such L/C Issuer in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit and (y) each Swing Line Lender a risk participation in each outstanding Swing Line Loan made by such Swing Line Lender in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.
     5. Release of Bright BVI. From and after the date hereof, Brightpoint Philippines Limited, a British Virgin Islands company (“Bright BVI”), is released from all of its obligations under the Loan Documents other than claims against Bright BVI in connection with any bankruptcy or insolvency proceeding of any of the Loan Parties if and to the extent any payment or other transfer made by any of the Loan Parties to the Administrative Agent, any L/C Issuer or any Lender on or prior to the date hereof is avoided or otherwise rescinded, so that the Administrative Agent, any L/C Issuer or any Lender is required pursuant to any final order of a court of competent jurisdiction to repay such payment or transfer. In consideration of the foregoing release, Bright BVI releases and forever discharges the Administrative Agent, each L/C Issuer and each Lender and each Related Party of any of the foregoing Persons (each a “Lender Party”) from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever, including, without limitation, all claims, demands, and causes of action for contribution and indemnity, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which Bright BVI may have or claim to have against any Lender Party.
     6. Conditions Precedent. This Amendment shall become effective as of the date hereof upon satisfaction of each of the conditions precedent set forth on Exhibit B to this Amendment in a manner satisfactory to the Administrative Agent and each Lender. Without limiting the generality of the provisions of Section 10.03 of the Credit Agreement, for purposes of determining compliance with the conditions specified in this Section 3, each Lender that has signed this Amendment shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed closing date of this Amendment specifying its objection thereto.
     7. Amendment is a “Loan Document”. This Amendment is a Loan Document and all references to a “Loan Document” in the Credit Agreement and the other Loan Documents (including, without limitation, all such references in the representations and warranties in the Credit Agreement and the other Loan Documents) shall be deemed to include this Amendment.
     8. Reaffirmation of Representations and Warranties. Each Loan Party represents and warrants to the Administrative Agent and each Lender that after giving effect to this Amendment, (a) each of the representations and warranties of each Loan Party contained in the Credit Agreement or any other Loan Document are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are be true and correct as of such earlier date, and (b) no Default exists.
     9. Reaffirmation of Obligations. Each Loan Party (a) acknowledges and consents to all of the terms and conditions of this Amendment, (b) affirms all of its obligations under the Loan Documents and (c) agrees that this Amendment and all documents, agreements and instruments executed in connection with this Amendment do not operate to reduce or discharge such Loan Party’s obligations under the Loan Documents.

2

     10. Reaffirmation of Security Interests. Each Loan Party (a) affirms that each of the Liens granted in or pursuant to the Loan Documents are valid and subsisting and (b) agrees that this Amendment and all documents, agreements and instruments executed in connection with this Amendment do not in any manner impair or otherwise adversely effect any of the Liens granted in or pursuant to the Loan Documents.
     11. No Other Changes. Except as modified hereby, all of the terms and provisions of the Loan Documents shall remain in full force and effect.
     12. Counterparts; Delivery. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of this Amendment by facsimile or other electronic imaging means shall be effective as an original.
     13. Governing Law. This Amendment shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of New York.
[SIGNATURE PAGES FOLLOW]

3

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Fourth Amendment to be duly executed and delivered as of the date first above written.

DOMESTIC BORROWERS:	BRIGHTPOINT, INC., an Indiana corporation
	By:	/s/ Anthony W. Boor
		Name:	Anthony W. Boor
		Title:	Executive Vice President, Chief Financial Officer and Treasurer

BRIGHTPOINT NORTH AMERICA L.P., a Delaware limited partnership

	By:	BRIGHTPOINT NORTH AMERICA, INC., an Indiana corporation, its general partner

By:	/s/ Steven E. Fivel
	Name:	Steven E. Fivel
	Title:	Executive Vice President and Secretary

[SIGNATURE PAGES FOLLOW]

FOREIGN BORROWERS:	BRIGHTPOINT HOLDINGS B.V., a Netherlands company
	By:	/s/ Steven E. Fivel
		Name:	Steven E. Fivel
		Title:	Managing Director

	By:	/s/ T. Huisman
		Name:	Fortis Intertrust (Netherlands) B.V.
		Title:	Managing Director

	By:	/s/ T. Beir
		Name:	Fortis Intertrust (Netherlands) B.V.
		Title:	Managing Director

BRIGHTPOINT EUROPE ApS, a Danish company
	By:	/s/ Anthony W. Boor
		Name:	Anthony W. Boor
		Title:	Director

	By:	/s/ Steven E. Fivel
		Name:	Steven E. Fivel
		Title:	Director

SIGNED by STEVEN E. FIVEL as	)
attorney for BRIGHTPOINT	)
AUSTRALIA PTY LTD under power	)
of attorney dated November 23, 2010)
)
in the presence of:	)	/s/ Steven E. Fivel
/s/ Nancy Conger	)	By executing this
Signature of witness	)	agreement the attorney
	)	states that the attorney has
NANCY CONGER	)	received no notice of
Name of witness (block letters))		revocation of the power of
	)	attorney
[SIGNATURE PAGES FOLLOW]

DOMESTIC GUARANTORS:	2601 METROPOLIS CORP., an Indiana corporation
BRIGHTPOINT GLOBAL HOLDINGS II, INC., an Indiana corporation
BRIGHTPOINT INTERNATIONAL LTD, a Delaware corporation
BRIGHTPOINT NORTH AMERICA, INC., an Indiana corporation
BRIGHTPOINT LATIN AMERICA, INC., an Indiana corporation
BRIGHTPOINT THAILAND, INC., an Indiana corporation
WIRELESS FULFILLMENT SERVICES HOLDINGS, INC.,
a Delaware corporation

By:	/s/ Steven E. Fivel
	Name:	Steven E. Fivel
	Title:	Executive Vice President and Secretary of each of the foregoing

BPGH LLC, an Indiana limited liability company
By:	BRIGHTPOINT INTERNATIONAL LTD, a Delaware corporation, its sole member

By:	/s/ Steven E. Fivel
	Name:	Steven E. Fivel
	Title:	Executive Vice President and Secretary

BRIGHTPOINT SERVICES, LLC, an Indiana limited liability company
By:	BRIGHTPOINT, INC., an Indiana corporation, its Manager

By:	/s/ Steven E. Fivel
	Name:	Steven E. Fivel
	Title:	Executive Vice President and Secretary

WIRELESS FULFILLMENT SERVICES LLC, a California limited liability company
By:	BRIGHTPOINT, INC., an Indiana corporation, its Manager

By:	/s/ Steven E. Fivel
	Name:	Steven E. Fivel
	Title:	Executive Vice President and Secretary
[SIGNATURE PAGES FOLLOW]

BRIGHTPOINT DISTRIBUTION LLC, an Indiana limited liability company
By:	BRIGHTPOINT NORTH AMERICA L.P., a Delaware limited partnership, its Manager

By:	BRIGHTPOINT NORTH AMERICA, INC., an Indiana corporation, its general partner

By:	/s/ Steven E. Fivel
	Name:	Steven E. Fivel
	Title:	Executive Vice President and Secretary

ACTIFY, LLC, an Indiana limited liability company
By:	/s/ Anthony W. Boor
	Name:	Anthony W. Boor
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

501 AIRTECH PARKWAY, LLC, an Indiana limited liability company
By:	/s/ Anthony W. Boor
	Name:	Anthony W. Boor
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

S2F WORLDWIDE, LLC, an Indiana limited liability company
By:	/s/ Robert J. Laikin
	Name:	Robert J. Laikin
	Title:	Manager

[SIGNATURE PAGES FOLLOW]

FOREIGN GUARANTORS:	BRIGHTPOINT GERMANY GMBH, a company formed under the laws of Germany
	By:	/s/ Anthony W. Boor
		Name:	Anthony W. Boor
		Title:	Managing Director

	By:	/s/ Steven E. Fivel
		Name:	Steven E. Fivel
		Title:	Managing Director

BRIGHTPOINT DENMARK A/S, a company formed under the laws of Denmark
	By:	/s/ Anthony W. Boor
		Name:	Anthony W. Boor
		Title:	Director

	By:	/s/ Steven E. Fivel
		Name:	Steven E. Fivel
		Title:	Director

BRIGHTPOINT NETHERLANDS B.V., a company formed under the laws of The Netherlands
	By:	/s/ Anthony W. Boor
		Name:	Anthony W. Boor
		Title:	Managing Director

BRIGHTPOINT EUROPECO B.V., a company formed under the laws of The Netherlands
	By:	/s/ Steven E. Fivel
		Name:	Steven E. Fivel
		Title:	Managing Director

Intertrust (Netherlands) B.V.
	By:	/s/ T. Huisman
		Name:	Fortis Intertrust (Netherlands) B.V.
		Title:	Managing Director

	By:	/s/ T. Beir
		Name:	Fortis Intertrust (Netherlands) B.V.
		Title:	Managing Director

[SIGNATURE PAGES FOLLOW]

The Common Seal of BRIGHTPOINT SINGAPORE PTE LTD was affixed to this deed in the presence of:	) )

/s/ Steven E. Fivel	)
Name: Steven E. Fivel	)
Title: Director	) ) ) ) ) ) ) )

I, Nancy Conger, a Notary Public of State of Indiana, in the County of Marion, hereby certify that on the 23rd day of November A.D. 2010 the Common Seal of BRIGHTPOINT SINGAPORE PTE LTD was duly affixed to the within written instrument at Indianapolis, IN in my presence in accordance with the regulations of the said Company (which regulations have been produced and shown to me).

/s/ Nancy Conger
Witness my hand

[SIGNATURE PAGES FOLLOW]

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as Administrative Agent
	By:	/s/ Lilliana B. Clear
		Name:	Lilliana B. Clear
		Title:	Vice President

DANISH SWING LINE LENDER:	BANC OF AMERICA SECURITIES LIMITED
	By:	/s/ Steven M. Nocka
		Name:	Steven M. Nocka
		Title:	Senior Vice President

AUSTRALIAN SWING LINE LENDER:	BANK OF AMERICA, N.A., SYDNEY BRANCH, as Australian Swing Line Lender
	By:	/s/ Lee A. Merkle-Raymond
		Name:	Lee A. Merkle-Raymond, SVP
		Title:	Credit Products Manager

L/C ISSUER:	THE ROYAL BANK OF SCOTLAND N.V., f\k\a ABN AMRO Bank N.V.
	By:	/s/ Michele Costello
		Name:	Michele Costello
		Title:	Director
[SIGNATURE PAGES FOLLOW]

LENDERS:	BANK OF AMERICA, N.A., as a Lender, L/C Issuer, Domestic Swing Line Lender and as an International Swing Line Lender
	By:	/s/ Debra E. Delvecchio
		Name:	Debra E. Delvecchio
		Title:	Managing Director

DNB NOR BANK ASA
	By:	/s/ Philip F. Kurpiewski
		Name:	Philip F. Kurpiewski
		Title:	Senior Vice President

FIFTH THIRD BANK
	By:	/s/ David O’Neal
		Name:	David O’Neal
		Title:	Vice President

NORDEA BANK FINLAND PLC, New York & Cayman Branches
	By:	/s/ Henrick M. Steffensen
		Name:	Henrick M. Steffensen
		Title:	Senior Vice President

	By:	/s/ Leena Parker
		Name:	Leena Parker
		Title:	First Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender and as an International Swing Line Lender
	By:	/s/ Brian D. Smith
		Name:	Brian D. Smith
		Title:	Senior Vice President

BNP PARIBAS
	By:	/s/ Richard DaCoste
		Name:	Richard DaCoste
		Title:	Director

	By:	/s/ Richard Pace
		Name:	Richard Pace
		Title:	Managing Director

REGIONS BANK
	By:	/s/ Sam Maxwell
		Name:	Sam Maxwell
		Title:	Vice President

BBVA COMPASS BANK
By:	/s/ Thomas Blake
	Name:	Thomas Blake
	Title:	Senior Vice President

DEUTSCHE BANK AG NEW YORK BRANCH
By:	/s/ Paul O’Leary
	Name:	Paul O’Leary
	Title:	Director

By:	/s/ Enrique Landaeta
	Name:	Enrique Landaeta
	Title:	Vice President

US BANK NATIONAL ASSOCIATION
By:	/s/ Michael P. Dickman
	Name:	Michael P. Dickman
	Title:	Vice President

THE HUNTINGTON NATIONAL BANK
By:	/s/ Joe Tonges
	Name:	Joe Tonges
	Title:	Vice President

THE ROYAL BANK OF SCOTLAND PLC, As a Lender and as an International Swing Line Lender
By:	/s/ Matthew Pennachio
	Name:	Matthew Pennachio
	Title:	Vice President

EXHIBIT A
AMENDED CREDIT AGREEMENT
See attached.

EXHIBIT B
CONDITIONS PRECEDENT
1. Amendment. The Administrative Agent shall have received counterparts of this Amendment executed by the Borrowers, the Guarantors, the Lenders and the Administrative Agent.
2. Assignment and Assumption. Each Lender that will not execute this Amendment shall have assigned all of its rights and obligations under the Credit Agreement and the other Loan Documents (including all of its Commitments and the Loans) in accordance with Section 11.06(b) of the Credit Agreement to a Lender that will execute this Amendment.
3. Notes for Lenders. The Administrative Agent shall have received (a) a Note for each Lender executed by each Foreign Borrower and (b) a Note for each Lender executed by each Domestic Borrower.
4. Domestic Security Agreement. The Administrative Agent shall have received counterparts of the Domestic Security Agreement executed by the Domestic Loan Parties and the Administrative Agent.
5. Domestic Mortgage. The Administrative Agent shall have received (a) an amendment to the mortgage on the Borrower’s headquarters and (b) such endorsements to the title insurance policy related to such mortgage, each in form and substance reasonably satisfactory to the Administrative Agent.
6. Joinder Agreements. The Administrative Agent shall have received counterparts of (a) a Domestic Guarantor Joinder Agreement excuted by S2F Worldwide, LLC and the Administrative Agent and (b) a Foreign Guarantor Joinder Agreement executed by Brightpoint EuropCo B.V. and the Administrative Agent.
7. Foreign Security Documents. The Administrative Agent shall have received such security documents (including amendments and ratifications of existing security agreements) reasonably requested by the Administrative Agent to create, perfect or maintain Liens in the Collateral of each Foreign Loan Party.
8. Opinions of Counsel. The Administrative Agent shall have received opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the date hereof.
9. Organization Documents, Resolutions, Etc.
     (a) The Administrative Agent shall have received the following with respect to each Domestic Loan Party:
     (i) copies of the Organization Documents of such Domestic Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Domestic Loan Party to be true and correct as of the date hereof;
     (ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of such Domestic Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment; and

     (iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that such Domestic Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation and the state of its principal place of business.
     (b) The Administrative Agent shall have received from each Foreign Loan Party such Organization Documents, resolutions, incumbency certificates and other customary certificates as the Administrative Agent may reasonably request.
10. Repayment of Term Loans. The Borrowers shall have prepaid (or shall prepay with Revolving Loans made on the date hereof) in full the outstanding principal amount of the Term Loans (as defined in the Credit Agreement immediately prior to giving effect to this Amendment).
11. Fees. Receipt by the Administrative Agent, the Arrangers and the Lenders of any fees required to be paid on or before the date hereof.
12. Attorney Costs. Unless waived by the Administrative Agent, the Parent shall have paid all reasonable and properly documented fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent incurred and invoiced prior to or on the date hereof.

EXHIBIT A
CREDIT AGREEMENT AS AMENDED BY THE FIRST AMENDMENT DATED AS OF JULY 31, 2007, THE SECOND AMENDMENT DATED AS OF NOVEMBER 20, 2007, THE THIRD AMENDMENT DATED AS OF MARCH 12, 2009 AND FOURTH AMENDMENT DATED AS OF NOVEMBER 23, 2010
Published CUSIP Number: 10947FAA9
CREDIT AGREEMENT
Dated as of February 16, 2007
among
BRIGHTPOINT, INC.
and
CERTAIN OF ITS SUBSIDIARIES IDENTIFIED HEREIN,
as the Borrowers,
CERTAIN OF ITS SUBSIDIARIES IDENTIFIED HEREIN,
as the Guarantors,
DNB NOR BANK ASA,
as Documentation Agent,
THE ROYAL BANK OF SCOTLAND PLC,
as Syndication Agent,
BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and L/C Issuer
and
THE OTHER LENDERS PARTY HERETO
Arranged By:
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
and
RBS SECURITIES INC.,
as Joint Lead Arrangers and Joint Book Managers

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS	1

1.01 Defined Terms	1
1.02 Other Interpretive Provisions	36
1.03 Accounting Terms; Changes in GAAP; Calculations of Financial Covenants on a Pro Forma Basis	37
1.04 Rounding	38
1.05 Exchange Rates; Currency Equivalents	38
1.06 Additional Alternative Currencies	38
1.07 Change of Currency	39
1.08 Times of Day	40
1.09 Letter of Credit Amounts	40

ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS	40

2.01 Revolving Loans	40
2.02 Borrowings, Conversions and Continuations of Revolving Loans	41
2.03 Letters of Credit	43
2.04 Domestic Swing Line Facility	52
2.05 Australian Swing Line Facility	55
2.06 Danish Swing Line Facility	58
2.07 Additional Swing Line Facilities	61
2.08 Prepayments	65
2.09 Termination or Reduction of Aggregate Revolving Commitments; Reallocations of Swing Line Sublimits	67
2.10 Repayment of Loans	68
2.11 Interest	68
2.12 Fees	69
2.13 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate	70
2.14 Evidence of Debt	70
2.15 Payments Generally; Administrative Agent’s Clawback	71
2.16 Sharing of Payments by Lenders	72
2.17 Matters Relating to Borrowers	73
2.18 Cash Collateral	77
2.19 Defaulting Lenders	78

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY	80

3.01 Taxes	80
3.02 Illegality	82
3.03 Inability to Determine Rates	82
3.04 Increased Costs	83
3.05 Compensation for Losses	84
3.06 Mitigation Obligations; Replacement of Lenders	85
3.07 Survival	85

ARTICLE IV GUARANTY	85

4.01 The Guaranty	85
4.02 Limitations on Guaranty	86
4.03 Obligations Unconditional	89
4.04 Reinstatement	91

i

4.05 Certain Additional Waivers	91
4.06 Remedies	92
4.07 Rights of Contribution	92
4.08 Guarantee of Payment; Continuing Guarantee	93

ARTICLE V CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	93

5.01 [Reserved]	93
5.02 Conditions to all Credit Extensions	93

ARTICLE VI REPRESENTATIONS AND WARRANTIES	94

6.01 Existence, Qualification and Power	94
6.02 Authorization; No Contravention	94
6.03 Governmental Authorization; Other Consents	95
6.04 Binding Effect	95
6.05 Financial Statements; No Material Adverse Effect	95
6.06 Litigation	96
6.07 No Default	96
6.08 Ownership of Property, Liens	96
6.09 Environmental Compliance	96
6.10 Insurance	97
6.11 Taxes	97
6.12 ERISA Compliance	97
6.13 Subsidiaries	98
6.14 Margin Regulations; Investment Company Act	98
6.15 Disclosure	99
6.16 Compliance with Laws	99
6.17 Intellectual Property; Licenses, Etc.	99
6.18 Solvency	99
6.19 Business Locations; Taxpayer Identification Number	99
6.20 Labor Matters	100
6.21 Works Council	100

ARTICLE VII AFFIRMATIVE COVENANTS	100

7.01 Financial Statements	100
7.02 Certificates; Other Information	101
7.03 Notices	103
7.04 Payment of Obligations	103
7.05 Preservation of Existence, Etc.	104
7.06 Maintenance of Properties	104
7.07 Maintenance of Insurance	104
7.08 Compliance with Laws	104
7.09 Books and Records	105
7.10 Inspection Rights	105
7.11 Use of Proceeds	106
7.12 Additional Guarantors	106
7.13 [Reserved]	107
7.14 Pledged Assets	107

ARTICLE VIII NEGATIVE COVENANTS	108

8.01 Liens	108

8.02 Investments	110
8.03 Indebtedness	111
8.04 Fundamental Changes	113
8.05 Dispositions	113
8.06 Restricted Payments	114
8.07 Change in Nature of Business	114
8.08 Transactions with Affiliates and Insiders	115
8.09 Burdensome Agreements	115
8.10 Use of Proceeds	115
8.11 Financial Covenants	116
8.12 Subordinated Indebtedness; Bright India Loan Facility	116
8.13 Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity	117
8.14 Ownership of Subsidiaries	117
8.15 Sale and Leaseback Transactions	117

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES	117

9.01 Events of Default	117
9.02 Remedies Upon Event of Default	120
9.03 Application of Funds	120

ARTICLE X ADMINISTRATIVE AGENT	123

10.01 Appointment and Authority	123
10.02 Rights as a Lender	123
10.03 Exculpatory Provisions	124
10.04 Reliance by Administrative Agent	124
10.05 Delegation of Duties	125
10.06 Resignation of Administrative Agent	125
10.07 Non-Reliance on Administrative Agent and Other Lenders	126
10.08 No Other Duties; Etc.	126
10.09 Administrative Agent May File Proofs of Claim	126
10.10 Collateral and Guaranty Matters	127

ARTICLE XI MISCELLANEOUS	128

11.01 Amendments, Etc.	128
11.02 Notices; Effectiveness; Electronic Communications	130
11.03 No Waiver; Cumulative Remedies	132
11.04 Expenses; Indemnity; and Damage Waiver	132
11.05 Payments Set Aside	134
11.06 Successors and Assigns	134
11.07 Treatment of Certain Information; Confidentiality	138
11.08 Set-off	139
11.09 Interest Rate Limitation	139
11.10 Counterparts; Integration; Effectiveness	140
11.11 Survival of Representations and Warranties	140
11.12 Severability	140
11.13 Replacement of Lenders	140
11.14 Governing Law; Jurisdiction; Etc.	141
11.15 Waiver of Right to Trial by Jury	142

11.16 No Advisory or Fiduciary Responsibility; Disclosure to Accountants	142
11.17 USA PATRIOT Act Notice	143
11.18 Judgment Currency	143
11.19 Intercreditor Agreements	143
11.20 Subordination of Intercompany Debt	144
11.21 Electronic Execution of Assignments and Certain Other Documents	145

SCHEDULES
1.01	Mandatory Cost Formulae
2.01	Commitments and Applicable Percentages
2.03	Existing Letters of Credit
6.13	Subsidiaries
6.17	IP Rights
6.19-1	Locations of Real Property
6.19-2	Location of Chief Executive Office
6.19-3	Taxpayer Identification and Organizational Number of Domestic Loan Parties
6.19-4	Changes in Legal Name, State of Formation and Structure
8.01	Liens Existing on the Fourth Amendment Effective Date
8.02	Investments Existing on the Fourth Amendment Effective Date
8.03	Indebtedness Existing on the Fourth Amendment Effective Date
8.08	Affiliate Transactions Existing on the Fourth Amendment Effective Date
11.02	Certain Addresses for Notices
EXHIBITS
2.02	Form of Loan Notice
2.04	Form of Domestic Swing Line Loan Notice
2.05	Form of Australian Swing Line Loan Notice
2.06	Form of Danish Swing Line Loan Notice
2.07	Form of International Swing Line Facility Notice
2.14-1	Form of Note [Domestic Borrowers]
2.14-2	Form of Note [Foreign Borrowers]
2.17(c)-1	Form of Designated Borrower Agreement [Guarantor]
2.17(c)-2	Form of Designated Borrower Agreement [Non-Guarantor]
7.02(b)	Form of Compliance Certificate
7.02(c)	Disclosure of Certain Property Acquired by a Foreign Loan Party
7.12	Form of Domestic Guarantor Joinder Agreement
8.02	Subordination Terms of Intercompany Loans
11.06	Form of Assignment and Assumption

v

THIS COMPOSITE CREDIT AGREEMENT INCORPORATES FIRST AMENDMENT DATED AS OF JULY 31, 2007, THE SECOND AMENDMENT DATED AS OF NOVEMBER 20, 2007, AND THE THIRD AMENDMENT DATED AS OF MARCH 12, 2009. THIS COMPOSITE CREDIT AGREEMENT IS NOT A LEGAL DOCUMENT AND IS FOR REFERENCE PURPOSES ONLY.
CREDIT AGREEMENT
     This CREDIT AGREEMENT is entered into as of February 16, 2007 among BRIGHTPOINT, INC., an Indiana corporation (the “Parent”), BRIGHTPOINT NORTH AMERICA L.P., a Delaware limited partnership (“Bright North America”), BRIGHTPOINT HOLDINGS B.V., a Netherlands company (“Bright Netherlands”), BRIGHTPOINT AUSTRALIA PTY. LTD., an Australian company (“Bright Australia”), BRIGHTPOINT EUROPE ApS, a Danish company (“Bright Denmark”), each other Subsidiary of the Parent that becomes a Borrower after the date hereof pursuant to the terms hereof, the Guarantors (defined herein), the Lenders (defined herein) and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
     The Loan Parties have requested that the Lenders provide US$450 million in revolving credit facilities for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.01 Defined Terms.
     As used in this Agreement, the following terms shall have the meanings set forth below:
     “Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of either (a) all or any substantial portion of the property of, or a line of business or division of, another Person or (b) at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person.
     “Acquisition Debt” means, with respect to any Danish Loan Party, any obligations incurred or undertaken in relation to the financing of a direct acquisition of or subscription for shares issued or to be issued by such Danish Loan Party or by a direct or indirect Qualifying Parent Company of such Danish Loan Party.
     “Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
     “Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Parent and the Lenders.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. RBS shall be an Affiliate of The Royal Bank of Scotland plc for all purposes hereunder.
     “Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders. The amount of the Aggregate Revolving Commitments in effect on the Fourth Amendment Effective Date is FOUR HUNDRED FIFTY MILLION US DOLLARS (US$450,000,000).
     “Aggregate Swing Line Sublimit” means US$75 million.
     “Agreement” means this Credit Agreement.
     “Alternative Currency” means each of Australian Dollars, Euros, Sterling, Canadian Dollars, Danish Kroner, New Zealand Dollars, Swedish Krona and each other currency (other than US Dollars) that is approved in accordance with Section 1.06.
     “Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in US Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent, the applicable Swing Line Lender or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with US Dollars.
     “Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time, subject to adjustment as provided in Section 2.19; provided that if the commitment of each Lender to make Revolving Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02 or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in any documentation executed by such Lender pursuant to Section 2.01(b), as applicable.
     “Applicable Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(b):

Pricing	Consolidated	Commitment	Letter of Credit	Eurocurrency Rate Loans	Base Rate
Tier	Leverage Ratio	Fee	Fee	and BBR Rate Loans	Loans
1	< 1.00:1.0	0.35%	2.50%	2.50%	1.50%
2	≥ 1.00:1.0 but < 1.50:1.0	0.40%	2.75%	2.75%	1.75%
3	≥ 1.50:1.0 but < 2.00:1.0	0.45%	3.00%	3.00%	2.00%
4	≥ 2.00:1.0 but < 2.50:1.0	0.50%	3.25%	3.25%	2.25%
5	≥ 2.50:1.0	0.50%	3.50%	3.50%	2.50%
Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(b) (each a “Rate Determination Date”); provided however that if a Compliance Certificate is not delivered when due in accordance with Section 7.02(b), then, upon the request of the Required Lenders, Pricing Tier 5 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date a Compliance Certificate is delivered in accordance with Section 7.02(b), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such Compliance Certificate. The Applicable Rate in effect from the Fourth Amendment Effective Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(b) for the fiscal quarter ending December 31, 2010 shall be determined based upon Pricing Tier 2.
     “Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent, the applicable Swing Line Lender or the applicable L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBS Securities Inc., in their respective capacities as joint lead arrangers and joint book managers.
     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit 11.06 or any other form approved by the Administrative Agent.
     “Attributable Indebtedness” means, with respect to any Person on any date, (a) in respect of any Capital Lease, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease (other than any Permitted Recourse Factoring Transaction), the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease, (c) in respect of any Securitization Transaction and any Permitted Recourse Factoring Transaction, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (d) in respect of any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.
     “Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries for the fiscal year ended December 31, 2009, and the related consolidated statements of income or operations, shareholders’ equity and cash flows of the Parent and its Subsidiaries for such fiscal year, including the notes thereto.
     “Australian Dollars” and “AUS$” mean the lawful currency of Australia.
     “Australian Swing Line Lender” means Banc of America, N.A., Sydney Branch, in its capacity as provider of Australian Swing Line Loans, or any successor in such capacity.
     “Australian Swing Line Loan” has the meaning specified in Section 2.05(a).

     “Australian Swing Line Loan Notice” means a notice of a Borrowing of Australian Swing Line Loans pursuant to Section 2.05(b), which, if in writing, shall be substantially in the form of Exhibit 2.05.
     “Australian Swing Line Sublimit” means an amount equal to the lesser of (a) US$5 million (as such amount may be increased or decreased from time to time by the Parent pursuant to Section 2.09(b)), (b) the Aggregate Swing Line Sublimit and (c) the Aggregate Revolving Commitments. The Australian Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.
     “Availability Period” means, with respect to the Revolving Commitments, the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.09(a), and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.
     “Bank of America” means Bank of America, N.A. and its successors.
     “Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Prime Rate and (c) the Eurocurrency Rate plus 1.00%.
     “Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in US Dollars.
     “BBR Rate” means, for any day in any calendar month with respect to a BBR Rate Loan, the rate equal to:
     (a) the average bid rate displayed at or about 10:30 a.m. (Sydney, Australia time) on the first day of such calendar month on the Reuters screen BBSY page for a term equivalent to three months; or
     (b) if:
     (i) for any reason that rate is not displayed for a term equivalent to three months; or
     (ii) the basis on which that rate is displayed is changed or in the reasonable opinion of the Australian Swing Line Lender it ceases to reflect the Australian Swing Line Lender’s cost of funding to the same extent as of the date of this Agreement; or
     (iii) the Australian Swing Line Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Australian Swing Line Lender or its applicable Lending Office to make, maintain or fund BBR Rate Loans, or to determine or charge interest rates based upon the BBR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Australian Swing Line Lender to purchase or sell, or to take deposits of, Australian Dollars in the applicable interbank market;
then the BBR Rate will be the rate determined by the Australian Swing Line Lender to be the buying rate quoted to the Swing Line Lender by Bank of America, N.A. at or about that time on that date. Such buying rate must be for bills of exchange accepted by a leading Australian bank and which have a term equivalent to three months. If there is no such buying rate, the BBR Rate will be the rate per annum determined by the Australian Swing Line Lender to be the cost of funding the relevant Australian Swing Line Loan for three months.
Rates will be expressed as a yield percent per annum to maturity, and if necessary will be rounded up to the nearest fourth decimal place.
     “BBR Rate Loan” means a Loan that bears interest based on the BBR. All BBR Rate Loans shall be denominated in Australian Dollars.
     “Borrower Materials” has the meaning specified in Section 7.02.
     “Borrowers” means, collectively, the Domestic Borrowers and the Foreign Borrowers.
     “Borrowing” means a borrowing consisting of simultaneous Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
     “Bright Australia” has the meaning specified in the introductory paragraph of this Agreement.
     “Bright Denmark” means Brightpoint Europe ApS, a Danish company.
     “Bright India” means Brightpoint India Private Limited, an Indian company.
     “Bright India Intercreditor Agreement” means an intercreditor agreement entered into between the Administrative Agent and a Bright India Lender on terms satisfactory to the Administrative Agent.
     “Bright India Lender” means any Lender, any Affiliate of a Lender or any Person that was a Lender or an Affiliate of a Lender at the time such Person entered into the applicable Bright India Loan Documents.
     “Bright India Loan Documents” means the documents, instruments and agreements governing the Bright India Loans (other than the Bright India Intercreditor Agreement).
     “Bright India Loans” means the loans made by the Bright India Lenders to Bright India; provided that (a) the applicable Bright India Lender notifies the Administrative Agent and the Parent in writing that such loans shall be “Bright India Loans” for purposes of this Credit Agreement and (b) the applicable Bright India Lender shall have entered into a Bright India Intercreditor Agreement.
     “Bright Netherlands” has the meaning specified in the introductory paragraph of this Agreement.
     “Bright North America” has the meaning specified in the introductory paragraph of this Agreement.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Credit Obligations denominated in US Dollars is located (or (x) in the case of Australian Swing Line Loans, Sydney, Australia, (y) in the case of Danish Swing Line Loans, London, and (z) in the case of International Swing Line Loans, where the applicable lending office of the International Swing Line Lender is located) and: (a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in US Dollars, any fundings, disbursements, settlements and payments in US Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in US Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in US Dollars are conducted by and between banks in the London interbank eurodollar market; (b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro or a Daily Euro Rate Loan, any fundings, disbursements, settlements and payments in Euro in respect of any Eurocurrency Rate Loan denominated in Euro or any Daily Euro Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any Eurocurrency Rate Loan denominated in Euro or any Daily Euro Rate Loan, means a TARGET Day; (c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than US Dollars or Euro or to a BBR Loan or to a Daily Sterling Rate Loan, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and (d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than US Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than US Dollars or Euro, or any other dealings in any currency other than US Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
     “Businesses” has the meaning specified in Section 6.09(a).
     “Canadian Dollars” means the lawful currency of Canada.
     “Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.
     “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, a L/C Issuer or a Swing Line Lender (as applicable) and the Lenders, as collateral for the L/C Obligations, Obligations in respect of Swing Line Loans or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the applicable L/C Issuer or the applicable Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
     “Cash Equivalents” means, as at any date, (1) with respect to the Parent or any of its Subsidiaries: (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) US Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of US$500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Domestic Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Domestic Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of US$500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least US$500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d) and (2) with respect to any Foreign Subsidiary: (a) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (b) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (c) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Change of Control” means an event or series of events by which:
     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five percent (35%) or more of the Equity Interests of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);
     (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors);
     (c) the passage of thirty days from the date upon which any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Parent, or control over the Voting Stock of the Parent on a fully-diluted basis (and taking into account all such Voting Stock that such Person or group has the right to acquire pursuant to any option right) representing thirty-five percent (35%) or more of the combined voting power of such Voting Stock; or
     (d) the occurrence of a “Change of Control” (or any comparable term) under, and as defined in, any Subordinated Indebtedness Document.
     “Closing Date” means the date hereof.
     “Collateral” means a collective reference to all real and personal property with respect to which Liens in favor of the Administrative Agent, for the benefit of itself and the Lenders, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.
     “Collateral Documents” means a collective reference to the Domestic Security Agreement, the Intercreditor Agreements and all other security agreements, pledge agreements, mortgages and other security documents as may be executed and delivered by the Loan Parties in connection with this Agreement.
     “Commitment” means, as to each Lender, the Revolving Commitment of such Lender.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit 7.02(b).
     “Consolidated Capital Expenditures” means, for any period, for the Parent and its Subsidiaries on a consolidated basis, all capital expenditures but excluding (a) capital expenditures to the extent made with the proceeds of any Involuntary Disposition used to purchase property that is useful in the business of the Parent and its Subsidiaries, (b) capital expenditures in an aggregate amount of up to $10 million to build out Centers for Excellence (as described in the Parent’s 10Q for the fiscal quarter ended June 30, 2010) incurred prior to December 31, 2012, (c) the two proposed real property purchases described in the memorandum titled “Discussion of Potential Real Property Purchases and Investments” posted prior to the Fourth Amendment Effective Date on the portion of the Platform not designated as “Public Side Information” up to the maximum purchase prices for such purchases as set forth in such memorandum (the “Proposed Real Property Acquisitions”), (d) the purchase by 501 Airtech Parkway LLC of the real property and improvements thereon located at 501 Airtech Parkway, Plainfield, Indiana for $31 million in the fiscal quarter of the Parent ended December 31, 2009 and (e) capital expenditures financed with Indebtedness other than Loans.
     “Consolidated Cash Flow” means, for any period, for the Parent and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) Consolidated EBITDA for such period minus (b) the difference (if positive) of (i) Consolidated Capital Expenditures for such period minus (ii) the net cash proceeds of all Equity Issuances by the Parent during such period.
     “Consolidated EBITDA” means, for any period, for the Parent and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b)

the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, and local income taxes (and franchise taxes in the nature of income taxes), any state single business unitary or similar tax, and foreign income taxes, in each case payable for such period, (iii) the amount of depreciation and amortization expenses for such period, (iv) transaction expenses for such period associated with any debt or equity offering, (v) non-cash impairment charges for such period, (vi) non-cash compensation relating to stock options and restricted stock grants issued during such period, (vii) non-cash losses for such period attributable to the cancellation of debt, (viii) non-cash pension-related expenses for such period and (ix) the aggregate amount (if positive) by which FX Losses for such period exceed FX Gains for such period minus (c) to the extent included in calculating such Consolidated Net Income: (i) income tax refunds received for such period, (ii) non-cash gains for such period attributable to the cancellation of debt and (iii) the aggregate amount (if positive) by which FX Gains for such period exceed FX Losses for such period.
     “Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Cash Flow for the period of the four fiscal quarters most recently ended for which the Loan Parties have delivered financial statements pursuant to Section 7.01(a) or (b) to (b) Consolidated Fixed Charges for the period of the four fiscal quarters most recently ended for which the Loan Parties have delivered financial statements pursuant to Section 7.01(a) or (b).
     “Consolidated Fixed Charges” means, for any period, for the Parent and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) the difference (if positive) of (i) the cash portion of Consolidated Interest Charges for such period minus (ii) interest income paid in cash for such period plus (b) the difference (if positive) of (i) income taxes paid in cash during such period minus (ii) income tax refunds received in cash during such period (to the extent relating to income taxes paid in cash) plus (c) Consolidated Scheduled Funded Debt Payments for such period plus (d) recurring dividends paid by the Parent during such period (other than dividend paid solely in common Equity Interests of the Parent and special, one-time dividends paid by the Parent).
     “Consolidated Funded Indebtedness” means Funded Indebtedness of the Parent and its Subsidiaries on a consolidated basis.
     “Consolidated Interest Charges” means, for any period, for the Parent and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (b) the portion of rent expense with respect to such period under Capital Leases that is treated as interest in accordance with GAAP plus (c) the implied interest component of Synthetic Leases and Securitization Transactions with respect to such period.
     “Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended for which the Loan Parties have delivered financial statements pursuant to Section 7.01(a) or (b).
     “Consolidated Net Income” means, for any period, for the Parent and its Subsidiaries on a consolidated basis, the net income from continuing operations for that period, and excluding (a) net income from discontinued operations for such period, (b) any extraordinary, unusual or non-recurring gain or loss and (c) any gain or loss from sales or other dispositions of property, to the extent permitted under this Agreement (other than sales of inventory in the ordinary course of business).

     “Consolidated Scheduled Funded Debt Payments” means for any period for the Parent and its Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Funded Indebtedness. For purposes of this definition, “scheduled payments of principal” (a) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period, (b) shall be deemed to include the Attributable Indebtedness, (c) shall not include any voluntary prepayments under, or mandatory prepayments required by, Section 2.05 and (d) shall not include the scheduled payment of principal on the Credit Obligations on the Maturity Date.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.
     “Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
     “Credit Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “Daily Euro Rate” means, for any day, the offered quotation to first-class banks in the London interbank market by the Danish Swing Line Lender for Euro overnight deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Danish Swing Line Loans denominated in Euro as of 11:00 a.m. (London time) on such date, provided that in the event the Administrative Agent has made any determination pursuant to Section 3.02 in respect of Danish Swing Line Loans denominated in Euros, or in the circumstances described in Section 3.03 in respect of Danish Swing Line Loans denominated in Euros, the Daily Euro Rate determined pursuant to this definition shall instead be the rate determined by Danish Swing Line Lender as the all-in-cost of funds for the Danish Swing Line Lender to fund Danish Swing Line Loans denominated in Euro.
     “Daily Euro Rate Loan” means a Danish Swing Line Loan that bears interest based on the Daily Euro Rate.
     “Daily Rate Loan” means a Danish Swing Line Loan that bears interest based on the Daily Euro Rate or the Daily Sterling Rate.
     “Daily Sterling Rate” means, for any day, the offered quotation to first-class banks in the London interbank market by the Danish Swing Line Lender for Sterling overnight deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Danish Swing Line

Loans denominated in Sterling as of 11:00 a.m. (London time) on such date, provided that in the event the Administrative Agent has made any determination pursuant to Section 3.02 in respect of Danish Swing Line Loans denominated in Sterling, or in the circumstances described in Section 3.03 in respect of Danish Swing Line Loans denominated in Sterling, the Daily Sterling Rate determined pursuant to this definition shall instead be the rate determined by Danish Swing Line Lender as the all-in-cost of funds for the Danish Swing Line Lender to fund Danish Swing Line Loans denominated in Sterling.
     “Daily Sterling Rate Loan” means a Danish Swing Line Loan that bears interest based on the Daily Sterling Rate.
     “Danish Borrower” means each Foreign Borrower incorporated under the laws of Denmark.
     “Danish Guarantor” means each Foreign Guarantor incorporated under the laws of Denmark.
     “Danish Kroner” means the lawful currency of Denmark.
     “Danish Loan Party” means any of the Danish Borrowers and the Danish Guarantors.
     “Danish Statutory Limitations” means Danish statutory provisions on unlawful financial assistance including, without limitation, Sections 115 and 115a of the Danish Act on Public Limited Liability Companies (Da: aktieselskabsloven).
     “Danish Swing Line Lender” means Banc of America Securities Limited, in its capacity as provider of Danish Swing Line Loans, or any successor in such capacity.
     “Danish Swing Line Loan” has the meaning specified in Section 2.06(a).
     “Danish Swing Line Loan Notice” means a notice of a Borrowing of Danish Swing Line Loans pursuant to Section 2.06(b), which, if in writing, shall be substantially in the form of Exhibit 2.06.
     “Danish Swing Line Sublimit” means an amount equal to the lesser of (a) US$10 million (as such amount may be increased or decreased from time to time by the Parent pursuant to Section 2.09(b)), (b) the Aggregate Swing Line Sublimit and (c) the Aggregate Revolving Commitments. The Danish Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, administration, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Rate” means (a) when used with respect to Credit Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, Daily Rate Loan or a BBR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate and any Mandatory Cost) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

     “Defaulting Lender” means, subject to Section 2.19(b), any Lender that, as reasonably determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three Business Days of the date required to be funded by it hereunder, (b) (i) has notified the Parent or the Administrative Agent that it does not intend to comply with its funding obligations hereunder or (ii) has made a public statement that it does not intend to comply with its funding obligations hereunder or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent, to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its funding obligations, unless such Lender notifies the Administrative Agent in writing that such failure is the result of, in the case of clauses (a), (b)(i) or (c), such Lender’s good faith determination that a condition precedent to funding set forth in Section 5.02 (specifically identified and with supporting facts) has not been satisfied, or, in the case of clause (b)(ii), such amount is the subject of a good faith dispute or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.
     “Designated Borrower Agreement” means (a) in the case of a Subsidiary that is a Guarantor, an agreement in substantially the form of Exhibit 2.17(c)-1 and (b) in the case of a Subsidiary that is not a Guarantor, an agreement in substantially the form of Exhibit 2.17(c)-2, in each case together with such changes thereto as the Administrative Agent and the Parent may agree.
     “Discontinued Operations Property” means, with respect to the Parent or any Subsidiary, any property that is used in the operations of a business line, unit or division of such Person which (a) has been or is being discontinued and (b) is reflected under the heading “discontinued operations” (or other similar heading) on the applicable financial statements of such Person.
     “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by the Parent or any Subsidiary (including the Equity Interests of any Subsidiary), including any Sale and Leaseback Transaction and any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (a) the disposition of inventory in the ordinary course of business; (b) the disposition of machinery and equipment no longer used or useful in the conduct of business of the Parent and its Subsidiaries in the ordinary course of business; (c) Permitted Intercompany Transfers; (d) the disposition of accounts receivable in connection with the collection or compromise thereof; (e) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Parent and its Subsidiaries; (f) the sale or disposition of Cash Equivalents for fair market value; (g) any sale, transfer or other disposition of Permitted Securitization Property by a Foreign Subsidiary to a SPV pursuant to any Permitted Securitization Transaction; (h) any sale, transfer or other disposition of Permitted Securitization Property by a SPV pursuant to any Permitted Securitization Transaction; and (i) any Involuntary Disposition. For purposes of clarification, (x) a Restricted Payment shall not constitute a Disposition and (y) an Investment shall not constitute a Disposition.
     “Domestic Borrowers” means, collectively, the Parent, Bright North America and each other Domestic Subsidiary of the Parent that becomes a Domestic Borrower after the Fourth Amendment Effective Date pursuant to Section 2.17(c).

     “Domestic Collateral Proceeds” has the meaning set forth in Section 9.03(a).
     “Domestic Guarantor” means, collectively, (a) each Domestic Borrower (with respect to Credit Extensions made to and other Obligations owing by the other Borrowers), (b) each Domestic Subsidiary identified as a “Domestic Guarantor” on the signature pages hereto and (c) each other Person that provides a guaranty of the Obligations after the Fourth Amendment Effective Date pursuant to Section 7.12 or otherwise, together with their successors and permitted assigns.
     “Domestic Guarantor Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 7.12 executed and delivered by a Domestic Subsidiary in accordance with the provisions of Section 7.12.
     “Domestic Loan Parties” means, collectively, the Domestic Borrowers and the Domestic Guarantors.
     “Domestic Security Agreement” means the Amended and Restated Security and Pledge Agreement dated as of the Fourth Amendment Effective Date executed in favor of the Administrative Agent by each of the Domestic Loan Parties.
     “Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.
     “Domestic Swing Line Lender” means Bank of America in its capacity as provider of Domestic Swing Line Loans, or any successor in such capacity.
     “Domestic Swing Line Loan” has the meaning specified in Section 2.04(a).
     “Domestic Swing Line Loan Notice” means a notice of a Borrowing or continuation of Domestic Swing Line Loans pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit 2.04.
     “Domestic Swing Line Sublimit” means an amount equal to the lesser of (a) $22 million (as such amount may be increased or decreased from time to time by the Parent pursuant to Section 2.09(b)), (b) the Aggregate Swing Line Sublimit and (c) the Aggregate Revolving Commitments. The Domestic Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.
     “Earn-Out Obligation” means the contingent obligation of a Person to make an “earn-out” payment in connection with such Person’s purchase, redemption, retirement or defeasance of an Equity Interest, or any similar payment obligation which is contingent upon the attainment of a specified level of sales, earnings, profits, or other similar kind of metric.
     “Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.06(b)(iii), (v), (vi), (vii) and (viii) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).
     “Eligible Equity” means, with respect to any Danish Loan Party:
     (a) with respect to up-stream and cross-stream liability, the distributable equity of such Danish Loan Party; and
     (b) with respect to down-stream liability, the equity of such Danish Loan Party;

     in each case calculated in accordance with the accounting principles as applied by such Danish Loan Party.
     “EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.
     “EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
     “Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     “Equity Issuance” means any issuance by the Parent of its Equity Interests to any Person other than (a) any issuance of its Equity Interests pursuant to the exercise of options or warrants, (b) any issuance of its Equity Interests pursuant to the conversion of any debt securities to equity or the conversion of any class of equity securities to any other class of equity securities, (c) any issuance of options or warrants relating to its Equity Interests, and (d) any issuance of its Equity Interests as consideration for an Acquisition.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Parent within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Parent or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Parent or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the institution by the PBGC of proceedings to terminate a Pension Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Parent or any ERISA Affiliate.
     “Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
     “Eurocurrency Base Rate” means:
     (a) for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and
     (b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for deposits in the relevant currency being delivered in the London or other offshore interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the date of determination in Same Day Funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market at their request at the date and time of determination.
     “Eurocurrency Rate” means (a) for any Interest Period with respect to any Eurocurrency Rate Loan, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurocurrency Base Rate for such Eurocurrency Rate Loan for such Interest Period by (ii) one minus the Eurocurrency Reserve Percentage for such Eurocurrency Rate Loan for such Interest Period and (b) for any day with respect to any Base Rate Loan bearing interest at a rate based on the Eurocurrency Rate, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurocurrency Base Rate for such Base Rate Loan for such day by (ii) one minus the Eurocurrency Reserve Percentage for such Base Rate Loan for such day.
     “Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Base Rate”. Eurocurrency Rate Loans may be denominated in US Dollars or in an Alternative Currency. All Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.
     “Eurocurrency Reserve Percentage” means, for any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan and for each outstanding Base Rate Loan bearing interest at a rate based on the Eurocurrency Rate shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.
     “Event of Default” has the meaning specified in Section 9.01.
     “Excluded Property” means:
     (a) with respect to any Domestic Loan Party, (i) any owned or leased real property (other than, in the case of leased real property, warehouse space and office space) to the extent the fair market value thereof that does not constitute Collateral does not exceed US$1 million, (ii) any owned or leased personal property which is located outside of the United States unless requested by the Administrative Agent in its commercially reasonable judgment, (iii) any personal property that either (A) the attachment or perfection of a Lien thereon is not governed by the Uniform Commercial Code or (B) a Lien thereon is not effected by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, unless requested by the Administrative Agent in its commercially reasonable judgment, (iv) the Equity Interests of any Foreign Subsidiary to the extent not required to be pledged to secure the Obligations pursuant to Section 7.14(a), (v) any property which, subject to the terms of Section 8.09, is subject to a Lien of the type described in Section 8.01(i) pursuant to documents which prohibit such Domestic Loan Party from granting any other Liens in such property; (vi) any lease, license, contract or other agreement if the grant of a security interest in such lease, license, contract or other agreement is prohibited under the terms of such lease, license, contract or other agreement or under applicable Law and would result in default thereunder, the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter (in a material adverse manner) such Domestic Loan Party’s rights, titles and interests thereunder; provided that such prohibition would not be reasonably likely to be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Law (and in the event of the termination, elimination or waiver of any such prohibition, such lease, license, contract or other agreement shall no longer be deemed Excluded Property); and (vii) any other property for which, in the reasonable judgment of the Administrative Agent, the expense of granting and perfecting a security interest therein under applicable Law is excessive given the value of such property; and
     (b) with respect to any Foreign Loan Party, (i) any owned or leased real property (other than, in the case of leased real property, warehouse space and office space) to the extent the fair market value thereof that does not constitute Collateral does not exceed US$1 million; (ii) personal property located at any individual location if the aggregate fair market value of such personal property does not exceed US$100,000, (iii) the Equity Interests of any Foreign Subsidiary

to the extent not required to be pledged to secure the Foreign Obligations pursuant to Section 7.14(a); (iv) any property which, subject to the terms of Section 8.09, is subject to a Lien of the type described in Section 8.01(i) pursuant to documents which prohibit such Foreign Loan Party from granting any other Liens in such property; (v) any lease, license, contract or other agreement if the grant of a security interest in such lease, license, contract or other agreement is prohibited under the terms of such lease, license, contract or other agreement or under applicable Law and would result in default thereunder, the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter (in a material adverse manner) such Foreign Loan Party’s rights, titles and interests thereunder; provided that such prohibition would not be reasonably likely to be rendered ineffective pursuant to any applicable Law (and in the event of the termination, elimination or waiver of any such prohibition, such lease, license, contract or other agreement shall no longer be deemed Excluded Property); (vi) any promissory note evidencing an Investment in a SPV and any Equity Interests of any SPV; (vii) any right to payment arising from the sale of goods or provision of services and any other contract rights, goods, security deposits or other rights specifically related to such right to payment which have been transferred or otherwise assigned to any SPV pursuant to a Permitted Securitization Transaction; (viii) any other property for which, in the reasonable judgment of the Administrative Agent, the expense of granting and perfecting a security interest therein under applicable Law is excessive given the value of such property; and (ix) in the case of any Danish Loan Party, any personal property owned by such Danish Loan Party other than IP Rights.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Loan Party is located and (c) except as provided in the following sentence, in the case of a Foreign Lender (other than an assignee pursuant to a request by the Parent under Section 11.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Loan Parties with respect to such withholding tax pursuant to Section 3.01(a). Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of a Foreign Subsidiary to any Lender hereunder or under any other Loan Document, provided that such Lender shall have complied with the last paragraph of Section 3.01(e).
     “Existing Letters of Credit” means, collectively, those letters of credit outstanding on the Closing Date and identified on Schedule 2.03.
     “Facilities” has the meaning specified in Section 6.09(a).
     “FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal

Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
     “Fee Letter” means the letter agreement dated as of September 8, 2010 among the Parent, the Administrative Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated (successor by merger to Banc of America Securities LLC).
     “First Amendment Effective Date” means July 31, 2007 (being the effective date of the First Amendment to this Agreement).
     “First Tier Foreign Subsidiary” means each Foreign Subsidiary that is owned directly by a Domestic Loan Party.
     “Flood Hazard Property” means any real property that is located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.
     “Foreign Borrowers” means, collectively, Bright Netherlands, Bright Australia, Bright Denmark and each other Foreign Subsidiary of the Parent that becomes a Foreign Borrower after the Fourth Amendment Effective Date pursuant to Section 2.17(c).
     “Foreign Credit Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Foreign Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Foreign Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “Foreign Guarantors” means, collectively, (a) each Foreign Borrower (with respect to Credit Extensions made to and other Foreign Obligations owing by the other Foreign Borrowers), (b) each Foreign Subsidiary identified as a “Foreign Guarantor” on the signature pages hereto and (c) each Foreign Subsidiary that provides a guaranty of all or any portion of the Foreign Obligations after the Fourth Amendment Effective Date pursuant to Section 7.12 or otherwise, in each case together with its successors and permitted assigns.
     “Foreign Lender” means, with respect to any Borrower, any Lender that is organized under the Laws of a jurisdiction other than that in which such Borrower is resident for tax purposes (including such a Lender when acting in the capacity of a L/C Issuer). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Loan Parties” means, collectively, the Foreign Borrowers and the Foreign Guarantors.
     “Foreign Swing Line Facility Reserve” means, at any time, the sum of (a) the amount of the Australian Swing Line Sublimit then in effect plus (b) the amount of the Danish Swing Line Sublimit then in effect plus (c) the aggregate of the International Swing Line Sublimit then in effect for all International Swing Line Facilities.

     “Foreign Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Foreign Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Foreign Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include (a) all obligations under any Swap Contract between any Foreign Subsidiary and any Secured Swap Provider that is permitted to be incurred pursuant to Section 8.03(d) and (b) all obligations under any Treasury Management Agreement between any Foreign Subsidiary and any Lender or Affiliate of a Lender.
     “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
     “Foreign Subsidiary Debt” means Indebtedness permitted under Section 8.03(f).
     “Foreign Subsidiary Guaranty Agreement” has the meaning specified in Section 7.12(b).
     “Fourth Amendment Effective Date” means November 23, 2010 (being the effective date of the Fourth Amendment to this Agreement).
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to a L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations relating to Letters of Credit issued by such L/C Issuer other than any such L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to a Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans made by such Swing Line Lender other than any such Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
     “Funded Indebtedness” means, as to any Person at a particular time, without duplication, the principal portion of all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all obligations for borrowed money, whether current or long-term (including the Credit Obligations) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
     (b) all purchase money indebtedness;
     (c) the principal portion of all obligations under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

     (d) the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
     (e) all obligations in respect of the deferred purchase price of property or services (except any trade account payable incurred in the ordinary course of business unless (i) such trade account payable remains outstanding beyond the date which is fixed for payment (whether such date is stated, fixed by course of dealing or otherwise) by more than 60 days or (ii) such Person is not in good faith disputing the payment thereof);
     (f) the Attributable Indebtedness of Capital Leases, Sale and Leaseback Transactions, Synthetic Leases, Securitization Transactions and Permitted Recourse Factoring Transactions;
     (g) all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Maturity Date in respect of any Equity Interests in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;
     (h) all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;
     (i) all Guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (h) above of another Person; and
     (j) all Funded Indebtedness of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent that Funded Indebtedness is expressly made non-recourse to such Person.
     Notwithstanding the foregoing, the term “Funded Indebtedness” shall not include any Earn-Out Obligation unless such Earn-Out Obligation is required to be reflected as indebtedness in accordance with GAAP.
     “FX Gains” means gains, whether realized or unrealized, relating to foreign exchange transactions and Swap Contracts.
     “FX Losses” means losses, whether realized or unrealized, relating to foreign exchange transactions and Swap Contracts.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.
     “German Guarantor” means each Foreign Guarantor incorporated in Germany as a limited liability company (GmbH).

     “German Parallel Debt Agreement” means the parallel debt agreement governed by German law entered into on or about the First Amendment Effective Date between Dangaard Telecom Germany GmbH and the Administrative Agent in its capacity as Security Agent.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
     “Guarantors” means, collectively, the Domestic Guarantors and the Foreign Guarantors.
     “Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders pursuant to Article IV.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Honor Date” has the meaning set forth in Section 2.03(c).
     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all Funded Indebtedness;
     (b) the Swap Termination Value of any Swap Contract;
     (c) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of any other Person; and

     (d) all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitees” has the meaning specified in Section 11.04(b).
     “Information” has the meaning specified in Section 11.07.
     “Intercreditor Agreements” means, collectively, the Bright India Intercreditor Agreement and each other intercreditor agreement entered into by the Administrative Agent and a creditor of any Loan Party in accordance with the terms of this Agreement.
     “Interest Payment Date” means (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date; (c) as to any BBR Loan, the last Business Day of each calendar month and the Maturity Date; and (d) as to any Daily Rate Loans, the last Business Day of each March, June, September and December and the Maturity Date.
     “Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date seven days or one, two, three or six months thereafter, as selected by the applicable Borrower in its Request for Credit Extension; provided that:
     (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c) no Interest Period shall extend beyond the Maturity Date.
     “Interim Financial Statements” means the unaudited consolidated balance sheet of the Parent and its Subsidiaries for the fiscal quarter ended September 30, 2010, and the related consolidated statements of income or operations and cash flows of the Parent and its Subsidiaries for such fiscal quarter, including the notes thereto.
     “Internal Revenue Code” means the Internal Revenue Code of 1986.
     “International Swing Line Facility” has the meaning specified in Section 2.07(a).
     “International Swing Line Facility Notice” has the meaning specified in Section 2.07(a).

     “International Swing Line Sublimit” has the meaning specified in Section 2.07(a).
     “International Swing Line Lender” has the meaning specified in Section 2.07(a).
     “International Swing Line Loan” has the meaning specified in Section 2.07(a).
     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, provided that any Investment shall be deemed reduced by the amount of distributions of cash or other property received by such Person on account of such Investment (including principal repayments on loans, advances and other debt, but excluding interest payments on loans, advances and other debt).
     “Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Parent or any Subsidiary.
     “IP Rights” has the meaning specified in Section 6.17.
     “IRS” means the United States Internal Revenue Service.
     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
     “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and any Borrower or any Subsidiary or in favor of the applicable L/C Issuer and relating to such Letter of Credit.
     “Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in US Dollars.
     “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans.
     “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

     “L/C Issuer” means (a) with respect to each Letter of Credit outstanding on the Fourth Amendment Effective Date, the issuer of such Letter of Credit, (b) with respect to each Letter of Credit issued after the Fourth Amendment Effective Date, Bank of America and (c) any successor issuer of Letters of Credit hereunder, in each case in its capacity as the issuer of the applicable Letter of Credit. The extension of the expiry date of, or other amendment to, a Letter of Credit issued by RBS shall be at the sole discretion of RBS (it being understood that (i) the Parent may request that Bank of America (or any successor issuer of Letters of Credit hereunder) issue a Letter of Credit in replacement of a Letter of Credit issued by RBS and (ii) that RBS is under no obligation to issue any additional Letters of Credit after the Fourth Amendment Effective Date).
     “L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including, but without duplication, all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
     “Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto and each other Person that becomes a “Lender” in accordance with this Agreement and their successors and assigns and, as the context requires, includes the Swing Line Lenders.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Parent and the Administrative Agent.
     “Letter of Credit” means any letter of credit or bank guaranty issued hereunder and shall include the Existing Letters of Credit. A letter of credit issued hereunder may be a commercial letter of credit or a standby letter of credit. Letters of Credit may be denominated in US Dollars or in an Alternative Currency.
     “Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the applicable L/C Issuer.
     “Letter of Credit Expiration Date” means the day that is thirty days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
     “Letter of Credit Fee” has the meaning specified in Section 2.03(i).
     “Letter of Credit Sublimit” means an amount equal to the lesser of (a) the Aggregate Revolving Commitments and (b) US$75 million. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

     “Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Revolving Loan or a Swing Line Loan.
     “Loan Documents” means this Agreement, each Note, each Issuer Document, each Designated Borrower Agreement, each Domestic Guarantor Joinder Agreement, each Foreign Subsidiary Guaranty Agreement, the Collateral Documents, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.18 and the Fee Letter. For purposes of clarification, the Bright India Loan Documents are not Loan Documents.
     “Loan Notice” means a notice of (a) a Borrowing of Revolving Loans, (b) a conversion of a Revolving Loan from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, in each case pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit 2.02.
     “Loan Parties” means, collectively, the Domestic Loan Parties and the Foreign Loan Parties.
     “Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01.
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Parent and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
     “Material Domestic Subsidiary” means any Domestic Subsidiary that has (a) revenues in excess of US$1 million for the period of the four fiscal quarters most recently ended for which the Loan Parties have delivered financial statements pursuant to Section 7.01(a) or (b) or (b) assets with an aggregate fair market value in excess of US$1 million as of the end of the four fiscal quarters most recently ended for which the Loan Parties have delivered financial statements pursuant to Section 7.01(a) or (b).
     “Material First Tier Foreign Subsidiary” means any First Tier Foreign Subsidiary that has (a) gross profits that exceed five percent (5%) of total gross profits of the Parent and its Subsidiaries on a consolidated basis for the period of one fiscal quarter most recently ended for which the Loan Parties have delivered financial statements pursuant to Section 7.01(a) or (b) or (b) assets with a book value that exceeds five percent (5%) of the book value of the total assets of the Parent and its Subsidiaries on a consolidated basis as of the end of the fiscal quarter most recently ended for which the Loan Parties have delivered financial statements pursuant to Section 7.01(a) or (b).
     “Material Foreign Subsidiary” means any Foreign Subsidiary (other than a Foreign Guarantor) that has (a) gross profits that exceed fifteen percent (15%) of total gross profits of the Parent and its Subsidiaries on a consolidated basis for the period of one fiscal quarter most recently ended for which the Loan Parties have delivered financial statements pursuant to Section 7.01(a) or (b) or (b) assets with a book value that exceeds fifteen percent (15%) of the book value of the total assets of the Parent and its Subsidiaries on a consolidated basis as of the end of the fiscal quarter most recently ended for which the Loan Parties have delivered financial statements pursuant to Section 7.01(a) or (b);
     provided that at all times the Loan Parties shall have (x) aggregate gross profits that exceed 50% of total gross profits of the Parent and its Subsidiaries on a consolidated basis as of the last day of either of the two fiscal quarters most recently ended for which the Loan Parties have delivered financial statements pursuant to Section 7.01(a) or (b) and (y) aggregate assets with a book value that exceeds 50%

of the book value of the total assets of the Parent and its Subsidiaries on a consolidated basis as of the last day of either of the two fiscal quarters most recently ended for which the Loan Parties have delivered financial statements pursuant to Section 7.01(a) or (b), and, to the extent necessary to meet such requirement, the Parent shall within thirty (30) days after delivery of the Compliance Certificate for the applicable fiscal quarter (or such later date as the Administrative Agent may agree in writing) designate one or more Foreign Subsidiaries as Material Foreign Subsidiaries in writing to the Administrative Agent (notwithstanding that such Foreign Subsidiaries would not otherwise meet the tests set forth in clauses (a) and (b) above) such that immediately after such designation the Loan Parties will satisfy such requirement.
     “Material Indebtedness” means, collectively, (a) Indebtedness under the Bright India Loan Documents and (b) any other Indebtedness (other than Indebtedness hereunder, Indebtedness under Swap Contracts and intercompany Indebtedness permitted under Section 8.03) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount.
     “Maturity Date” means November 23, 2015; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Mortgage Indebtedness Issuance” means the issuance or incurrence by the Parent or any Subsidiary of Indebtedness permitted under Section 8.03(e)(iii).
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Parent or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Parent or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
     “Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by the Parent or any Subsidiary in respect of any Sale and Leaseback Transaction or Mortgage Indebtedness Issuance net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof and (c) in the case of any Sale and Leaseback Transaction, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related property; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by the Parent or any Subsidiary in any Sale and Leaseback Transaction or Mortgage Indebtedness Issuance.
     “New Zealand Dollar” means the lawful currency of New Zealand.
     “Non Qualifying Parent Company” means any parent company other than a Qualifying Parent.
     “Note” has the meaning specified in Section 2.14(a).
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The term “Obligations” shall also include (a) all obligations under any Swap Contract between the Parent or any Subsidiary and any Secured Swap Provider that is permitted to be incurred pursuant to Section 8.03(d), (b) all obligations under any Treasury Management Agreement between the Parent or any Subsidiary and any Lender or Affiliate of a Lender and (c) all obligations of Bright India under the Bright India Loan Documents up to the maximum principal amount permitted by Section 8.03(f)(ii).
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Outstanding Amount” means (i) with respect to any Loans on any date, the US Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the US Dollar Equivalent of the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.
     “Overnight Rate” means, for any day, (a) with respect to any amount denominated in US Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the applicable L/C Issuer or the applicable Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.
     “Parent” has the meaning specified in the introductory paragraph hereto.
     “Participant” has the meaning specified in Section 11.06(d).
     “Participating Member State” means each state so described in any EMU Legislation.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Pension Act” means the Pension Protection Act of 2006.

     “Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Internal Revenue Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.
     “Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Parent and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code.
     “Permitted Acquisitions” means Investments consisting of an Acquisition by the Parent or any Subsidiary, provided that (a) the property acquired (or the property of the Person acquired) in such Acquisition is ancillary to, reasonably related to, or used or useful in, the same or a similar line of business as the Parent and its Subsidiaries were engaged in on the Fourth Amendment Effective Date (or any reasonable extensions or expansions thereof) or constitutes Discontinued Operations Property, (b) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (c) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto), (d) if such transaction involves the purchase of an interest in a partnership between a Loan Party as a general partner and entities unaffiliated with the Parent as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate holding company directly or indirectly wholly-owned by such Loan Party newly formed for the sole purpose of effecting such transaction, and (e) if the aggregate cash and non-cash consideration for such Acquisition exceeds $1 million, the Parent shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a Pro Forma Basis, (i) the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 as of the most recent fiscal quarter end for which the Loan Parties were required to deliver financial statements pursuant to Section 7.01(a) or (b) and (ii) the Consolidated Leverage Ratio would not exceed 2.50:1.0 as of the most recent fiscal quarter end for which the Loan Parties were required to deliver financial statements pursuant to Section 7.01(a) or (b).
     “Permitted Factoring Property” means accounts receivable owing to any Foreign Subsidiary (other than a Foreign Borrower) and any other assets of any Foreign Subsidiary (other than a Foreign Borrower) that are customarily transferred or in respect of which security interests are customarily granted in connection with factoring transactions involving accounts receivable.
     “Permitted Factoring Transactions” means Permitted Non-Recourse Factoring Transactions and Permitted Recourse Factoring Transactions.
     “Permitted Intercompany Investments” means any of the following: (a) Investments by any Domestic Loan Party in any other Domestic Loan Party; (b) Investments by any Foreign Subsidiary in any other Foreign Subsidiary, provided that any Indebtedness loaned or advanced by any Foreign Subsidiary that is not a Foreign Loan Party to any Foreign Loan Party pursuant to this clause (b) shall be subordinated in right of payment to the prior payment of the Foreign Obligations on terms and conditions set forth in Exhibit 8.02; (c) Investments by the Parent or any Domestic Subsidiary in any Foreign Borrower, provided that the proceeds of such Investment are used solely to repay Foreign Credit Obligations; (d) Investments by the Parent or any Domestic Subsidiary in any Foreign Subsidiary, provided that such Investment consists solely of the net cash proceeds of the issuance of Equity Interests by the Parent or Subordinated Indebtedness; (e)

other Investments by the Parent or any Domestic Subsidiary in any Foreign Subsidiary, provided that the aggregate principal amount of such Investments shall not at any time exceed (i) US$25 million plus (ii) up to US$25 million consisting solely of payment by the Parent of corporate overhead expenses on behalf of Foreign Subsidiaries; and (f) Investments by any Foreign Subsidiary in any Domestic Loan Party, provided that any Indebtedness issued by any Domestic Loan Party to any Foreign Subsidiary that is not a Foreign Borrower pursuant to this clause (f) shall be subordinated in right of payment to the prior payment of the Obligations on terms and conditions set forth in Exhibit 8.02. Notwithstanding the foregoing, (x) any Investment in a Foreign Subsidiary or a SPV pursuant to, in connection with or in contemplation of a Permitted Securitization Transaction or a Permitted Factoring Transaction shall not be a Permitted Intercompany Investment and (y) an Investment by way of a loan or advance to a German Guarantor shall be a Permitted Intercompany Investment only if, in addition to such Investment meeting the requirements of one of clauses (a) through (f) of the foregoing sentence, such Investment is subordinated within the meaning of § 39 para. 2 German Insolvency Code.
     “Permitted Intercompany Transfers” means (a) dispositions of property by any Domestic Loan Party to any other Domestic Loan Party; (b) dispositions of Equity Interests in Foreign Subsidiaries to the Parent or any other Subsidiary; (c) dispositions of property by any Foreign Subsidiary to any other Foreign Subsidiary, provided that that any Indebtedness loaned or advanced by any Foreign Subsidiary that is not a Foreign Loan Party to any Foreign Loan Party as consideration for any disposition pursuant to this clause (c) shall be subordinated in right of payment to the prior payment of the Foreign Obligations on terms and conditions set forth in Exhibit 8.02; (d) dispositions of property by the Parent or any Domestic Subsidiary to any Foreign Subsidiary (it being understood that if the consideration paid in connection therewith is (i) not cash or Cash Equivalents paid contemporaneous with consummation of such disposition, such consideration shall be deemed an Investment in such Foreign Subsidiary and (ii) less than the fair market value of the property subject thereto, then such difference shall be deemed an Investment in such Foreign Subsidiary; provided that this clause (d) shall not apply to any transfer permitted under clause (b) of this definition), (e) dispositions of property by any Foreign Subsidiary to the Parent or any Domestic Subsidiary, provided that that any Indebtedness issued by the Parent or any Domestic Subsidiary to any Foreign Subsidiary that is not a Foreign Borrower as consideration for any disposition pursuant to this clause (e) shall be subordinated in right of payment to the prior payment of the Obligations on terms and conditions set forth in Exhibit 8.02 (it being understood that if the consideration paid in connection therewith exceeds the fair market value of the property subject thereto, then such excess shall be deemed an Investment in such Foreign Subsidiary) and (f) the cancellation or forgiveness in the ordinary course of business of intercompany Indebtedness permitted under Section 8.03 (other than Indebtedness loaned or advanced by the Parent or any Domestic Subsidiary to any Foreign Subsidiary). Notwithstanding the foregoing, the sale, transfer or other disposition of any property to a Foreign Subsidiary or a SPV pursuant to, in connection with or in contemplation of a Permitted Securitization Transaction or a Permitted Factoring Transaction shall not be a Permitted Intercompany Transfer.
     “Permitted Liens” means, at any time, Liens in respect of property of the Parent or any Restricted Subsidiary permitted to exist at such time pursuant to the terms of Section 8.01.
     “Permitted Non-Recourse Factoring Transactions” means any sale of Permitted Factoring Property by any Foreign Subsidiary (other than a Foreign Borrower) pursuant to a factoring arrangement, provided that such sale is non-recourse to the Parent or any Subsidiary.
     “Permitted Recourse Factoring Transactions” means any sale of Permitted Factoring Property by any Foreign Subsidiary (other than a Foreign Borrower) pursuant to a factoring arrangement that is recourse to such Foreign Subsidiary.

     “Permitted Securitization Property” means accounts receivable owing to any Foreign Subsidiary and any other assets of any Foreign Subsidiary (other than a Foreign Borrower) that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.
     “Permitted Securitization Transaction” means any Securitization Transaction provided that (a) neither the Parent nor any Domestic Subsidiary shall have any obligation or liability with respect thereto, (b) no Foreign Subsidiary shall have any obligation or liability with respect thereto except for Standard Securitization Obligations and (c) neither the Parent nor any Subsidiary shall have any obligation to maintain or preserve the SPV’s financial condition or to cause the SPV to achieve certain levels of operating results.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Parent or any ERISA Affiliate or any such Plan to which the Parent or any ERISA Affiliate is required to contribute on behalf of any of its employees.
     “Platform” has the meaning specified in Section 7.02.
     “Prime Rate” means the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Pro Forma Basis” means, with respect to any transaction, that for purposes of calculating the financial covenants set forth in Section 8.11 (including for purposes of determining the Applicable Rate) such transaction shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which the Parent was required to deliver financial statements pursuant to Section 7.01(a) or (b). In connection with the foregoing, (a) with respect to any Acquisition, income statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Parent and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent, and (b) with respect to any Disposition or Involuntary Disposition, income statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction.
     “Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Parent containing reasonably detailed calculations of the financial covenants set forth in Section 8.11 as of the most recent fiscal quarter end for which the Loan Parties were required to deliver financial statements pursuant to Section 7.01(a) or (b) after giving effect to the applicable transaction on a Pro Forma Basis.
     “Proposed Real Property Acquisitions” has the meaning specified in the definition of “Consolidated Capital Expenditures”.
     “Public Lender” has the meaning specified in Section 7.02.

     “Qualifying Parent Company” means a parent company which is incorporated under the laws of any member state of the European Union (EU) or the European Economic Area (EEA) and which is an entity to which the First Council Directive 68/151/EEC of 9 March 1968 applies.
     “RBS” means The Royal Bank of Scotland N.V., formerly known as ABN AMRO Bank N.V.
     “Receivables Financing Amount” means the sum of (a) the Attributable Indebtedness of Permitted Securitization Transactions plus (b) the Attributable Indebtedness of Permitted Recourse Factoring Transactions plus (c) the aggregate net book value of all of the accounts receivable subject to Permitted Non-Recourse Factoring Transactions.
     “Receivables Financings” means Permitted Securitization Transactions and Permitted Factoring Transactions.
     “Register” has the meaning specified in Section 11.06(c).
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.
     “Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Borrowing or a continuation of Swing Line Loans, a Swing Line Loan Notice.
     “Required Lenders” means, at any time, Lenders holding in the aggregate more than 50% of (a) the unfunded Commitments and the outstanding Loans, L/C Obligations and participations therein or (b) if the Commitments have been terminated, the outstanding Loans, L/C Obligations and participations therein. The unfunded Commitments of, and the outstanding Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Responsible Officer” means the chief or principal executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party (and, in the case of Bright Australia, the directors and company secretaries) and any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

     “Restricted Subsidiary” means, collectively, (a) each Domestic Subsidiary, (b) each Foreign Borrower, (c) each Foreign Guarantor and (d) any Foreign Subsidiary that is not a Foreign Loan Party and that has either (i) gross profits that exceed ten percent (10%) of total gross profits of the Parent and its Subsidiaries on a consolidated basis for any period of four consecutive fiscal quarters or (ii) assets that exceed ten percent (10%) of total assets of the Parent and its Subsidiaries on a consolidated basis as of the last day of any fiscal quarter. If any Subsidiary becomes a Restricted Subsidiary under clause (d) above and as of the end of any fiscal quarter thereafter would not constitute a Restricted Subsidiary under any of clauses (a) through (d) of this definition, then such Subsidiary shall no longer be deemed a Restricted Subsidiary (provided that such Subsidiary shall be deemed a Restricted Subsidiary if at any time thereafter it meets any of the criteria in clauses (a) through (d) of this definition).
     “Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the US Dollar Equivalent of the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in any documentation executed by such Lender pursuant to Section 2.01(b), as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
     “Revolving Loan” has the meaning specified in Section 2.01(a).
     “Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent or any Swing Line Lender shall determine; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by a L/C Issuer under any Letter of Credit denominated in an Alternative Currency and (iv) such additional dates as the Administrative Agent or any L/C Issuer shall determine.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
     “Sale and Leaseback Transaction” means, with respect to any Person, any arrangement, directly or indirectly, whereby such Person shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, to another Person and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
     “Same Day Funds” means (a) with respect to disbursements and payments in US Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent, the applicable Swing Line Lender or the applicable L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

     “Secured Swap Provider” means (a) any Person that is a Lender or Affiliate of a Lender on the date such Person enters into a Swap Contract with the Parent or any Subsidiary or (b) any other Person counterparty to a Swap Contract with the Parent or any Subsidiary provided or arranged by a Lender or Affiliate of a Lender and any assignee of such Person.
     “Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person (each, a “SPV”), but specifically excluding any factoring arrangement.
     “Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature in the ordinary course of business, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time and that is located in North America or Europe.
     “Spot Rate” for a currency means the rate determined by the Administrative Agent, the applicable Swing Line Lender or the applicable L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent, the applicable Swing Line Lender or the applicable L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent, the applicable Swing Line Lender or the applicable L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the applicable L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.
     “SPV” has the meaning specified in the definition of “Securitization Transaction” set forth in Section 1.01.
     “Standard Securitization Obligations” means representations, warranties, covenants, indemnities and other obligations of any Foreign Subsidiary (other than a Foreign Borrower) that are customary in asset securitization transactions involving accounts receivable.
     “Sterling” means the lawful currency of the United Kingdom.

     “Subordinated Indebtedness” means any Indebtedness of the Parent or any Subsidiary which by its terms is expressly subordinated to the Obligations in a manner and to an extent reasonably satisfactory to the Administrative Agent.
     “Subordinated Indebtedness Documents” means all documents, agreements and instruments governing or otherwise relating to any Subordinated Indebtedness.
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.
     “Subsidiary Borrower” means each Borrower other than the Parent.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Swedish Krona” means the lawful currency of Sweden.
     “Swing Line Lenders” means, collectively, the Domestic Swing Line Lender, the Australian Swing Line Lender, the Danish Swing Line Lender and each International Swing Line Lender.
     “Swing Line Loan Notice” means a Domestic Swing Line Loan Notice, an Australian Swing Line Loan Notice, a Danish Swing Line Notice and any notice of borrowing delivered by a Borrower under an International Swing Line Facility, as applicable.
     “Swing Line Loans” means, collectively, the Domestic Swing Line Loans, the Australian Swing Line Loans, the Danish Swing Line Loans and the International Swing Line Loans.
     “Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.
     “TARGET Day” means any day on which the Trans- European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Threshold Amount” means US$10 million.
     “Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, all Swing Line Loans and all L/C Obligations.
     “Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.
     “Type” means, with respect to any Loan, its character as a Base Rate Loan, a Eurocurrency Rate Loan, a Daily Rate Loan or a BBR Rate Loan.
     “United States” and “U.S.” mean the United States of America.
     “US Dollar” and “US$” mean lawful money of the United States.
     “US Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in US Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in US Dollars as determined by the Administrative Agent, the applicable Swing Line Lender or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of US Dollars with such Alternative Currency.
     “Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
     “Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.
     “Wholly Owned Subsidiary” means any Person 100% of whose Equity Interests are at the time owned by the Parent directly or indirectly through other Persons 100% of whose Equity Interests are at the time owned, directly or indirectly, by the Parent.

1.02 Other Interpretive Provisions.
     With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible, assets and properties, including cash, securities, accounts and contract rights.
     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     (d) In this Agreement, where it relates to a Dutch entity, a reference to:
(i)	a winding-up, administration or dissolution includes a Dutch entity being:
(A)	declared bankrupt (failliet verklaard); or

(B)	dissolved (ontbonden);
(ii)	a moratorium or rearrangement includes surseance van betaling;

(iii)	insolvency includes a bankruptcy, a moratorium and the issue of a notice under section 36(2) of the Dutch 1990 Tax Collection Act (Invorderingswet 1990);

(iv)	a trustee in bankruptcy includes a curator;

(v)	an administrator includes a bewindvoerder;

(vi)	“security” includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(vii)	an attachment includes a beslag; and

(viii)	a subsidiary includes a dochtermaatschappij as defined in Article 2:24a of the Dutch Civil Code.
1.03 Accounting Terms; Changes in GAAP; Calculations of Financial Covenants on a Pro Forma Basis.
     (a) Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
     (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Parent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Parent shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Parent shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     (c) Calculations of Financial Covenants on a Pro Forma Basis. Notwithstanding the above, the parties hereto acknowledge and agree that (i) all calculations of the financial covenants in Section 8.11 (including for purposes of determining the Applicable Rate) shall be made on a Pro Forma Basis for all Acquisitions, Dispositions and Involuntary Dispositions that occurred during the applicable period and (ii) for purposes of all calculations of the financial covenants in Section 8.11 (including for purposes of determining the Applicable Rate), the calculation of Consolidated EBITDA for the applicable period shall be adjusted to reflect the pro forma effect of credible synergies between the operations of the Parent and its Subsidiaries, on the one hand, and the Person or property acquired in an Acquisition during the applicable period, on the other hand, to the extent set forth in reasonable detail in a certificate signed by the chief or principle executive officer, chief financial officer, treasurer or controller of the Parent submitted to the Administrative Agent and/or the Lenders and approved in writing by the Administrative Agent or the Required Lenders. All references herein to consolidated financial statements of the Parent and its Subsidiaries or to the determination of any amount for the Parent and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Parent is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.
     (d) Clarification Regarding Consolidation. For purposes of clarification, in each instance in this Agreement and the other Loan Documents where the term “consolidated” or “consolidating” is used, such term refers the Parent and its Subsidiaries on a consolidated or consolidating basis, as applicable.
1.04 Rounding.
Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05 Exchange Rates; Currency Equivalents.
     (a) The Administrative Agent, the applicable Swing Line Lender or the applicable L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating US Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than US Dollars) for purposes of the Loan Documents shall be such US Dollar Equivalent amount as so determined by the Administrative Agent, the applicable Swing Line Lender or the applicable L/C Issuer, as applicable.
     (b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in US Dollars, but such Borrowing, conversion, continuation or prepayment or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such US Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent, the applicable Swing Line Lender or the applicable L/C Issuer, as the case may be.
1.06 Additional Alternative Currencies.
     (a) The Parent may from time to time request that Revolving Loans and/or Domestic Swing Line Loans be made, and/or Letters of Credit be issued, in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than US Dollars) that is readily available and freely transferable and convertible into US Dollars. In the case of any such request with respect to the making of Revolving Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders; in the case of any such request with respect to the making of Domestic Swing Line Loans, such request shall be subject to the approval of the Administrative Agent and the Domestic Swing Line Lender; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuers.
     (b) Any such request pertaining to Revolving Loans shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent). Any such request pertaining to Domestic Swing Line Loans and Letters of Credit shall be made to the Administrative Agent not later than 11:00 a.m., ten (10) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent). In the case of any such request pertaining to Revolving Loans, the Administrative Agent shall promptly notify each Lender thereof; in the case of any such request pertaining to Domestic Swing Line Loans, the Administrative Agent shall promptly notify the Domestic Swing Line Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuers thereof. Each Lender (in the case of any such request pertaining to Revolving Loans), the Domestic Swing Line Lender (in the case of any such request pertaining to Domestic Swing Line Loans) or the L/C Issuers (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Loans, the making of Domestic Swing Line Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.
     (c) Any failure by a Lender, the Domestic Swing Line Lender or a L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding Section shall be deemed to be a refusal by such Lender, the Domestic Swing Line Lender or such L/C Issuer, as the case may be, to permit Revolving Loans or Domestic Swing Line Loans to be made, or Letters of Credit to be issued by such L/C Issuer, as the case may be, in such requested currency. If the Administrative Agent and each Lender consent to making Revolving Loans in such requested currency, the Administrative Agent shall so notify the Parent and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Revolving Loans; if the Administrative Agent and the Domestic Swing Line Lender consent to the making of Domestic Swing Line Loans in such requested currency, the Administrative Agent shall so notify the Parent and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Domestic Swing Line Loans; and if the Administrative Agent and any L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Parent and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances by the L/C Issuer that consented to such currency (but shall not be an Alternative Currency for purposes of any Letter of Credit issued by any L/C Issuer that did not consent to such currency). If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Parent. Any specified currency of an Existing Letter of Credit that is neither US Dollars nor one of the Alternative Currencies specifically listed in the definition of “Alternative Currency” shall be deemed an Alternative Currency with respect to such Existing Letter of Credit only.
1.07 Change of Currency.
     (a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.
     (b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
     (c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
1.08 Times of Day.
     Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.09 Letter of Credit Amounts.
     Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the US Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the US Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01 Revolving Loans.
     (a) Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrowers in US Dollars or in one or more Alternative Currencies from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments; and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment; and provided further that the availability of the Aggregate Revolving Commitments at any time shall be reduced by the amount of the Foreign Swing Line Facility Reserve. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.08, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Eurocurrency Rate Loans, or a combination thereof, as further provided herein.
     (b) Increases of the Aggregate Revolving Commitments. The Borrower shall have the right, upon at least five Business Days’ prior written notice to the Administrative Agent, to increase the Aggregate Revolving Commitments by up to $100 million in the aggregate in one or more increases at any time, subject, however, in any such case, to satisfaction of the following conditions precedent:

     (i) no Default shall have occurred and be continuing on the date on which such increase is to become effective;
     (ii) such increase shall be in a minimum amount of $25 million and in integral multiples of $1 million in excess thereof (or such lesser amounts as the Administrative Agent may agree);
     (iii) such increase shall be effective only upon receipt by the Administrative Agent of (x) additional Revolving Commitments in a corresponding amount of such requested increase from either existing Lenders and/or one or more banks and other financial institutions that qualify as Eligible Assignees (it being understood and agreed that no existing Lender shall be required to provide an additional Revolving Commitment) and (y) documentation from each bank and financial institution providing an additional Revolving Commitment evidencing its additional Revolving Commitment and its obligations under this Agreement in form and substance acceptable to the Administrative Agent;
     (iv) the Administrative Agent shall have received all documents (including resolutions of the board of directors of the Borrowers and the Guarantors and opinions of counsel to the Borrowers and the Guarantors) it may reasonably request relating to the corporate or other necessary authority for such increase and the validity of such increase in the Aggregate Revolving Commitments, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent; and
     (v) if any Revolving Loans are outstanding at the time of the increase in the Aggregate Revolving Commitments, the Borrower shall, if applicable, prepay one or more existing Revolving Loans (such prepayment to be subject to Section 3.05) in an amount necessary such that after giving effect to the increase in the Aggregate Revolving Commitments, each Lender will hold its pro rata share (based on its Applicable Percentage of the increased Aggregate Revolving Commitments) of outstanding Revolving Loans.
2.02 Borrowings, Conversions and Continuations of Revolving Loans.
     (a) Each Borrowing of a Revolving Loan, each conversion of a Revolving Loan from one Type to the other, and each continuation of a Revolving Loan that is Eurocurrency Rate Loans shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Eurocurrency Rate Loans denominated in US Dollars or of any conversion of Eurocurrency Rate Loans denominated in US Dollars to Base Rate Loans, (ii) three Business Days (or four Business Days in the case of (1) a Special Notice Currency, (2) Australian Dollars, (3) New Zealand Dollars and (4) if required by the Administrative Agent, each other currency approved in accordance with Section 1.06) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies and (iii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the applicable Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower. Each Borrowing of, conversion to or continuation of a Revolving Loan that is a Eurocurrency Rate Loan shall be in a principal amount of US$2,500,000 or a whole multiple of US$500,000 in excess thereof. Except as provided in Sections 2.03(c), 2.04(c), 2.05(c), 2.06(c) and 2.07(c), each Borrowing of Base Rate Loans or conversion of a Revolving Loan that is a Eurocurrency Rate Loan to a Base Rate Loan shall be in a principal amount of US$250,000 or a whole multiple of US$250,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i)

whether the applicable Borrower is requesting a Borrowing of a Revolving Loan, a conversion of a Revolving Loan from one Type to the other, or a continuation of a Revolving Loan that is a Eurocurrency Rate Loan, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount to be borrowed, converted or continued, (iv) the Type of the Revolving Loan to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, and (vi) the currency of the Revolving Loan to be borrowed. If the applicable Borrower fails to specify a currency in a Loan Notice requesting a Borrowing, then the Loan so requested shall be made in US Dollars. If the applicable Borrower fails to specify a Type of a Loan in a Loan Notice, then the applicable Loans shall be made as Base Rate Loans in the case of a request for a Loan denominated in US Dollars or as a Eurocurrency Rate Loan with an Interest Period of one month in the case of a request for a Loan denominated in an Alternative Currency. If the applicable Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any such automatic conversion to Base Rate Loans or continuation as Eurocurrency Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the applicable Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.
     (b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount (and currency) of its Applicable Percentage of the requested Loans, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in a currency other than US Dollars, in each case as described in the preceding subsection. In the case of a Borrowing, each applicable Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Loan denominated in US Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan denominated in an Alternative Currency, in each case on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the applicable Borrower; provided, however, that if, on the date the Loan Notice with respect to a Borrowing of Revolving Loans is given by the Borrower, there are L/C Borrowings outstanding in the same currency as the requested Borrowing, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings and second, shall be made available to the applicable Borrower as provided above.
     (c) During the existence of a Default, the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into US Dollars in the amount of the US Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.
     (d) The Administrative Agent shall promptly notify the Parent and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Parent and the Lenders of any change in the Prime Rate promptly following the public announcement of such change.
     (e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than fifteen (15) Interest Periods in effect with respect to Revolving Loans.
2.03 Letters of Credit.
     (a) The Letter of Credit Commitment.
     (i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in US Dollars or in one or more Alternative Currencies for the account of any Borrower or any Subsidiary, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of any Borrower or any Subsidiary and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (x) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment and (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit; and provided further that the availability of the Aggregate Revolving Commitments at any time shall be reduced by the amount of the Foreign Swing Line Facility Reserve. Each request by any Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by such Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the provisos to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
     (ii) No L/C Issuer shall issue any Letter of Credit if:
     (A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or
     (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.
(iii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:
     (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such

Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Fourth Amendment Effective Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Fourth Amendment Effective Date and which such L/C Issuer in good faith deems material to it;
     (B) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to borrowers generally;
     (C) except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than US$100,000;
     (D) except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is to be denominated in a currency other than US Dollars or an Alternative Currency;
     (E) such L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;
     (F) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
     (G) any Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.19(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.
     (iv) No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
     (v) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
     (vi) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included such L/C

Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.
     (vii) Subject to the discretion permitted to the L/C Issuers under Section 7.02 of the ISP, or under the analogous rules, if any, of the Uniform Customs and Practice for Documentary Credits, each L/C Issuer shall cancel any Letter of Credit issued by it promptly following its receipt from the beneficiary thereof of its consent to such cancellation, and shall promptly notify the applicable Borrower of such receipt and such cancellation.
     (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
     (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of a Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrower. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least five (5) Business Days (or such later date and time as the Administrative Agent and the applicable L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) if such Letter of Credit is to be issued for the account of a Subsidiary for such Borrower, the name of such Subsidiary; (H) if such Letter of Credit is to state a specific date for presentation in the event the last day for presentation at the place for presentation stated in such Letter of Credit is for any reason closed and (I) such other matters as the applicable L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the applicable L/C Issuer may require. Additionally, the applicable Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable L/C Issuer or the Administrative Agent may require.
     (ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, the applicable L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not be satisfied, then, subject to the terms and conditions hereof, the applicable L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the applicable L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of

Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.
     (iii) If the applicable Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the applicable L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the applicable Borrower shall not be required to make a specific request to the applicable L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the applicable L/C Issuer shall not permit any such extension if (A) the applicable L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Parent that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each case directing the applicable L/C Issuer not to permit such extension.
     (iv) If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the applicable L/C Issuer, the applicable Borrower shall not be required to make a specific request to the applicable L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the applicable L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the applicable L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or any Loan Party that one or more of the applicable conditions specified in Section 5.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the applicable L/C Issuer not to permit such reinstatement.
     (v) If the applicable Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer will state in the applicable Letter of Credit that if on the last day for presentation the place for presentation stated in such Letter of Credit is for any reason closed and presentation is not timely made because of the closure, then the last day for presentation shall automatically be extended to the next calendar day (or such other day as the applicable Borrower may request) after the place for presentation re-opens for business.
     (vi) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
     (c) Drawings and Reimbursements; Funding of Participations.
     (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the applicable L/C Issuer shall notify the applicable Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the applicable Borrower shall reimburse the applicable L/C Issuer in such Alternative Currency, unless (A) the applicable L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in US Dollars, or (B) in the absence of any such requirement for reimbursement in US Dollars, the applicable Borrower shall have notified the applicable L/C Issuer promptly following receipt of the notice of drawing that the applicable Borrower will reimburse the applicable L/C Issuer in US Dollars. In the case of any such reimbursement in US Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable L/C Issuer shall notify the applicable Borrower of the US Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the date of any payment by the applicable L/C Issuer under a Letter of Credit to be reimbursed in US Dollars, or the Applicable Time on the date of any payment by the applicable L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the applicable Borrower shall reimburse the applicable L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. If the applicable Borrower fails to so reimburse the applicable L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in US Dollars in the amount of the US Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the applicable Borrower shall be deemed to have requested a Borrowing of Revolving Loans in US Dollars that are Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments. Any notice given by the applicable L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
     (ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer, in US Dollars, at the Administrative Agent’s Office for US Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each

Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer in US Dollars.
     (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
     (iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the applicable L/C Issuer.
     (v) Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the applicable L/C Issuer, the Parent, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the applicable Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the applicable Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by the applicable L/C Issuer under any Letter of Credit, together with interest as provided herein.
     (vi) If any Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the applicable L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the applicable L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the applicable L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

     (d) Repayment of Participations.
     (i) At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the applicable L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the applicable Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in US Dollars and in the same funds as those received by the Administrative Agent.
     (ii) If any payment received by the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the applicable L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the applicable L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Obligations Absolute. The obligation of the applicable Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
     (i) any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;
     (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Parent or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
     (iv) any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

     (v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Parent or any Subsidiary or in the relevant currency markets generally; or
     (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Parent or any Subsidiary.
The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the such Borrower’s instructions or other irregularity, such Borrower will immediately notify the applicable L/C Issuer. The Loan Parties shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.
     (f) Role of L/C Issuer. Each Lender and the Loan Parties agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the applicable L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the applicable L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders, the Required Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Loan Parties hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude any Loan Party from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the applicable L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the applicable L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Loan Parties may have a claim against the applicable L/C Issuer, and the applicable L/C Issuer may be liable to the Loan Parties, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Loan Parties which the Loan Parties prove were caused by the applicable L/C Issuer’s willful misconduct or gross negligence or the applicable L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the applicable L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
     (g) [Reserved.]
     (h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the applicable Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.
     (i) Letter of Credit Fees. Each Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, in US Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit issued for the account of such Borrower (or a Subsidiary of such Borrower) equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit and on the Maturity Date and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, all Letter of Credit Fees shall accrue at the Default Rate (i) upon the request of the Required Lenders while any Event of Default exists and (ii) at any time that the interest on the Loans is based on the Default Rate.
     (j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. Each Borrower shall pay directly to each L/C Issuer for its own account, in US Dollars, (i) a fronting fee with respect to each commercial Letter of Credit issued by such L/C Issuer for the account of such Borrower (or a Subsidiary of such Borrower), at the rate specified in the Fee Letter, in the case of Letters of Credit issued by Bank of America, or the rate agreed to by the Parent and RBS, in the case of Letters of Credit issued by RBS,, computed on the US Dollar Equivalent of the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) a fronting fee with respect to any amendment of a commercial Letter of Credit issued by such L/C Issuer for the account of such Borrower (or a Subsidiary of such Borrower) increasing the amount of such Letter of Credit, at a rate separately agreed between such Borrower and the applicable L/C Issuer, computed on the US Dollar Equivalent of the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) a fronting fee with respect to each standby Letter of Credit issued by such L/C Issuer for the account of such Borrower (or a Subsidiary of such Borrower), at the rate per annum specified in the Fee Letter, in the case of Letters of Credit issued by Bank of America, or the rate agreed to by the Parent and RBS, in the case of Letters of Credit issued by RBS, computed on the US Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit and on a quarterly basis in arrears and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit and on the Maturity Date. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. In addition, each Borrower shall pay directly to the applicable L/C Issuer for its own account, in US Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
     (k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
     (l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower that requests such Letter of Credit shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of its Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
2.04 Domestic Swing Line Facility.
     (a) Domestic Swing Line Loans. Subject to the terms and conditions set forth herein, the Domestic Swing Line Lender agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.04, to make loans (each such loan, a “Domestic Swing Line Loan”) to the Borrowers in US Dollars or, if an Alternative Currency is not available for Borrowings of Revolving Loans but is available for Borrowings of Domestic Swing Line Loans, such Alternative Currency, from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Domestic Swing Line Sublimit, notwithstanding the fact that such Domestic Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans, Swing Line Loans and L/C Obligations of the Lender acting as Domestic Swing Line Lender, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Domestic Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment; and provided, further, that (i) the Borrowers shall not use the proceeds of any Domestic Swing Line Loan to refinance any outstanding Domestic Swing Line Loan; and (ii) the availability of the Aggregate Revolving Commitments at any time shall be reduced by the amount of the Foreign Swing Line Facility Reserve. Notwithstanding anything herein to the contrary, the Domestic Swing Line Lender shall not be under any obligation to make any Domestic Swing Line Loan if any Lender is at that time a Defaulting Lender, unless the Domestic Swing Line Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Domestic Swing Line Lender (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate the Domestic Swing Line Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.19(a)(iv)) with respect to the Defaulting Lender arising from the Domestic Swing Line Loan then proposed to be made and all other Domestic Swing Line Loans as to which the Domestic Swing Line Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.08, and reborrow under this Section 2.04. Domestic Swing Line Loans denominated in US Dollars shall be Base Rate Loans. Domestic Swing Line Loans denominated in Alternative Currencies shall be Eurocurrency Rate Loans. Immediately upon the making of a Domestic Swing Line Loan by the Domestic Swing Line Lender, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Domestic Swing Line Lender a risk participation in such Domestic Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Domestic Swing Line Loan.
     (b) Borrowing Procedures.
     (i) Each Borrowing of Domestic Swing Line Loans and each continuation of Domestic Swing Line Loans that are Eurocurrency Rate Loans shall be made upon the applicable Borrower’s irrevocable notice to the Domestic Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Domestic Swing Line Lender and the Administrative Agent not later than (A) 11:00 a.m. three Business Days (or four Business Days in the case of (1) a Special Notice Currency, (2) Australian Dollars, (3) New Zealand Dollars and (4) if required by the Administrative Agent, each other currency approved in accordance with Section 1.06) prior to the requested date of any Borrowing or continuation of

Domestic Swing Line Loans denominated in Alternative Currencies (which shall be Eurocurrency Rate Loans), and (B) 3:00 p.m. on the requested date of any Borrowing of Domestic Swing Line Loans denominated in US Dollars (which shall be Base Rate Loans). Each telephonic notice by the applicable Borrower pursuant to this Section 2.04(b) must be confirmed promptly by delivery to the Domestic Swing Line Lender and Administrative Agent of a written Domestic Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower. Each Borrowing of or continuation of Domestic Swing Line Loans that are Eurocurrency Rate Loans shall be in a principal amount of US$200,000 or a whole multiple of US$50,000 in excess thereof. Each Borrowing of Domestic Swing Line Loans that are Base Rate Loans shall be in a principal amount of US$200,000 or a whole multiple of US$50,000 in excess thereof. Each such notice (whether telephonic or written) shall specify (A) whether the applicable Borrower is requesting a Borrowing of Domestic Swing Line Loans or a continuation of Domestic Swing Line Loans that are Eurocurrency Rate Loans, (B) the requested date of the Borrowing or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Domestic Swing Line Loans to be borrowed or continued, (D) the Type of Domestic Swing Line Loans to be borrowed or to which existing Domestic Swing Line Loans are to be converted, (E) if applicable, the duration of the Interest Period with respect thereto, and (F) the currency of the Domestic Swing Line Loans to be borrowed. If the applicable Borrower fails to specify a currency in a Domestic Swing Line Loan Notice requesting a Borrowing of Domestic Swing Line Loans, then the Domestic Swing Line Loans so requested shall be made in US Dollars. If the applicable Borrower fails to specify an Interest Period in a Domestic Swing Line Loan Notice for a Domestic Swing Line Loan to be denominated in Alternative Currency, then the applicable Domestic Swing Line Loans shall be made as a Eurocurrency Rate Loan with an Interest Period of one month. If the applicable Borrower fails to give a timely notice requesting a continuation of a Domestic Swing Line Loan, then at the end of the Interest Period for the applicable Domestic Swing Line Loan such Domestic Swing Line Loan shall be continued as a Eurocurrency Rate Loan in its original currency with an Interest Period of one month. No Domestic Swing Line Loan may be converted into or continued as a Domestic Swing Line Loan denominated in a different currency, but instead must be prepaid in the original currency of such Domestic Swing Line Loan and reborrowed in the other currency.
     (ii) Promptly after receipt by the Domestic Swing Line Lender of any telephonic Domestic Swing Line Loan Notice, the Domestic Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Domestic Swing Line Loan Notice and, if not, the Domestic Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Domestic Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 3:00 p.m. on the date of the proposed Borrowing of Domestic Swing Line Loans (A) directing the Domestic Swing Line Lender not to make such Domestic Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Domestic Swing Line Lender will, not later than 4:00 p.m. on the borrowing date specified in such Domestic Swing Line Loan Notice, make the amount of its Domestic Swing Line Loan available to the applicable Borrower either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Domestic Swing Line Lender by the applicable Borrower.
     (iii) Except as otherwise provided herein, a Domestic Swing Line Loan that is Eurocurrency Rate Loan may be continued only on the last day of the Interest Period with respect thereto. During the existence of a Default, the Required Lenders may demand that any or all of the then outstanding Domestic Swing Line Loans denominated in an Alternative Currency be prepaid.
     (c) Refinancing of Domestic Swing Line Loans.
     (i) The Domestic Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the applicable Borrower (which hereby irrevocably authorizes the Domestic Swing Line Lender to so request on its behalf), that each Lender make a Revolving Loan that is Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the US Dollar Equivalent of the amount of any Domestic Swing Line Loan then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments. The Domestic Swing Line Lender shall furnish the applicable Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount in US Dollars equal to its Applicable Percentage of the amount specified in such Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Domestic Swing Line Loan) for the account of the Domestic Swing Line Lender at the Administrative Agent’s Office for US Dollar-denominated deposits not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the Domestic Swing Line Lender in US Dollars.
     (ii) If for any reason any Domestic Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Domestic Swing Line Lender as set forth herein shall be deemed to be a request by the Domestic Swing Line Lender that each of the Lenders fund its risk participation in the relevant Domestic Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Domestic Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
     (iii) If any Lender fails to make available to the Administrative Agent for the account of the Domestic Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Domestic Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Domestic Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Domestic Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or funded participation in the relevant Domestic Swing Line Loan, as the case may be. A certificate of the Domestic Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

     (iv) Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Domestic Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Domestic Swing Line Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02. No such funding of risk participations shall relieve or otherwise impair the obligation of each Borrower to repay Domestic Swing Line Loans made to it, together with interest as provided herein.
     (d) Repayment of Participations.
     (i) At any time after any Lender has purchased and funded a risk participation in a Domestic Swing Line Loan, if the Domestic Swing Line Lender receives any payment on account of such Domestic Swing Line Loan, the Domestic Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Domestic Swing Line Lender.
     (ii) If any payment received by the Domestic Swing Line Lender in respect of principal or interest on any Domestic Swing Line Loan is required to be returned by the Domestic Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Domestic Swing Line Lender in its discretion), each Lender shall pay to the Domestic Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Domestic Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Interest for Account of Domestic Swing Line Lender. The Domestic Swing Line Lender shall be responsible for invoicing the applicable Borrower for interest on the Domestic Swing Line Loans. Until each Lender funds its Base Rate Loans or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Domestic Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Domestic Swing Line Lender.
     (f) Payments Directly to Domestic Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Domestic Swing Line Loans directly to the Domestic Swing Line Lender.
2.05 Australian Swing Line Facility.
     (a) Australian Swing Line Loans. Subject to the terms and conditions set forth herein, the Australian Swing Line Lender agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.05, to make loans (each such loan, an “Australian Swing Line Loan”) to Bright Australia in Australian Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Australian Swing Line Sublimit; provided, however, that after giving effect to any Australian Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments and (ii) the aggregate Outstanding

Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment; and (ii) the availability of the Aggregate Revolving Commitments at any time shall be reduced by the amount of the Foreign Swing Line Facility Reserve. Notwithstanding anything herein to the contrary, the Australian Swing Line Lender shall not be under any obligation to make any Australian Swing Line Loan if any Lender is at that time a Defaulting Lender, unless the Australian Swing Line Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Australian Swing Line Lender (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate the Australian Swing Line Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.19(a)(iv)) with respect to the Defaulting Lender arising from the Australian Swing Line Loan then proposed to be made and all other Australian Swing Line Loans as to which the Australian Swing Line Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion. Within the foregoing limits, and subject to the other terms and conditions hereof, Bright Australia may borrow under this Section 2.05, prepay under Section 2.08, and reborrow under this Section 2.05. Australian Swing Line Loans shall be BBR Rate Loans. Immediately upon the making of an Australian Swing Line Loan by the Australian Swing Line Lender, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Australian Swing Line Lender a risk participation in such Australian Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Australian Swing Line Loan.
     (b) Borrowing Procedures.
     (i) Each Borrowing of Australian Swing Line Loans and each continuation of Australian Swing Line Loans shall be made upon Bright Australia’s irrevocable notice to the Australian Swing Line Lender, which may be given by telephone. Each such notice must be received by the Australian Swing Line Lender not later than 11:00 a.m. (Sydney, Australia time) on the Business Day of the requested date of any Borrowing or continuation of Australian Swing Line Loans. Each telephonic notice by Bright Australia pursuant to this Section 2.05(b) must be confirmed promptly by delivery to the Australian Swing Line Lender of a written Australian Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of Bright Australia. Each Borrowing of or continuation of Australian Swing Line Loans shall be in a principal amount of AUS$200,000 or a whole multiple of AUS$50,000 in excess thereof (or such lesser amounts as the Australian Swing Line Lender may agree). Each such notice (whether telephonic or written) shall specify (A) whether Bright Australia is requesting a Borrowing of Australian Swing Line Loans or a continuation of Australian Swing Line Loans, (B) the requested date of the Borrowing or continuation, as the case may be (which shall be a Business Day), and (C) the principal amount of Australian Swing Line Loans to be borrowed or continued.
     (ii) Unless the Australian Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 3:00 p.m. (Sydney, Australia time) on the date of the proposed Borrowing of Australian Swing Line Loans (A) directing the Australian Swing Line Lender not to make such Australian Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.05(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Australian Swing Line Lender will, not later than 4:00 p.m. (Sydney, Australia time) on the borrowing date specified in such Australian Swing Line Loan Notice, make the amount of its Australian Swing Line Loan available to Bright Australia either by (i) crediting the account of Bright Australia on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Australian Swing Line Lender by Bright Australia.
     (c) Refinancing of Australian Swing Line Loans.
     (i) The Australian Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of Bright Australia (which hereby irrevocably authorizes the Australian Swing Line Lender to so request on its behalf), that each Lender make a Revolving Loan that is Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the US Dollar Equivalent of the amount of any Australian Swing Line Loan then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments. The Australian Swing Line Lender shall furnish Bright Australia with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount in US Dollars equal to its Applicable Percentage of the amount specified in such Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Australian Swing Line Loan) for the account of the Australian Swing Line Lender at the Administrative Agent’s Office for US Dollar-denominated deposits not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.05(c)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to Bright Australia in such amount. The Administrative Agent shall remit the funds so received to the Australian Swing Line Lender in US Dollars.
     (ii) If for any reason any Australian Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.05(c)(i), the request for Base Rate Loans submitted by the Australian Swing Line Lender as set forth herein shall be deemed to be a request by the Australian Swing Line Lender that each of the Lenders fund its risk participation in the relevant Australian Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Australian Swing Line Lender pursuant to Section 2.05(c)(i) shall be deemed payment in respect of such participation.
     (iii) If any Lender fails to make available to the Administrative Agent for the account of the Australian Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(i), the Australian Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Australian Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Australian Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or funded participation in the relevant Australian Swing Line Loan, as the case may be. A certificate of the Australian Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

     (iv) Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Australian Swing Line Loans pursuant to this Section 2.05(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Australian Swing Line Lender, Bright Australia or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 5.02. No such funding of risk participations shall relieve or otherwise impair the obligation of Bright Australia to repay Australian Swing Line Loans, together with interest as provided herein.
     (d) Repayment of Participations.
     (i) At any time after any Lender has purchased and funded a risk participation in an Australian Swing Line Loan, if the Australian Swing Line Lender receives any payment on account of such Australian Swing Line Loan, the Australian Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Australian Swing Line Lender.
     (ii) If any payment received by the Australian Swing Line Lender in respect of principal or interest on any Australian Swing Line Loan is required to be returned by the Australian Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Australian Swing Line Lender in its discretion), each Lender shall pay to the Australian Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Australian Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Interest for Account of Australian Swing Line Lender. The Australian Swing Line Lender shall be responsible for invoicing Bright Australia for interest on the Australian Swing Line Loans. Until each Lender funds its Base Rate Loans or risk participation pursuant to this Section 2.05 to refinance such Lender’s Applicable Percentage of any Australian Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Australian Swing Line Lender.
     (f) Payments Directly to Australian Swing Line Lender. Bright Australia shall make all payments of principal and interest in respect of the Australian Swing Line Loans directly to the Australian Swing Line Lender.
2.06 Danish Swing Line Facility.
     (a) Danish Swing Line Loans. Subject to the terms and conditions set forth herein, the Danish Swing Line Lender agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.06, to make loans (each such loan, a “Danish Swing Line Loan”) to any Danish Borrower in Euros or Sterling from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Danish Swing Line Sublimit; provided, however, that after giving effect to any Danish Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C

Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment; and (ii) the availability of the Aggregate Revolving Commitments at any time shall be reduced by the amount of the Foreign Swing Line Facility Reserve. Notwithstanding anything herein to the contrary, the Danish Swing Line Lender shall not be under any obligation to make any Danish Swing Line Loan if any Lender is at that time a Defaulting Lender, unless the Danish Swing Line Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Danish Swing Line Lender (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate the Danish Swing Line Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.19(a)(iv)) with respect to the Defaulting Lender arising from the Danish Swing Line Loan then proposed to be made and all other Danish Swing Line Loans as to which the Danish Swing Line Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion. Within the foregoing limits, and subject to the other terms and conditions hereof, the Danish Borrowers may borrow under this Section 2.06, prepay under Section 2.08, and reborrow under this Section 2.06. Danish Swing Line Loans denominated in Euro shall be Daily Euro Rate Loans. Danish Swing Line Loans denominated in Sterling shall be Daily Sterling Rate Loans. Immediately upon the making of a Danish Swing Line Loan by the Danish Swing Line Lender, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Danish Swing Line Lender a risk participation in such Danish Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Danish Swing Line Loan.
     (b) Borrowing Procedures.
     (i) Each Borrowing of Danish Swing Line Loans and each continuation of Danish Swing Line Loans shall be made upon the applicable Danish Borrower’s irrevocable notice to the Danish Swing Line Lender. Each such notice must be in writing and received by the Danish Swing Line Lender not later than 11:00 a.m. (London time) on the Business Day of the requested date of any Borrowing or continuation of Danish Swing Line Loans. Each notice by a Danish Borrower pursuant to this Section 2.06(b) that is delivered by facsimile must be confirmed promptly by delivery to the Danish Swing Line Lender of a written Danish Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of such Danish Borrower. Each Borrowing of or continuation of Danish Swing Line Loans shall be in a principal amount of (x) in the case of Borrowings or continuations of Danish Swing Line Loans denominated in Euro €200,000 or a whole multiple of €50,000 in excess thereof (or such lesser amounts as the Danish Swing Line Lender may agree), and (y) in the case of Borrowings or continuations of Danish Swing Line Loans denominated in Sterling £200,000 or a whole multiple of £50,000 in excess thereof (or such lesser amounts as the Danish Swing Line Lender may agree). Each such notice shall specify (A) whether such Danish Borrower is requesting a Borrowing of Danish Swing Line Loans or a continuation of Danish Swing Line Loans, (B) the requested date of the Borrowing or continuation, as the case may be (which shall be a Business Day), and (C) the principal amount of Danish Swing Line Loans to be borrowed or continued.
     (ii) Unless the Danish Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 3:00 p.m. (London time) on the date of the proposed Borrowing of Danish Swing Line Loans (A) directing the Danish Swing Line Lender not to make such Danish Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.06(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Danish Swing Line Lender will, not later than 4:00 p.m. (London time) on the borrowing date specified in such Danish Swing Line Loan Notice, make the amount of its Danish Swing Line Loan available to the applicable Danish Borrower either by (i) crediting the account of such Danish Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Danish Swing Line Lender by such Danish Borrower.
     (c) Refinancing of Danish Swing Line Loans.
     (i) The Danish Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Danish Borrowers (each of which hereby irrevocably authorizes the Danish Swing Line Lender to so request on its behalf), that each Lender make a Revolving Loan in an amount equal to such Lender’s Applicable Percentage of the amount of any Danish Swing Line Loan then outstanding. The Danish Swing Line Lender may request that such Revolving Loan be (x) a Base Rate Loan denominated in US Dollars (based on the US Dollar Equivalent of the amount of such Danish Swing Line Loan) or (y) a Eurocurrency Loan denominated in the currency of such Danish Swing Line Loan. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Revolving Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments. The Danish Swing Line Lender shall furnish the Danish Borrowers with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount in US Dollars or the relevant currency, as applicable, equal to its Applicable Percentage of the amount specified in such Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Danish Swing Line Loan) for the account of the Danish Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice (which day shall, in the case of any request for a Eurocurrency Rate Loan, be at least four Business Days after the date such request is made by the Danish Swing Line Lender), whereupon, subject to Section 2.06(c)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the Danish Swing Line Lender.
     (ii) If for any reason any Danish Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.06(c)(i), the request for Revolving Loans submitted by the Danish Swing Line Lender as set forth herein shall be deemed to be a request by the Danish Swing Line Lender that each of the Lenders fund its risk participation in the relevant Danish Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Danish Swing Line Lender pursuant to Section 2.06(c)(i) shall be deemed payment in respect of such participation.
     (iii) If any Lender fails to make available to the Administrative Agent for the account of the Danish Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.06(c) by the time specified in Section 2.06(c)(i), the Danish Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Danish Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Danish Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or funded participation in the relevant Danish Swing

Line Loan, as the case may be. A certificate of the Danish Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
     (iv) Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Danish Swing Line Loans pursuant to this Section 2.06(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Danish Swing Line Lender, any Danish Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.06(c) is subject to the conditions set forth in Section 5.02. No such funding of risk participations shall relieve or otherwise impair the obligation of each Danish Borrower to repay Danish Swing Line Loans made to it, together with interest as provided herein.
(d) Repayment of Participations.
     (i) At any time after any Lender has purchased and funded a risk participation in a Danish Swing Line Loan, if the Danish Swing Line Lender receives any payment on account of such Danish Swing Line Loan, the Danish Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Danish Swing Line Lender.
     (ii) If any payment received by the Danish Swing Line Lender in respect of principal or interest on any Danish Swing Line Loan is required to be returned by the Danish Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Danish Swing Line Lender in its discretion), each Lender shall pay to the Danish Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Danish Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Interest for Account of Danish Swing Line Lender. The Danish Swing Line Lender shall be responsible for invoicing the Danish Borrowers for interest on the Danish Swing Line Loans. Until each Lender funds its Revolving Loans or risk participation pursuant to this Section 2.06 to refinance such Lender’s Applicable Percentage of any Danish Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Danish Swing Line Lender.
     (f) Payments Directly to Danish Swing Line Lender. Each Danish Borrower shall make all payments of principal and interest in respect of the Danish Swing Line Loans made to it directly to the Danish Swing Line Lender.
2.07 Additional Swing Line Facilities.
     (a) Additional Swing Line Facility Notice. The Parent may at any time and from time to time establish one or more additional swing line facilities (each an “International Swing Line Facility”) with a Lender (or a branch or Affiliate of a Lender) by delivering, with the consent of such Lender (or such branch of affiliate) to the Administrative Agent a notice in substantially the form of Exhibit 2.07

(each such notice an “International Swing Line Facility Notice”), provided that immediately after giving effect to such International Swing Line Facility, the aggregate amount of the Domestic Swing Line Sublimit, the Australian Swing Line Sublimit, the Danish Swing Line Sublimit and all International Swing Line Sublimits shall not exceed the lesser of (A) the Aggregate Swing Line Sublimit and (B) the Aggregate Revolving Commitments. Each International Swing Line Facility Notice shall set forth (i) the name and contact information (including address, telecopier number, electronic mail address and telephone number) of the Lender (or a branch or affiliate of a Lender) that will act as the swing line lender for such additional swing line facility (the “International Swing Line Lender”), (ii) the name(s) of the Borrower(s) that will be permitted to borrow thereunder, (iii) the applicable currency(ies) available for borrowing thereunder and (iv) the maximum principal amount (expressed in US Dollars) of borrowings that may at any time be outstanding thereunder (the “International Swing Line Sublimit”). Each International Swing Line Facility Notice shall be executed by the Parent, the International Swing Line Lender and the Borrower(s) that will be permitted to borrow thereunder. On the date five (5) Business Days (or such shorter period as may be agreed to by the Administrative Agent) after receipt by the Administrative Agent of the International Swing Line Facility Notice, such International Swing Line Facility shall become effective for purposes of this Agreement and the other Loan Documents and all borrowings thereunder on and after such date shall be deemed International Swing Line Loans. Notwithstanding the foregoing, to the extent the outstanding principal amount of International Swing Line Loans under any International Swing Line Facility exceeds International Swing Line Sublimit (other than a result solely of foreign currency fluctuations), such excess (and any accrued interest or fees on such excess) shall not constitute “Obligations” for purposes of the Loan Documents.
     (b) International Swing Line Loans. Subject to the terms and conditions set forth herein, each International Swing Line Lender agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.07, to make loans (each such loan, an “International Swing Line Loan”) to the Borrower(s) and in the currency(ies) set forth in the applicable International Swing Line Facility Notice from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the applicable International Swing Line Sublimit, notwithstanding the fact that such International Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans, Swing Line Loans and L/C Obligations of the Lender acting as such International Swing Line Lender, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any International Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment. Notwithstanding anything herein to the contrary, no International Swing Line Lender shall be under any obligation to make any International Swing Line Loan if any Lender is at that time a Defaulting Lender, unless such International Swing Line Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such International Swing Line Lender (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate such International Swing Line Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.19(a)(iv)) with respect to the Defaulting Lender arising from the International Swing Line Loan then proposed to be made and all other International Swing Line Loans as to which such International Swing Line Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion. Within the foregoing limits, and subject to the other terms and conditions hereof, the applicable Borrower may borrow under this Section 2.07, prepay under Section 2.08, and reborrow under this Section 2.07. Immediately upon the making of an International Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the International Swing Line Lender that made such International Swing Line Loan a risk participation in such International Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such International Swing Line Loan.
(c) Borrowing Procedures.
     (i) The borrowing procedures for each International Swing Line Facility shall be as agreed to by the applicable Borrower(s) and the applicable International Swing Line Lender.
     (ii) The applicable International Swing Line Lender shall not make any International Swing Line Loan if it has has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to the date of any proposed Borrowing of International Swing Line Loans (A) directing such International Swing Line Lender not to make such International Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.07(b), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied.
(d) Refinancing of International Swing Line Loans.
     (i) Each International Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the applicable Borrower (which hereby irrevocably authorizes such International Swing Line Lender to so request on its behalf), that each Lender make a Revolving Loan that is Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the US Dollar Equivalent of the amount of any International Swing Line Loan made by such International Swing Line Lender then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments. The applicable International Swing Line Lender shall furnish the applicable Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount in US Dollars equal to its Applicable Percentage of the amount specified in such Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable International Swing Line Loan) for the account of the applicable International Swing Line Lender at the Administrative Agent’s Office for US Dollar-denominated deposits not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.07(c)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable International Swing Line Lender in US Dollars.
     (ii) If for any reason any International Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.07(c)(i), the request for Base Rate Loans submitted by the applicable International Swing Line Lender as set forth herein shall be deemed to be a request by such International Swing Line Lender that each of the Lenders fund its risk participation in such International Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of such International Swing Line Lender pursuant to Section 2.07(c)(i) shall be deemed payment in respect of such participation.

     (iii) If any Lender fails to make available to the Administrative Agent for the account of the applicable International Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.07(c) by the time specified in Section 2.07(c)(i), the applicable International Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such International Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such International Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or funded participation in the applicable International Swing Line Loan, as the case may be. A certificate of the applicable International Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
     (iv) Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in International Swing Line Loans pursuant to this Section 2.07(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the applicable International Swing Line Lender, the applicable Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.07(c) is subject to the conditions set forth in Section 5.02. No such funding of risk participations shall relieve or otherwise impair the obligation of each Borrower to repay International Swing Line Loans made to it, together with interest as provided herein.
(e) Repayment of Participations.
     (i) At any time after any Lender has purchased and funded a risk participation in an International Swing Line Loan, if the applicable International Swing Line Lender receives any payment on account of such International Swing Line Loan, such International Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by such International Swing Line Lender.
     (ii) If any payment received by an International Swing Line Lender in respect of principal or interest on any International Swing Line Loan is required to be returned by such International Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by such International Swing Line Lender in its discretion), each Lender shall pay to such International Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the applicable International Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (f) Interest for Account of International Swing Line Lender. Each International Swing Line Lender shall be responsible for invoicing the applicable Borrower(s) for interest on the International Swing Line Loans made by such International Swing Line Lender. Until each Lender funds its Base Rate Loans or risk participation pursuant to this Section 2.07 to refinance such Lender’s Applicable Percentage of any International Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the International Swing Line Lender that made such International Swing Line Loan.
     (g) Payments Directly to International Swing Line Lender. The applicable Borrower(s) shall make all payments of principal and interest in respect of International Swing Line Loans directly to the applicable International Swing Line Lender.
2.08 Prepayments.
     (a) Voluntary Prepayments of Loans.
     (i) Revolving Loans. Each Borrower may, upon notice from such Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in US Dollars, (2) three Business Days (or four Business Days in the case of (1) a Special Notice Currency, (2) Australian Dollars, (3) New Zealand Dollars and (4) if required by the Administrative Agent, each other currency approved in accordance with Section 1.06) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies and (3) on the date of prepayment of Base Rate Loans; (B) any such prepayment of Eurocurrency Rate Loans shall be in a principal amount of US$2,500,000 or a whole multiple of US$500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (C) any prepayment of Base Rate Loans shall be in a principal amount of US$250,000 or a whole multiple of US$250,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.19, each such prepayment shall be applied to the Revolving Loans of the Lenders in accordance with their respective Applicable Percentages.
     (ii) Domestic Swing Line Loans. Each Borrower may, upon notice by such Borrower to the Domestic Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Domestic Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Domestic Swing Line Lender and Administrative Agent not later than 11:00 a.m. (1) three Business Days (or four Business Days in the case of (1) a Special Notice Currency, (2) Australian Dollars, (3) New Zealand Dollars and (4) if required by the Administrative Agent, each other currency approved in accordance with Section 1.06) prior to any date of prepayment of Domestic Swing Line Loans denominated in Alternative Currencies and (2) on the date of prepayment of any Domestic Swing Line Loans denominated in US Dollars; (B) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of US$200,000 or a whole multiple of US$50,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (C) any prepayment of Base Rate Loans shall be in a principal amount of US$200,000 or a whole multiple of US$50,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment and the

Type(s) of Domestic Swing Line Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.
     (iii) Australian Swing Line Loans. Bright Australia may, upon notice to the Australian Swing Line Lender, at any time or from time to time, voluntarily prepay Australian Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Australian Swing Line Lender not later than 12:00 noon (Sydney, Australia time) on the date of prepayment; and (B) any prepayment shall be in a principal amount of AUS$200,000 or a whole multiple of AUS$50,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment of Australian Swing Line Loans to be prepaid. If such notice is given by Bright Australia, Bright Australia shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of an Australian Swing Line Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.
     (iv) Danish Swing Line Loans. Each Danish Borrower may, upon notice to the Danish Swing Line Lender, at any time or from time to time, voluntarily prepay Danish Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Danish Swing Line Lender not later than 11:00 A.M. (London time) on the date of prepayment; and (B) any prepayment shall be in a principal amount of (x) in the case of Danish Swing Line Loans denominated in Euro, €200,000 or a whole multiple of €50,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding or such lesser amounts as the Danish Swing Line Lender may agree) and (y) in the case of Danish Swing Line Loans denominated in Sterling, £200,000 or a whole multiple of £50,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding or such lesser amounts as the Danish Swing Line Lender may agree). Each such notice shall specify the date and amount of such prepayment of Danish Swing Line Loans to be prepaid. If such notice is given by a Danish Borrower, such Danish Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Danish Swing Line Loan shall be accompanied by all accrued interest on the amount prepaid.
     (v) International Swing Line Loans. The Borrowers may prepay International Swing Line Loans in accordance with terms agreed to by the applicable Borrower and the applicable International Swing Line Lender. Any prepayment of an International Swing Line Loan shall be accompanied by any additional amounts required pursuant to Section 3.05.
(b) Mandatory Prepayments of Loans.
     (i) Revolving Commitments. If the Administrative Agent notifies the Parent at any time that the Total Revolving Outstandings at such time exceed the Aggregate Revolving Commitments then in effect (and, in the case of any such excess resulting from exchange rate fluctuations, such excess continues for a period of three (3) consecutive Business Days), then, within two Business Days after receipt of such notice, the Borrowers shall prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Aggregate Revolving Commitments then in effect; provided, however, that, subject to the provisions of Section 2.03(g), the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.08(b)(i) unless after the prepayment in full of the Loans the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect. All amounts required to be paid pursuant to this Section 2.08(b) shall be applied first, ratably to the L/C Borrowings and the Swing Line Loans, second, to the outstanding Revolving Loans, and, third, to Cash Collateralize the remaining L/C Obligations. Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurocurrency Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.08(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.
     (ii) Sale and Leaseback Transactions; Mortgage Indebtedness Issuances. Immediately upon the receipt by the Parent or any Subsidiary of any Net Cash Proceeds from any Sale and Leaseback Transaction or any Mortgage Indebtedness Issuance, the Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereafter provided in an aggregate amount equal to 50% of such Net Cash Proceeds.
2.09 Termination or Reduction of Aggregate Revolving Commitments; Reallocations of Swing Line Sublimits.
     (a) Optional Termination or Reduction of Aggregate Revolving Commitments. The Parent may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of US$5,000,000 or any whole multiple of US$1,000,000 in excess thereof, (iii) the Parent shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings plus the Foreign Swing Line Facility Reserve would exceed the Aggregate Revolving Commitments and (iv) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit or the Aggregate Swing Line Sublimit exceeds the amount of the Aggregate Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments. The amount of any such Aggregate Revolving Commitment reduction shall not be applied to the Letter of Credit Sublimit unless otherwise specified by the Parent. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Applicable Percentage. All fees accrued with respect thereto until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.
     (b) Mandatory Termination or Reduction of Aggregate Revolving Commitments. Immediately upon the receipt by the Parent or any Subsidiary of any Net Cash Proceeds from any Sale and Leaseback Transaction or any Mortgage Indebtedness Issuance, the Aggregate Revolving Commitments shall be permanently reduced by an amount equal to 50% of such Net Cash Proceeds.
     (c) Increase or Decrease in Swing Line Sublimits. The Parent may, at its option, elect to increase or decrease the Domestic Swing Line Sublimit, the Australian Swing Line Sublimit, the Danish Swing Line Sublimit and any International Swing Line Sublimit; provided that (i) the Parent shall give three (3) Business Days prior written notice to the Administrative Agent of such election; and (ii) after giving effect thereto, the aggregate amount of the Domestic Swing Line Sublimit, the Australian Swing Line Sublimit, the Danish Swing Line Sublimit and all International Swing Line Sublimits shall not exceed the lesser of (A) the Aggregate Swing Line Sublimit and (B) the Aggregate Revolving Commitments.
2.10 Repayment of Loans.
     (a) Revolving Loans. Each Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Revolving Loans made to such Borrower outstanding on such date.
     (b) Swing Line Loans. Each Borrower shall repay each Swing Line Loan made to such Borrower on (i) in the case of any Domestic Swing Line Loan denominated in US Dollars, the earlier to occur of (A) the date ten Business Days after such Domestic Swing Line Loan is made and (B) the Maturity Date, (ii) in the case of any Domestic Swing Line Loan denominated in an Alternative Currency, the Maturity Date, (iii) in the case of any Australian Swing Line Loan, the Maturity Date, (iv) in the case of any Danish Swing Line Loan, the Maturity Date and (v) in the case of any International Swing Line Loan, the Maturity Date or such earlier date as may be agreed to by the applicable Borrower(s) and the applicable International Swing Line Lender.
2.11 Interest.
     (a) Subject to the provisions of subsection (b) below, (i) each Revolving Loan that is a Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (ii) each Revolving Loan that is a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iii) each Domestic Swing Line Loan denominated in US Dollars shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to (A) the Base Rate plus the Applicable Rate less five (5) basis points or (B) such other rate as may be agreed to by the Domestic Swing Line Lender and the Parent; (iv) each Domestic Swing Line Loan denominated in an Alternative Currency shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to (A) the sum of the Eurocurrency Rate for such Interest Period plus the Applicable Rate less five (5) basis points plus (in the case of a Eurocurrency Rate Loan which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost or (B) such other rate as may be agreed to by the Domestic Swing Line Lender and the Parent; (v) each Australian Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to (A) the sum of the BBR Rate plus the Applicable Rate less five (5) basis points or (B) such other rate as may be agreed to by the Australian Swing Line Lender and Bright Australia; (vi) each Danish Swing Line Loan denominated in Euro shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to (A) the sum of the Daily Euro Rate plus the Applicable Rate for Eurocurrency Rate Loans less five (5) basis points or (B) such other rate as may be agreed to by the Danish Swing Line Lender and the Danish Borrowers; (vii) each Danish Swing Line Loan denominated in Sterling shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to (A) the sum of the Daily Sterling Rate plus the Applicable Rate for Eurocurrency Rate Loans less five (5) basis points or (B) such other rate as may be agreed to by the Danish Swing Line Lender and the Danish Borrowers; and (viii) each International Swing Line Loan shall bear interest on the outstanding principal amount thereof at a rate per annum agreed to by the applicable Borrower(s) and the applicable International Swing Line Lender.
     (c) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (ii) If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iii) Upon the request of the Required Lenders, while any Event of Default exists, the principal amount of all outstanding Credit Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (d) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     (e) For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.
2.12 Fees.
     In addition to certain fees described in subsections (i) and (j) of Section 2.03:
     (a) Commitment Fee. The Borrowers shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a commitment fee in US Dollars equal to the product of (i) the Applicable Rate times (ii) the actual daily amount by which the Aggregate Revolving Commitments (without reduction for the Foreign Swing Line Facility Reserve) exceed the sum of (y) the Outstanding Amount of Revolving Loans and (z) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.19. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. For purposes of clarification, Swing Line Loans shall not be considered outstanding for purposes of determining the unused portion of the Aggregate Revolving Commitments.

     (b) Fee Letter. The Parent shall pay to Merrill Lynch, Pierce, Fenner & Smith Incorporated (successor by merger to Banc of America Securities LLC) and the Administrative Agent for their own respective accounts, in US Dollars, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.13 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.
     (a) All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.15(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
     (b) If, as a result of any restatement of or other adjustment to the financial statements of the Parent or for any other reason, (i) the Consolidated Leverage Ratio as calculated by the Parent as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for any period, each Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid by such Borrower for such period less the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under any other provision of this Agreement.
2.14 Evidence of Debt.
     (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrowers made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall be in the form of Exhibit 2.14-1, in the case of the Domestic Borrowers, and Exhibit 2.14-2, in the case of the Foreign Borrowers (each a “Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

     (b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
2.15 Payments Generally; Administrative Agent’s Clawback.
     (a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in US Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in US Dollars in the US Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in US Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
     (ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or such L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the applicable L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.
     A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
     (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).
     (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.16 Sharing of Payments by Lenders.
     If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
     (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.18 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Parent or any Subsidiary (as to which the provisions of this Section shall apply).
     Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
2.17 Matters Relating to Borrowers.
     (a) Joint and Several Liability of Domestic Borrowers.
     (i) Each Domestic Borrower shall be jointly and severally liable with the other Borrowers for all Obligations, regardless of which Borrower actually receives Credit Extensions or the amount of such Credit Extensions received or the manner in which the Administrative Agent or any Lender accounts for such Credit Extensions on its books and records. Each Domestic Borrower’s obligations with respect to Credit Extensions made to it, and each Domestic Borrower’s obligations arising as a result of the joint and several liability of such Borrower with the other Borrowers with respect to Credit Extensions made to and other Obligations owing by the other Borrowers, shall be separate and distinct obligations, but all such obligations shall be primary obligations of each Borrower.
     (ii) Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the obligations of each Domestic Borrower in its capacity as a joint and several obligor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable Law.
     (iii) Each Domestic Borrower’s obligations arising as a result of the joint and several liability of such Domestic Borrower with the other Borrowers with respect to Credit Extensions made to and other Obligations owing by the other Borrowers shall, to the fullest extent permitted by law, be unconditional irrespective of (A) the validity or enforceability, avoidance or subordination of the obligations of any other Borrower or any other Loan Party or of any promissory note or other document evidencing all or any part of the Obligations of any other Borrower or any other Loan Party, (B) the absence of any attempt to collect the Obligations from any other Borrower or any other Loan Party or any other security therefor, or the absence of any other action to enforce the same, (C) the waiver, consent, extension, forbearance or granting of any indulgence by the Administrative Agent or any Lender with respect to any provision of any instrument evidencing the obligations of any other Borrower or any other Loan Party, or any part thereof, or any other agreement now or hereafter executed by any other Borrower or any other Loan Party and delivered to the Administrative Agent or any Lender, (D) the failure by the Administrative Agent or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the obligations of any other Borrower or any other Loan Party, or (E) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Borrower or any other Loan Party. With respect to each Domestic Borrower’s obligations arising as a result of the joint and several liability of such Domestic Borrower with the other Borrowers with respect to Credit Extensions made to the other Borrowers hereunder, such Borrower subordinates, and agrees not to exercise, until the Obligations shall have been paid in full, the Commitments shall have terminated and this Agreement and the other Loan Documents shall have been terminated, any right to enforce any right of subrogation or any remedy which the Administrative Agent or any Lender now has or may hereafter have against such Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent or any Lender to secure payment of the Obligations or any other liability of any Borrower to the Administrative Agent or any Lender.
     (iv) At any time the Administrative Agent may take any of the actions described in Section 9.02 in accordance with the terms thereof, the Administrative Agent and the Lenders may proceed directly and at once, without notice, against any Domestic Borrower to collect and recover the full amount, or any portion of, the Obligations, without first proceeding against any other Borrower or any other Person, or against any security or collateral for the Obligations. Each Domestic Borrower consents and agrees that the Administrative Agent and the Lenders shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations.
(b) Joint and Several Liability of Foreign Borrowers.
     (i) Each Foreign Borrower shall be jointly and severally liable with the other Foreign Borrowers for all Foreign Obligations, regardless of which Foreign Borrower actually receives Credit Extensions or the amount of such Credit Extensions received or the manner in which the Administrative Agent or any Lender accounts for such Credit Extensions on its books and records. Each Foreign Borrower’s obligations with respect to Credit Extensions made to it, and each Foreign Borrower’s obligations arising as a result of the joint and several liability of such Foreign Borrower with the other Foreign Borrowers with respect to Credit Extensions made to and other Foreign Obligations owing by the other Foreign Borrowers, shall be separate and distinct obligations, but all such obligations shall be primary obligations of each Foreign Borrower.
     (ii) Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents:
     (A) the obligations of each Foreign Borrower in its capacity as a joint and several obligor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable Law;

     (B) the obligations of each Danish Borrower in its capacity as a joint and several obligor under this Agreement and the other Loan Documents and arising as a result of the joint and several liability of such Danish Borrower with the other Foreign Borrowers with respect to Credit Extensions made to and other Foreign Obligations owing by the other Foreign Borrowers shall be limited to the extent required to comply with Danish Statutory Limitations and, accordingly, shall not include, and shall not be or be construed as, any liability, in respect of:
     (x) any Acquisition Debt; or
     (y) any obligations other than Acquisition Debt of a Non Qualifying Parent Company.
     The Limitations shall apply to any liability including security by joint liability, indemnity, guarantee, collateral or otherwise and to subordination of rights and claims, subordination or turn over of rights of recourse, application of proceeds and any other means of direct and indirect financial assistance; and
     (C) the obligations of each Danish Borrower in its capacity as a joint and several obligor under this Agreement and the other Loan Documents and arising as a result of the joint and several liability of such Danish Borrower with the other Foreign Borrowers with respect to Credit Extensions made to and other Foreign Obligations owing by the other Foreign Borrowers shall at any time be limited to a maximum amount equivalent to an amount equal to the higher of:
     (x) the Eligible Equity of such Danish Borrower on the Closing Date; and
     (y) the Eligible Equity of such Danish Borrower on the date on which a demand is made against such Danish Borrower for payment under the joint liability.
     (iii) Each Foreign Borrower’s obligations arising as a result of the joint and several liability of such Foreign Borrower with the other Foreign Borrowers with respect to Credit Extensions made to and other Foreign Obligations owing by the other Foreign Borrowers shall, to the fullest extent permitted by law, be unconditional irrespective of (A) the validity or enforceability, avoidance or subordination of the obligations of any other Foreign Borrower or any other Foreign Loan Party or of any promissory note or other document evidencing all or any part of the Foreign Obligations of any other Foreign Borrower or any other Foreign Loan Party, (B) the absence of any attempt to collect the Foreign Obligations from any other Foreign Borrower or any other Foreign Loan Party or any other security therefor, or the absence of any other action to enforce the same, (C) the waiver, consent, extension, forbearance or granting of any indulgence by the Administrative Agent or any Lender with respect to any provision of any instrument evidencing the obligations of any other Foreign Borrower or any other Foreign Loan Party, or any part thereof, or any other agreement now or hereafter executed by any other Foreign Borrower or any other Foreign Loan Party and delivered to the Administrative Agent or any Lender, (D) the failure by the Administrative Agent or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the obligations of any other Foreign Borrower or any other Foreign Loan Party, or (E) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Foreign Borrower or any other Foreign Loan Party. With respect to each Foreign Borrower’s obligations arising as a result of the joint and several liability of such Foreign Borrower with the other Foreign Borrowers with respect to Credit Extensions made to the other Foreign Borrowers hereunder, such Foreign Borrower subordinates, and agrees not to exercise, until the Foreign Obligations shall have been paid in full, the Commitments shall have terminated and this Agreement and the other Loan Documents shall have been terminated, any right to enforce any right of subrogation or any remedy which the Administrative Agent or any Lender now has or may hereafter have against such Foreign Borrower, any endorser or any guarantor of all or any part of the Foreign Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent or any Lender to secure payment of the Foreign Obligations or any other liability of any Foreign Borrower to the Administrative Agent or any Lender.
     (iv) At any time the Administrative Agent may take any of the actions described in Section 9.02 in accordance with the terms thereof, the Administrative Agent and the Lenders may proceed directly and at once, without notice, against any Foreign Borrower to collect and recover the full amount, or any portion of, the Foreign Obligations, without first proceeding against any other Foreign Borrower or any other Person, or against any security or collateral for the Foreign Obligations. Each Foreign Borrower consents and agrees that the Administrative Agent and the Lenders shall be under no obligation to marshal any assets in favor of any Foreign Borrower or against or in payment of any or all of the Foreign Obligations.
     (v) For purposes of clarification, each Foreign Borrower (A) shall be jointly and severally liable with the other Foreign Borrowers for only the Foreign Obligations and (B) shall not be liable for Credit Extensions made to the Domestic Borrowers.
     (c) The Parent may at any time, upon not less than fifteen (15) Business Days’ prior written notice from the Parent to the Administrative Agent and the Lenders, designate any Domestic Subsidiary as a Domestic Borrower or any Foreign Subsidiary as a Foreign Borrower, provided that:
(i) in the case of any Foreign Subsidiary:
     (A) such Foreign Subsidiary is reasonably acceptable to the Administrative Agent;
     (B) no Lender that will make Credit Extensions to such Foreign Subsidiary has notified the Administrative Agent in writing at least two (2) Business Days prior to the effective date of such designation that such Lender has determined in its reasonable discretion that (1) such Lender is unable to extend credit to such Foreign Subsidiary without violating any applicable Law, any request or directive (whether or not having the force of law) from any Governmental Authority, any order, judgment or decree of any Governmental Authority or arbitrator or any policies of such Lender and (2) extending credit to such Foreign Subsidiary will impose upon such Lender any restriction, reserve or capital requirement or any loss, cost or expense (for which the Lender is not otherwise compensated hereunder); or
     (C) if such Foreign Subsidiary has any outstanding Foreign Subsidiary Debt, (including any Guarantee with respect to any Foreign Subsidiary Debt) and has granted a Lien in any of its property to secure such Foreign Subsidiary Debt or Guarantee (or in either case any effective but unused commitments for Foreign Subsidiary Debt), then each lender holding such Foreign Subsidiary Debt (or commitments) (other than any lender holding Indebtedness under the Bright India Loan Documents) shall have entered into an intercreditor agreement with the Administrative Agent subordinating such lender’s Liens to the Liens arising under the Loan Documents on terms and conditions reasonably acceptable to the Administrative Agent;
     (ii) in the case of any Subsidiary, such Subsidiary shall have (A) delivered to the Administrative Agent (1) a Designated Borrower Agreement duly executed by such Subsidiary and the Parent, (2) copies of the Organization Documents, certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of such Subsidiary as the Administrative Agent may require, (3) an opinion of counsel to such Subsidiary in form and substance reasonably satisfactory to the Administrative Agent, (4) such other documents, agreements and instruments as the Administrative Agent may reasonably request in order for such Subsidiary to comply with Section 7.14, all in form and substance reasonably acceptable to the Administrative Agent, and (5) such other documents, agreements and instruments as the Administrative Agent may reasonably request, all in form and substance reasonably acceptable to the Administrative Agent, and (B) upon request of any Lender, delivered to such Lender such know your customer (KYC) information that such Lender is required to obtain under applicable Laws.
     Upon satisfaction of each of the foregoing requirements, the Administrative Agent shall send a notice to the Parent and the Lenders specifying the effective date upon which such Subsidiary shall constitute a Borrower for purposes hereof, whereupon each of the Loan Parties and the Lenders agrees that such Subsidiary shall be a Borrower for all purposes of this Agreement; provided that no Loan Notice or Letter of Credit Application may be submitted by such Subsidiary until the date five Business Days after such effective date.
2.18 Cash Collateral.
     (a) Certain Credit Support Events. Upon the request of the Administrative Agent or the applicable L/C Issuer (i) if the applicable L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Maturity Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, a L/C Issuer or a Swing Line Lender, the Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.19(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
     (b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing deposit accounts at Bank of America. The Borrowers, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lenders), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.18(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrowers or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

     (c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.18 or Sections 2.03, 2.04, 2.05, 2.06, 2.07, 2.08, 2.19 or 9.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
     (d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default (and following application as provided in this Section 2.18 may be otherwise applied in accordance with Section 9.03), and (y) the Person providing Cash Collateral and the applicable L/C Issuer or applicable Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
2.19 Defaulting Lenders.
     (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
     (i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.
     (ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts owing under the Loan Documents and received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuers and Swing Line Lenders hereunder; third, if so determined by the Administrative Agent or requested by a L/C Issuer or a Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Parent may request (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Parent, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to any Lender, the L/C Issuers and Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by such Lender, such L/C Issuer or such Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.19(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
     (iii) Certain Fees. That Defaulting Lender (A) shall not be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (B) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(i).
     (iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03, 2.04, 2.05, 2.06 and 2.07, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that (A) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default exists; and (B) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Loans of that Lender.
     (b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, each Swing Line Lender and each L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.19(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided; further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01 Taxes.
     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Loan Party shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or any L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent, each Lender and the L/C Issuers, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) for which the Administrative Agent, such Lender or such L/C Issuer, as the case may be, is liable and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Borrower by a Lender or the applicable L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or a L/C Issuer, shall be conclusive absent manifest error.
     (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Parent (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Parent or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Parent or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Parent or the Administrative Agent as will enable the Parent or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

     Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Parent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Parent or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of the applicable Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
     (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Parent to determine the withholding or deduction required to be made.
     Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or the Parent, as the Administrative Agent or the Parent shall reasonably request, on or prior to the Fourth Amendment Effective Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the Laws of any other jurisdiction, duly executed and completed by such Lender, as are required under such Laws to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the United States by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction. Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any such jurisdiction that any Borrower make any deduction or withholding for taxes from amounts payable to such Lender. Additionally, each of the Borrowers shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Fourth Amendment Effective Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by such Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

3.02 Illegality.
     If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate (whether denominated in US Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, US Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Parent through the Administrative Agent, (a) any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in US Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Parent that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) each Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all of such Lender’s Eurocurrency Rate Loans to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted.
3.03 Inability to Determine Rates.
     If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits (whether in US Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in US Dollars or an Alternative Currency), or (c) the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or in connection with an existing or proposed Base Rate Loan or in connection with a Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Parent and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, each Borrower may revoke any pending request by such Borrower for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
3.04 Increased Costs.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement reflected in the Eurocurrency Rate and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or any L/C Issuer;
     (ii) subject any Lender or any L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Loan, BBR Rate Loan or Daily Rate Loan made by it, or change the basis of taxation of payments to such Lender or such L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such L/C Issuer);
     (iii) result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans; or
     (iv) impose on any Lender or any L/C Issuer or the applicable interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans, BBR Rate Loans or Daily Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan, BBR Rate Loan, Daily Rate Loan or Base Rate Loan the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the applicable Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender or a L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Parent shall be conclusive absent manifest error. The applicable Borrower will pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or such L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Parent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
3.05 Compensation for Losses.
     Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, each Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
     (a) any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan by such Borrower on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
     (b) any failure by such Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loan on the date or in the amount notified by such Borrower;
     (c) any failure by such Borrower to make payment of any Eurocurrency Rate Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or
     (d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefore as a result of a request by the Borrower pursuant to Section 11.13;
including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract (but excluding any loss of anticipated profits). The applicable Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
     For purposes of calculating amounts payable by any Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the

Eurocurrency Base Rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank eurodollar market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.
3.06 Mitigation Obligations; Replacement of Lenders.
     (a) Designation of a Different Lending Office. If any Borrower is required to pay the Mandatory Cost to any Lender, any Lender requests compensation under Section 3.04, any Borrower is required to pay any additional amount to any Lender, any L/C Issuer or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or any Lender gives a notice pursuant to Section 3.02, then such Lender or such L/C Issuer, as applicable, shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, as the case may be, such designation or assignment (i) would eliminate or reduce the Mandatory Cost or amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The applicable Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.
     (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Parent may replace such Lender in accordance with Section 11.13.
3.07 Survival.
     All of the Loan Parties’ obligations under this Article III shall survive termination of the Aggregate Revolving Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.
ARTICLE IV
GUARANTY
4.01 The Guaranty.
     (a) Each of the Domestic Guarantors hereby jointly and severally guarantees to the Administrative Agent and each of the holders of the Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Domestic Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Domestic Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

     (b) Each of the Foreign Guarantors hereby jointly and severally guarantees to the Administrative Agent and each of the holders of the Foreign Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Foreign Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Foreign Guarantors hereby further agree that if any of the Foreign Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Foreign Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Foreign Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.
4.02 Limitations on Guaranty.
     (a) All Guarantors. Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or any other document relating to the Obligations, the obligations of each Guarantor (in its capacity as such) under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable Law.
     (b) Danish Guarantors. Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or any other document relating to the Obligations:
     (i) the obligations of each Danish Guarantor (in its capacity as such) under this Agreement and the other Loan Documents shall be limited to the extent required to comply with the Danish Statutory Limitations and, accordingly, shall not include, and shall not be or be construed as, any obligations or liability in respect of:
(A) any Acquisition Debt; or
     (B) any obligations other than Acquisition Debt of a Non Qualifying Parent Company.
     The Danish Statutory Limitations shall apply to any obligations or liability including security by indemnity, guarantee, collateral or otherwise and to subordination of rights and claims, subordination or turn over of rights of recourse, application of proceeds and any other means of direct and indirect financial assistance;
     (ii) the obligations of each Danish Guarantor (in its capacity as such) shall at any time be limited to a maximum amount equivalent to an amount equal to the higher of:
(A) the Eligible Equity of such Danish Guarantor on the Closing Date; and
     (B) the Eligible Equity of such Danish Guarantor on the date on which a demand is made against the Danish Guarantor for payment under this Guaranty.
     (c) German Guarantors. Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or any other document relating to the Obligations:
     (i) to the extent that the Guaranty and/or any other joint and several liability or indemnity under this Agreement or any other Loan Document is granted by a German Guarantor

(the “German Guaranty”) and the German Guaranty of such German Guarantor guarantees amounts:
     (A) which are owed by direct or indirect shareholders of such German Guarantor or Subsidiaries of such shareholders (with the exception of Subsidiaries which are wholly owned subsidiaries of such German Guarantor); and
     (B) such amounts do not correspond to funds that have been borrowed under this Agreement and have been on-lent to, or otherwise been passed on to, such German Guarantor or any of its Subsidiaries, then the German Guaranty of such German Guarantor shall be subject to certain limitations as set out in clause (ii) below. In relation to any other amounts guaranteed, the German Guaranty of such German Guarantor remains unlimited.
     (ii) to the extent that the demand under the German Guaranty against such German Guarantor is made in respect of amounts in relation to which the conditions pursuant to clause (i) are fulfilled, such German Guarantor’s liability shall be limited as follows:
     (A) Subject to clauses (B) and (C) below, the Administrative Agent shall not be entitled to enforce the German Guaranty of such German Guarantor to the extent that such German Guarantor is able to demonstrate that such enforcement has the effect of:
          (x) reducing such German Guarantor’s net assets (Nettovermögen) (the “Net Assets”) to an amount less than its stated share capital (Stammkapital); or
          (y) (if its Net Assets are already lower than its stated share capital) causing such amount to be further reduced;
     and thereby affects its assets which are required for the obligatory preservation of its stated share capital according to §§ 30, 31 German GmbH-Act (GmbH-Gesetz) (the “GmbH-Act”). For determining whether the limitation set out in this clause (ii) applies, any recourse claim (Rückgriffsanspruch) which such German Guarantor has or would acquire as a result of the enforcement of the German Guaranty, shall be taken into account to the extent that such recourse claim is valuable (vollwertig) and the raising of such recourse claim is neither permanently nor temporarily prohibited under the Loan Documents.
     (B) The value of the Net Assets shall be determined in accordance with (generally accepted accounting principles (Grundsätze ordnungsgemäßer Buchführung) under the German Commercial Code (Handelsgesetzbuch)) consistently applied by such German Guarantor in preparing its unconsolidated balance sheets (Jahresabschluss according to § 42 GmbH-Act, §§ 242, 264 HGB) in the previous years, save that:
     (x) the amount of any increase of the stated share capital (Stammkapital) of such German Guarantor registered after the date of this Agreement without the prior written consent of the Administrative Agent shall be deducted from the relevant stated share capital;

     (y) loans provided to such German Guarantor by the Parent or any Subsidiary shall be disregarded if such loans are subordinated in the meaning of 39 para. 2 German Insolvency Code (Insolvenzordnung); and
     (z) loans and other liabilities incurred in violation of the provisions of this Agreement shall be disregarded.
     (iii) The limitation set out in clause (ii) above shall only apply if and to the extent that the managing director(s) (Geschäftsführer) on behalf of such German Guarantor have confirmed in writing to the Administrative Agent within 10 Business Days following the Administrative Agent’s demand under the German Guaranty of such German Guarantor, to what extent the demanded payment fulfils the conditions pursuant to clause (i) and would cause its Net Assets to fall below its stated share capital (Stammkapital) or, if the Net Assets are already less than the stated share capital (Stammkapital), would cause such amount to be further reduced (the “Management Determination”).
     (iv) If the Administrative Agent disagrees with the Management Determination, the Administrative Agent shall nevertheless be entitled to enforce the German Guaranty of such German Guarantor up to such amount, which is undisputed between itself and such German Guarantor in accordance with the provisions of clause (iii) above. In relation to the amount which is disputed, the Administrative Agent and such German Guarantor shall instruct a firm of auditors of international standing and reputation to determine within 30 calendar days (or such longer period as has been agreed between such German Guarantor and the Administrative Agent) from the date the Administrative Agent has contested the Management Determination the value of available Net Assets (the “Auditor’s Determination”). If the Administrative Agent and such German Guarantor do not agree on the appointment of a joint auditor within 5 Business Days from the date the Administrative Agent has disputed the Management Determination, the Administrative Agent shall be entitled to appoint auditors of international standing and reputation in its sole discretion. The amount determined as available in the Auditor’s Determination shall be (except for manifest error) binding for all the parties hereto. The costs of the Auditor’s Determination shall be borne by the Parent.
     (v) If, and to the extent that, the German Guaranty of such German Guarantor has been enforced without regard to the limitation set forth in clause (ii) because (A) the Management Determination was not delivered within the relevant time frame or (B) the amount of the available Net Assets pursuant to the Auditor’s Determination is lower than the amount stated in the Management Determination, the Lenders shall upon written demand of such German Guarantor to the Administrative Agent (on behalf of the Lenders) repay any amount (if and to the extent already paid to the Lenders) in the case of (A) above, which is necessary to maintain such German Guarantor’s stated share capital (Stammkapital), and in the case of (B) above up to and including the amount calculated in the Auditor’s Determination calculated as of the date the demand under such German Guaranty was made and in accordance with clauses (ii) and (iii) above, provided such demand for repayment is made to the Administrative Agent within 6 months (Ausschlussfrist) from the date such German Guaranty has been enforced.
     If pursuant to the Auditor’s Determination the amount of the available Net Assets is higher than set out in the Management Determination such German Guarantor shall pay such amount to the Administrative Agent, for the benefit of the holders of the Obligations, within 5 Business Days after receipt of the Auditor’s Determination.

     (vi) The limitation set out in clause (ii) does not affect the right of the Administrative Agent or any holder of the Obligations to claim again any outstanding amount at a later point in time if and to the extent that clause (ii) would allow this at that later point.
     (vii) If such German Guarantor intends to demonstrate that the enforcement of the German Guaranty of such German Guarantor has led to one of the effects referred to in clause (ii), then such German Guarantor shall realise at market value any and all of its assets that are shown in its balance sheet with a book value (Buchwert) which are (in the opinion of the Administrative Agent) significantly lower than their market value and to the extent that such assets are not necessary for such German Guarantor’s business (nicht betriebsnotwendig), to the extent necessary to satisfy the amounts demanded under such German Guaranty.
     (viii) The limitation set out in clause (ii) does not apply to any amount payable under the German Guaranty if and as long as a domination and/or profit and loss transfer agreement in accordance with § 291 of the German Stock Corporation Act (Aktiengesetz, the “AktG”) between such German Guarantor and any direct or indirect shareholder of such German Guarantor or subsidiary of the shareholder as dominating entity (herrschendes Unternehmen, the “Dominating Entity”) is in existence.
However, the Lenders agree to repay any amount received from the German Guarantor due to the preceding sentence if and to the extent the German Guarantor is not able to recover the annual loss (Jahresfehlbetrag) which the Dominating Entity is obliged to pay pursuant to § 302 AktG, due to the fact that the Dominating Entity is unable to fulfill its obligations pursuant to § 302 AktG when they fall due (zahlungsunfähig) or the Dominating Entity is over-indebted (überschuldet).
If such German Guarantor intends to claim back any amounts pursuant to the preceding sentence, such demand must be made in writing addressed to the Administrative Agent within one month after the settlement of the annual financial statements (Feststellung des Jahresabschlusses), however no later than six months after the end of the relevant financial year (Ausschlussfrist). Together with the demand for repayment, such German Guarantor is obliged to provide evidence satisfactory to the Aministrative Agent that the Dominating Entity is unable to fulfill its obligations pursuant to § 302 AktG, in particular by submission of audited financial statements and/or of an excerpt from the commercial register proving that the Dominating Entity has filed for insolvency. Upon receipt of such demand together with such evidence, the Lenders are obliged to repay any amount required to cover the annual loss (Jahresfehlbetrag) within 20 Business Days if and to the extent this amount is not paid by the Dominating Entity, provided however that the Lenders shall in no event be obliged to pay an amount exceeding the amount received from the enforcement of such German Guaranty by the Administrative Agent.
This Section 4.02(c) shall apply mutatis mutandis if the German Guaranty is granted by a German Guarantor organized as a limited liability partnership (GmbH & Co. KG) in relation to the limited liability company as general partner (Komplementär) of such German Guarantor.
4.03 Obligations Unconditional.
     (a) The obligations of the Domestic Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, compromise, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.03 that the obligations of the Domestic Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Domestic Guarantor subordinates, and agrees that such Domestic Guarantor shall not exercise any, right of subrogation, indemnity, reimbursement or contribution against any Borrower or any other Guarantor for amounts paid under this Article IV or any other guaranty of the Obligations until such time as the Obligations have been paid in full and the Commitments have expired or terminated.
     (b) The obligations of the Foreign Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Foreign Obligations, or any substitution, compromise, release, impairment or exchange of any other guarantee of or security for any of the Foreign Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.03 that the obligations of the Foreign Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Foreign Guarantor subordinates, and agrees that such Foreign Guarantor shall not exercise any, right of subrogation, indemnity, reimbursement or contribution against any Borrower or any other Guarantor for amounts paid under this Article IV or any other guaranty of the Foreign Obligations until such time as the Foreign Obligations have been paid in full and the Commitments have expired or terminated.
     (c) Without limiting the generality of the foregoing subsections (a) and (b), it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:
     (i) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;
     (ii) any of the acts mentioned in any of the provisions of any of the Loan Documents, or other documents relating to the Obligations or any other agreement or instrument referred to therein shall be done or omitted;
     (iii) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other documents relating to the Obligations or any other agreement or instrument referred to therein shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;
     (iv) any Lien granted to, or in favor of, the Administrative Agent or any holder of Obligations as security for any of the Obligations shall fail to attach or be perfected;
     (v) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor); or
     (vi) the change in any law, regulation, decree or order of any jurisdiction, or any other event affecting any term of any Obligation or any Lender’s rights with respect thereto.

     (d) With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other documents relating to the Obligations, or any other agreement or instrument referred to therein, or against any other Person under any other guarantee of, or security for, any of the Obligations.
4.04 Reinstatement.
     (a) The obligations of each Domestic Guarantor under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any Debtor Relief Law or otherwise, and each Domestic Guarantor agrees that it will indemnify the Administrative Agent and each holder of the Obligations on demand for all reasonable costs and expenses (including the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.
     (b) The obligations of each Foreign Guarantor under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Foreign Obligations is rescinded or must be otherwise restored by any holder of any of the Foreign Obligations, whether as a result of any Debtor Relief Law or otherwise, and each Foreign Borrower agrees that it will indemnify the Administrative Agent and each holder of the Foreign Obligations on demand for all reasonable costs and expenses (including the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such holder of the Foreign Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.
4.05 Certain Additional Waivers.
     (a) Each Domestic Guarantor acknowledges and agrees that (a) the guaranty given hereby may be enforced without the necessity of resorting to or otherwise exhausting remedies in respect of any other security or collateral interests, and without the necessity at any time of having to take recourse against any Borrower or any other Person (including any co-guarantor) or against any collateral securing the Obligations or otherwise, and (b) it will not assert any right to require that action first be taken against any Borrower or any other Person (including any co-guarantor) or pursuit of any other remedy or enforcement any other right, and (c) nothing contained herein shall prevent or limit action being taken against any Borrower hereunder, under the other Loan Documents or the other documents and agreements relating to the Obligations or, foreclosure on any security or collateral interests relating hereto or thereto, or the exercise of any other rights or remedies available in respect thereof, if neither the Borrowers nor the Guarantors shall timely perform their obligations, and the exercise of any such rights and completion of any such foreclosure proceedings shall not constitute a discharge of the Domestic Guarantors’ obligations hereunder unless as a result thereof, the Obligations shall have been paid in full and the commitments relating thereto shall have expired or terminated, it being the purpose and intent that the Domestic Guarantors’ obligations hereunder be absolute, irrevocable, independent and unconditional under all circumstances. Each Domestic Guarantor agrees that such Domestic Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation in accordance with to Section 4.03 and through the exercise of rights of contribution pursuant to Section 4.07.

     (b) Each Foreign Guarantor acknowledges and agrees that (a) the guaranty given hereby may be enforced without the necessity of resorting to or otherwise exhausting remedies in respect of any other security or collateral interests, and without the necessity at any time of having to take recourse against any Borrower or any other Person (including any co-guarantor) or against any collateral securing the Foreign Obligations or otherwise, and (b) it will not assert any right to require that action first be taken against any Borrower or any other Person (including any co-guarantor) or pursuit of any other remedy or enforcement any other right, and (c) nothing contained herein shall prevent or limit action being taken against any Borrower hereunder, under the other Loan Documents or the other documents and agreements relating to the Foreign Obligations or, foreclosure on any security or collateral interests relating hereto or thereto, or the exercise of any other rights or remedies available in respect thereof, if neither the Borrowers nor the Guarantors shall timely perform their obligations, and the exercise of any such rights and completion of any such foreclosure proceedings shall not constitute a discharge of the Foreign Guarantors’ obligations hereunder unless as a result thereof, the Foreign Obligations shall have been paid in full and the commitments relating thereto shall have expired or terminated, it being the purpose and intent that the Foreign Guarantors’ obligations hereunder be absolute, irrevocable, independent and unconditional under all circumstances. Each Foreign Guarantor agrees that such Foreign Guarantor shall have no right of recourse to security for the Foreign Obligations, except through the exercise of rights of subrogation in accordance with to Section 4.03 and through the exercise of rights of contribution pursuant to Section 4.07.
4.06 Remedies.
     (a) The Domestic Guarantors agree that, to the fullest extent permitted by Law, as between the Domestic Guarantors, on the one hand, and holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances specified in Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Domestic Guarantors for purposes of Section 4.01. The Domestic Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.
     (b) The Foreign Guarantors agree that, to the fullest extent permitted by Law, as between the Foreign Guarantors, on the one hand, and holders of the Foreign Obligations, on the other hand, the Foreign Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances specified in Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Foreign Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Foreign Obligations being deemed to have become automatically due and payable), the Foreign Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Foreign Guarantors for purposes of Section 4.01. The Foreign Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Foreign Obligations may exercise their remedies thereunder in accordance with the terms thereof.
4.07 Rights of Contribution.
     (a) The Domestic Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Domestic Guarantor shall have a right of contribution from each other

Domestic Guarantor in accordance with applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated, and none of the Domestic Guarantors shall exercise any such contribution rights until the Obligations have been irrevocably paid in full and the Commitments shall have expired or been terminated.
     (b) The Foreign Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Foreign Guarantor shall have a right of contribution from each other Foreign Guarantor in accordance with applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the Foreign Obligations until such time as the Foreign Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated, and none of the Foreign Guarantors shall exercise any such contribution rights until the Foreign Obligations have been irrevocably paid in full and the Commitments shall have expired or been terminated.
4.08 Guarantee of Payment; Continuing Guarantee.
     (a) The guarantee given by the Domestic Guarantors in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.
     (b) The guarantee given by the Foreign Guarantors in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Foreign Obligations whenever arising.
ARTICLE V
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
5.01 [Reserved].
5.02 Conditions to all Credit Extensions.
     The obligation of each Lender to honor any Request for Credit Extension (other than a Request for Credit Extension requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:
     (a) The representations and warranties of each Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.
     (b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
     (c) The Administrative Agent and, if applicable, the applicable L/C Issuer or the applicable Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof (or, in the case of International Swing Loans, a borrowing request in accordance with the borrowing procedures agreed to by the applicable Borrower and the applicable International Swing Line Lender).
     (d) In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency as determined in its reasonable discretion by (i) the Administrative Agent, (ii) the Required Lenders (in the case of any Revolving Loans to be denominated in an Alternative Currency), (iii) the Domestic Swing Line Lender (in the case of any Domestic Swing Line Loans to be denominated in an Alternative Currency), (iv) the Australian Swing Line Lender (in the case of any Australian Swing Line Loan), (v) the Danish Swing Line Lender (in the case of any Danish Swing Line Loan), (vi) the applicable International Swing Line Lender (in the case of any International Swing Line Loan) or (vii) the applicable L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency).
     Each Request for Credit Extension (other than a Request for Credit Extension requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
     The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:
6.01 Existence, Qualification and Power.
     (a) Each Loan Party (i) is duly organized, formed or incorporated, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, and (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under the Loan Documents to which it is a party.
     (b) The Parent and each Subsidiary (i) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to own or lease its assets and carry on its business and (ii) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (i) or (ii), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.02 Authorization; No Contravention.
     The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict in any material respect with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law applicable to any Loan Party.

6.03 Governmental Authorization; Other Consents.
     No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (i) those that have already been obtained and are in full force and effect and (ii) filings to perfect the Liens created by the Collateral Documents.
6.04 Binding Effect.
     Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, except to the extent that such enforceability may be limited under Debtor Relief Laws or by general principles of equity. Each Loan Party benefits by entering into the Loan Documents to which it is a party.
6.05 Financial Statements; No Material Adverse Effect.
     (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
     (b) The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
     (c) From the date of the Audited Financial Statements to and including the Fourth Amendment Effective Date, there has been no Disposition or any Involuntary Disposition of any material part of the business or property of the Parent and its Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Parent and its Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Fourth Amendment Effective Date.
     (d) The financial statements delivered pursuant to Sections 7.01(a), (b) and (c) have been prepared in accordance with GAAP (except as may otherwise be permitted under Sections 7.01(a), (b) and (c)) and present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated and, in the case of financial statements delivered pursuant to Sections 7.01(b) and (c), consolidating, financial condition, results of operations and cash flows of the Parent and its Subsidiaries as of the dates thereof and for the periods covered thereby.
     (e) Since the date of the Audited Financial Statements, there has been no event or circumstance, that has had or could reasonably be expected to have a Material Adverse Effect.

6.06 Litigation.
     There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Responsible Officers of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Parent or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) could reasonably be expected to have a Material Adverse Effect.
6.07 No Default.
     (a) Neither the Parent nor any Subsidiary is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.
     (b) No Default has occurred and is continuing.
6.08 Ownership of Property, Liens.
     Each of the Parent and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not reasonably be expected to have a Material Adverse Effect. The property of the Parent and its Restricted Subsidiaries is not subject to any Liens other than Permitted Liens.
6.09 Environmental Compliance.
Except as could not reasonably be expected to have a Material Adverse Effect:
     (a) Each of the facilities and real properties owned, leased or operated by the Parent or any Subsidiary (the “Facilities”) and all operations at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Facilities or the businesses operated by the Parent and its Subsidiaries at such time (the “Businesses”), and there are no conditions relating to the Facilities or the Businesses that could give rise to liability under any applicable Environmental Laws.
     (b) None of the Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.
     (c) Neither the Parent nor any Subsidiary has received any written or, to the knowledge of the Responsible Officers of the Loan Parties, verbal, notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.
     (d) Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf the Parent or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

     (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened, under any Environmental Law to which the Parent or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Parent, any Subsidiary, the Facilities or the Businesses.
     (f) There has been no release or threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including, without limitation, disposal) of the Parent or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that would reasonably be likely to give rise to liability under Environmental Laws.
6.10 Insurance.
     (a) The properties of the Parent and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Parent, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Parent or the applicable Subsidiary operates.
     (b) All real property that constitutes Collateral and that is a Flood Hazard Property is covered by flood insurance with financially sound and reputable insurance companies not Affiliates of the Parent, in such amounts and with such deductibles as the Administrative Agent may request upon at least thirty (30) days prior written notice to the Parent.
6.11 Taxes.
     The Parent and its Restricted Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no written proposed tax assessment against the Parent or any Subsidiary that would, if made, have a Material Adverse Effect. Neither the Parent nor any Subsidiary is party to any tax sharing agreement.
6.12 ERISA Compliance.
     (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the knowledge of the Responsible Officers of the Loan Parties, nothing has occurred that would reasonably be expected to prevent or cause the loss of such tax-qualified status.

     (b) There are no pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (c) (i) No ERISA Event has occurred, and neither the Parent nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Parent and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Internal Revenue Code) is 60% or higher and neither the Parent nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Parent nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Parent nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
6.13 Subsidiaries.
     Set forth on Schedule 6.13 is a complete and accurate list as of the Fourth Amendment Effective Date of each Subsidiary, together with (i) jurisdiction of organization, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Parent or any Subsidiary and (iv) a designation of whether such Subsidiary is a Restricted Subsidiary. The outstanding Equity Interests of each Subsidiary that are pledged as Collateral under the Collateral Documents are validly issued, fully paid and non-assessable.
6.14 Margin Regulations; Investment Company Act.
     (a) No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the applicable Borrower only or of the Parent and its Subsidiaries on a consolidated basis) subject to the provisions of Section 8.01 or Section 8.05 or subject to any restriction contained in any agreement or instrument between any Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 9.01(e) will be margin stock.
     (b) None of the Parent or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940 and no Request for Credit Extension shall be made by any Borrower if the making by the applicable Lenders or the applicable L/C Issuer of the requested Credit Extension would be in contravention of the Investment Company Act of 1940.

6.15 Disclosure.
     No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed by the Loan Parties to be reasonable at the time such projected financial information was prepared, it being understood that projections are only estimates of future performance and actual results may vary from projections.
6.16 Compliance with Laws.
     The Parent and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. No Loan Party has any immunity from the jurisdiction of a court or from legal process.
6.17 Intellectual Property; Licenses, Etc.
     The Parent and its Restricted Subsidiaries own, or possess the legal right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses. Set forth on Schedule 6.17 is a list of (i) all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office that as of the Fourth Amendment Effective Date a Loan Party owns and (ii) all licenses of IP Rights registered with the United States Copyright Office or the United States Patent and Trademark Office as of the Fourth Amendment Effective Date. Except for such claims and infringements that could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted in writing and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, and, to the knowledge of the Responsible Officers of the Loan Parties, the use of any such IP Rights by the Parent or any Subsidiary or the granting of a right or a license in respect of any IP Rights from the Parent or any Subsidiary does not infringe on the rights of any Person.
6.18 Solvency.
     The Loan Parties are Solvent on a consolidated basis.
6.19 Business Locations; Taxpayer Identification Number.
     (a) Set forth on Schedule 6.19-1 is a list of all real property that is owned or leased by any Loan Party as of the Fourth Amendment Effective Date together with an identification of which Loan Party owns or leases such real property and whether such real property is owned or leased.
     (b) Set forth on Schedule 6.19-2 is the chief executive office location of each Loan Party as of the Fourth Amendment Effective Date.

     (c) Set forth on Schedule 6.19-3 is the U.S. tax payer identification number and organizational identification number of each Domestic Loan Party as of the Fourth Amendment Effective Date.
     (d) The exact legal name and jurisdiction of formation of each Loan Party is as of the Fourth Amendment Effective Date as set forth on the signature pages hereto.
     (e) Except as set forth on Schedule 6.19-4, no Loan Party has during the five years preceding the Fourth Amendment Effective Date (i) changed its legal name, (ii) changed its jurisdiction of formation or (iii) been party to a merger, consolidation or other change in structure.
6.20 Labor Matters.
     (a) As of the Fourth Amendment Effective Date, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Parent or any Restricted Subsidiary.
     (b) Neither the Parent nor any Restricted Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the five years preceding the Fourth Amendment Effective Date.
6.21 Works Council.
     Bright Netherlands has given any works council (ondernemingsraad) that under the Works Council Act (Wet op de ondernemingsraden) has the right to give advice in relation to the entry into and performance of this Agreement, the opportunity to give such advice and has obtained unconditional positive advice from such works council.
ARTICLE VII
AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Credit Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Loan Parties shall and shall cause each Restricted Subsidiary to:
7.01 Financial Statements.
     Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:
     (a) as soon as available, but in any event within ninety days after the end of each fiscal year of the Parent (or such earlier date the Parent may be required to file its annual financial statements on Form 10-K with the SEC), a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than any qualification as to scope resulting solely from a new accounting pronouncement) or with respect to the absence of any material misstatement;

     (b) as soon as available, but in any event within forty-five days after the end of each of the first three fiscal quarters of each fiscal year of the Parent (or such earlier date the Parent may be required to file its quarterly financial statements on Form 10-Q with the SEC), a consolidated and consolidating balance sheet of the Parent and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations and cash flows for such fiscal quarter and for the portion of the Parent’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by the chief or principle executive officer, chief financial officer, treasurer or controller of the Parent as fairly presenting the financial condition, results of operations and cash flows of the Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and
     (c) as soon as available, but in any event within ninety days after the end of each fiscal year of the Parent, an unaudited consolidating balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year, and the related unaudited consolidating statement of profit and loss for such fiscal year, all in reasonable detail and certified by the chief or principle executive officer, chief financial officer, treasurer or controller of the Parent as fairly presenting the financial condition and results of operations of the Parent and its Subsidiaries in accordance with GAAP, subject only to the absence of footnotes.
As to any information contained in materials furnished pursuant to Section 7.02(e), the Parent shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Parent to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.
7.02 Certificates; Other Information.
Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:
     (a) concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of the accounting firm certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event;
     (b) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by the chief or principle executive officer, chief financial officer, treasurer or controller of the Parent;
     (c) within forty-five days after the end of the second and fourth fiscal quarter of each fiscal year of the Parent, a certificate from a Responsible Officer of the Parent containing the information set forth on Exhibit 7.02(c) with respect to certain types of property acquired by any Foreign Loan Party since the date of the prior certificate (or, in the case of the first certificate, since the Closing Date), as such Exhibit may be updated from time to time by the Administrative Agent by notice to the Parent (it being understood that if any Collateral Document executed by a Foreign Loan Party requires delivery of such information on a more frequent basis, then this Section 7.02(c) shall control and such requirement in such Collateral Document shall be of no force and effect);

     (c) no later than 60 days after the commencement of each fiscal year of the Parent, an annual business plan and budget of the Parent and its Subsidiaries containing, among other things, forecasted financial statements for each quarter of such fiscal year;
     (d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the equityholders of any Loan Party, and copies of all annual, regular, periodic and special reports and registration statements which a Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
     (e) concurrently with the delivery of the financial statements referred to in Section 7.01(a), a report signed by a Responsible Officer of the Parent that supplements Schedule 6.17, such that, as supplemented, such Schedule would continue to be accurate and complete as of such date (if no supplement is required to cause such Schedule to be accurate and complete as of such date, then the Borrower shall not be required to deliver such a report);
     (f) if requested by the Administrative Agent, copies of the Parent’s written response to any management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Parent by independent accountants in connection with the accounts or books of the Parent or any Subsidiary, or any audit of any of them;
     (g) promptly, and in any event within five Business Days after receipt thereof by the Parent or any Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Parent or any Subsidiary; and
     (h) promptly, such additional information regarding the business, financial or corporate affairs of the Parent or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.
     Documents required to be delivered pursuant to Sections 7.01(a), (b) and (c) and Section 7.02(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Parent shall deliver paper copies of such documents to the Administrative Agent if the Administrative Agent requests the Parent to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Parent shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of (unless a Lender has requested that the Administrative Agent request delivery of) or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent with any such request for delivery, and each Lender shall be solely responsible for requesting delivery of or maintaining its copies of such documents.

     The Loan Parties hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Parent or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Loan Parties hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Parent or its Affiliates, or the respective securities of any of the foregoing, for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated as “Public Side Information.” Notwithstanding the foregoing, the Parent shall not be under any obligation to mark any Borrower Materials “PUBLIC.”
7.03 Notices.
     Promptly following its knowledge thereof, notify the Administrative Agent of the following:
     (a) the occurrence of any Default;
     (b) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;
     (c) the occurrence of any ERISA Event; and
     (d) any material change in accounting policies or financial reporting practices by the Parent or any Subsidiary.
     Each notice pursuant to this Section 7.03(a) through (d) shall be accompanied by a statement of a Responsible Officer of the Parent setting forth details of the occurrence referred to therein and stating what action the Parent has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
7.04 Payment of Obligations.
     Pay and discharge, as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Parent or such Restricted Subsidiary; and (b) all lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon its property.

7.05 Preservation of Existence, Etc.
     (a) Preserve, renew and maintain in full force and effect its legal existence except in a transaction permitted by Section 8.04 or 8.05.
     (b) Preserve, renew and maintain in full force and effect its good standing (to the extent applicable) under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05.
     (c) Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     (d) Preserve or renew all of its IP Rights, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
7.06 Maintenance of Properties.
     (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.
     (b) Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     (c) Use the standard of care typical in the industry in the operation and maintenance of its facilities.
7.07 Maintenance of Insurance.
     (a) Maintain in full force and effect insurance with financially sound and reputable insurance companies not Affiliates of the Parent, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Parent or the applicable Restricted Subsidiary operates.
     (b) Cause all real property that constitutes Collateral and that is a Flood Hazard Property to be covered by flood insurance with financially sound and reputable insurance companies not Affiliates of the Parent, in such amounts and with such deductibles as the Administrative Agent may request upon at least thirty (30) days prior written notice to the Parent.
     (c) Cause the Administrative Agent and its successors and/or assigns to be named as lender’s loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any insurance providing liability coverage or coverage in respect of any Collateral, and use commercially reasonable efforts to cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice (or such lesser number of days as the Administrative Agent may agree) before any such policy or policies shall be altered or canceled.
7.08 Compliance with Laws.
     Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of

Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
7.09 Books and Records.
     (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Parent or such Restricted Subsidiary, as the case may be.
     (b) Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Parent or such Restricted Subsidiary, as the case may be.
7.10 Inspection Rights.
     (a) Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of the properties of the Parent or any Subsidiary, to examine (and make copies thereof or abstracts therefrom) any of the corporate, financial and operating records of the Parent or any Subsidiary, and to discuss the affairs, finances and accounts of the Parent or any Subsidiary with such Person’s chief executive officer and chief financial officer and, in the presence of either such officer, its independent public accountants, at such reasonable times during normal business hours (other than at any time during the ten (10) day period which precedes and follows the end of each fiscal quarter of the Parent) and as often as may be reasonably desired, upon reasonable advance notice to the Parent; provided, however, that when an Event of Default exists the Administrative Agent (or any of its representatives) may do any of the foregoing at any time during normal business hours and without advance notice. The Loan Parties shall reimburse the Administrative Agent for the reasonable out-of-pocket and documented expenses (including the per diem fees of its representatives and independent contractors) for up to two (2) such visits and inspections in any fiscal year, provided that if when an Event of Default exists the Loan Parties shall reimburse the Administrative Agent and the Lenders for the expenses of all such visits and inspections. If any Lender so requests, such Lender and its representatives shall be permitted, at the expense of such Lender, to accompany the Administrative Agent on any such visits and inspections.
     (b) If requested by the Administrative Agent in its sole discretion, (i) permit the Administrative Agent, and its representatives, upon reasonable advance notice to the Parent, to conduct an audit of the Collateral at the expense of the Parent, and (ii) promptly deliver to the Administrative Agent (A) asset appraisal reports with respect to all of the property of the Parent and its Subsidiaries and (B) a written audit of the accounts receivable, inventory, payables, controls and systems of the Parent and its Subsidiaries; provided that the Administrative Agent shall not be permitted to request any of the foregoing items more than once per calendar year and three times during the term of this Agreement.
     (c) Following the occurrence and during the existence of any Event of Default, upon the reasonable written request of the Administrative Agent if any event or the discovery of any condition which the Administrative Agent or the Required Lenders reasonably believe has caused (or could be reasonably expected to cause) the representations and warranties set forth in Section 6.09 to be untrue in any material respect, furnish or cause to be furnished to the Administrative Agent, at the Loan Parties’ expense, a report of an environmental assessment of reasonable scope, form and depth, (including, where appropriate, invasive soil or groundwater sampling) by a consultant reasonably acceptable to the Administrative Agent as to the nature and extent of the presence of any Hazardous Materials on any Facilities and as to the compliance by the Loan Parties with Environmental Laws at any Facilities. If the Loan Parties fail to deliver such an environmental report within seventy-five (75) days after receipt of such written request then the

Administrative Agent may arrange for the same, and the Loan Parties hereby grant to the Administrative Agent and its representatives access to the Real Properties to reasonably undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling). The reasonable and documented cost of any assessment arranged for by the Administrative Agent pursuant to this provision will be payable by the Loan Parties on demand and added to the obligations secured by the Collateral Documents.
7.11 Use of Proceeds.
     Use the proceeds of the Credit Extensions solely to (a) refinance certain existing Indebtedness and (b) finance working capital, capital expenditures and other lawful corporate purposes (including, without limitation, the financing of any Permitted Acquisition) of the Parent and its Subsidiaries, provided that in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or of any Loan Document.
7.12 Additional Guarantors.
     (a) Concurrent with the acquisition of any Material Domestic Subsidiary and within thirty (30) days (or such later date as the Administrative Agent may agree in writing) after any Domestic Subsidiary that is not a Domestic Loan Party becomes a Material Domestic Subsidiary:
     (i) notify the Administrative Agent thereof in writing, together with the (A) jurisdiction of organization, (B) number of shares of each class of Equity Interests outstanding, and (C) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Parent or any Subsidiary; and
     (ii) cause such Domestic Subsidiary (other than any SPV) to (A) become a Domestic Guarantor by executing and delivering to the Administrative Agent a Domestic Guarantor Joinder Agreement or such other documents as the Administrative Agent shall deem appropriate for such purpose, and (B) upon the request of the Administrative Agent in its sole discretion, deliver to the Administrative Agent such Organization Documents, resolutions and favorable opinions of counsel, all in form, content and scope reasonably satisfactory to the Administrative Agent; and
     (b) Within thirty (30) days (or such later date as the Administrative Agent may agree in writing) after the acquisition of any Material Foreign Subsidiary or any Foreign Subsidiary that is not a Foreign Loan Party becomes a Material Foreign Subsidiary:
     (i) notify the Administrative Agent thereof in writing, together with the (A) jurisdiction of organization, (B) number of shares of each class of Equity Interests outstanding, and (C) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Parent or any Subsidiary; and
     (ii) cause such Foreign Subsidiary (other than any SPV) to (A) guaranty the Foreign Obligations by executing and delivering to the Administrative Agent a guaranty agreement or such other documents as the Administrative Agent shall deem appropriate for such purpose (each a “Foreign Subsidiary Guaranty Agreement”), and (B) upon the request of the Administrative Agent in its sole discretion, deliver to the Administrative Agent such Organization Documents, resolutions and favorable opinions of counsel, all in form, content and scope reasonably satisfactory to the Administrative Agent.
     Notwithstanding the foregoing, if it is unlawful for a Material Foreign Subsidiary to become a Foreign Guarantor or if becoming a Foreign Guarantor would result in personal liability to the directors or other management of the Parent or any Subsidiary, such Material Foreign Subsidiary shall not be required to become a Foreign Guarantor. However, as soon as practicable, the Parent and its Subsidiaries shall take any reasonable steps available to them to avoid any such unlawfulness or personal liability (including by complying with any procedure under any law such as under section 208(1)(a) or section 260B of the Corporations Act (Commonwealth of Australia) or by agreeing to a limit on the amount guaranteed). Before taking any steps, the Loan Parties must obtain the consent of the Administrative Agent.
     If any Foreign Subsidiary becomes a Foreign Guarantor pursuant to this Section 7.12(b) but at any time thereafter is no longer a Material Foreign Subsidiary, such Foreign Subsidiary may, upon written notice to the Administrative Agent, elect to terminate its guarantee; provided that if such Foreign Subsidiary at any time thereafter becomes a Material Foreign Subsidiary it shall be required to comply with Section 7.12(b).
     (c) If any Subsidiary that is not a Guarantor provides a Guarantee in respect of any Subordinated Indebtedness issued by, or Guaranteed by, any Loan Party, such Subsidiary shall, concurrent with providing the Guarantee in respect of such Subordinated Indebtedness, (i) provide a Guarantee of such Loan Party’s obligations under the Loan Documents by executing and delivering to the Administrative Agent a guaranty agreement or such other documents as the Administrative Agent shall deem appropriate for such purpose, and (ii) upon the request of the Administrative Agent in its sole discretion, deliver to the Administrative Agent such Organization Documents, resolutions and favorable opinions of counsel, all in form, content and scope reasonably satisfactory to the Administrative Agent.
     (d) Any Subsidiary that becomes a Guarantor pursuant to this Section 7.12 shall, upon request of any Lender, deliver to such Lender such know your customer (KYC) information that such Lender is required to obtain under applicable Laws.
7.13 [Reserved].
7.14 Pledged Assets.
     (a) Equity Interests.
     (i) Cause (A) 100% of the issued and outstanding Equity Interests of each Material Domestic Subsidiary and (B) 66% (or such greater percentage that, due to a change in an applicable Law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (2) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Material First Tier Foreign Subsidiary (other than any SPV) to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the Collateral Documents or such other additional security documents as the Administrative Agent shall reasonably request to secure the Obligations (including the Foreign Obligations);
     (ii) If requested by the Administrative Agent, cause 100% of the issued and outstanding Equity Interests of each Foreign Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the Collateral Documents or such other additional security documents as the Administrative Agent shall reasonably request to secure the Foreign Obligations; and

     (iii) In connection with the foregoing clauses (i) and (ii), deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, opinions of counsel and any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form, content and scope reasonably satisfactory to the Administrative Agent.
     (b) Other Property.
     (i) Cause all of the owned and leased real and personal property (other than Excluded Property) of the Loan Parties to be subject at all times to first priority, perfected and, in the case of real property (whether leased or owned), title insured Liens in favor of the Administrative Agent to secure, in the case of each Domestic Loan Party, the Obligations (including the Foreign Obligations), and in the case of each Foreign Loan Party, the Foreign Obligations, in each case pursuant to the Collateral Documents or, with respect to any such property acquired subsequent to the Closing Date, such other additional security documents as the Administrative Agent shall reasonably request, subject in any case to Permitted Liens; provided that with respect to any personal property (other than Excluded Property) acquired by any Foreign Loan Party after the date such Foreign Loan Party becomes a party hereto, the Loan Parties shall be required to cause such personal property to be subject at all times to such first priority, perfected Liens within thirty (30) days (or such later date as the Administrative Agent may agree in writing) after delivery of the information with respect to such personal property pursuant to Section 7.02(c); and
     (ii) Deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, real estate title insurance policies, surveys, environmental reports, landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person and opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the Administrative Agent.
ARTICLE VIII
NEGATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Credit Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Restricted Subsidiary to, directly or indirectly:
8.01 Liens.
     Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
     (a) Liens pursuant to any Loan Document;
     (b) Liens existing on the Fourth Amendment Effective Date and listed on Schedule 8.01 and any renewals or extensions thereof, provided that (A) the property covered thereby is not changed, (B) the amount secured or benefited thereby is not increased except as contemplated by Section 8.03(b), (C) the direct or any contingent obligor with respect thereto is not changed, and

(D) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);
     (c) Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
     (d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;
     (e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
     (f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
     (h) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(h);
     (i) Liens securing Indebtedness permitted under Section 8.03(e)(i) and Section 8.03(e)(ii); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) such Liens attach to such property concurrently with or within ninety days after the acquisition thereof;
     (j) Liens on real property securing Indebtedness permitted under Section 8.03(e)(iii); provided that such Liens attach to such real property concurrently with or within ninety days after the incurrence of such Indebtedness;
     (k) leases or subleases granted to others not interfering in any material respect with the business of the Parent or any of its Subsidiaries;
     (l) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;
     (m) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.02;

     (n) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;
     (o) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;
     (p) Liens arising under the general terms and conditions of banks (Allegemeine Geschäftsbedingungen der Banken) with whom any German Guarantor maintains a banking relationship in the ordinary course of business;
     (q) Liens created or deemed to exist in connection with any Permitted Securitization Transaction, but only to the extent that any such Lien relates to the Permitted Securitization Property actually sold, contributed or otherwise conveyed pursuant to such Permitted Securitization Transaction;
     (r) Liens created or deemed to exist in connection with any Permitted Factoring Transaction, but only to the extent that any such Lien relates to the Permitted Factoring Property actually sold, contributed or otherwise conveyed pursuant to such Permitted Factoring Transaction;
     (s) Liens arising on any real property as a result of any eminent domain, condemnation or similar proceeding being commenced with respect to such real property; and
     (t) Liens on the property of Foreign Subsidiaries securing Foreign Subsidiary Debt (or any effective but unused commitments for Foreign Subsidiary Debt), provided that if such Foreign Subsidiary is a Foreign Borrower then each lender holding such Foreign Subsidiary Debt (or commitments) (other than any lender holding Indebtedness under the Bright India Loan Documents) shall have entered into an intercreditor agreement with the Administrative Agent subordinating such lender’s Liens to the Liens arising under the Loan Documents on terms and conditions reasonably acceptable to the Administrative Agent.
8.02 Investments.
     Make any Investments, except:
     (a) Investments in the form of cash or Cash Equivalents;
     (b) Investments existing as of the Fourth Amendment Effective Date and, with respect to all Investments existing on November 15, 2010, those set forth in Schedule 8.02;
     (c) Permitted Intercompany Investments;
     (d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
     (e) Guarantees permitted by Section 8.03, provided that any payment on such Guarantee shall be deemed an Investment in the other Person that is the primary obligor on the Indebtedness which is the subject of such Guarantee and such Investment shall not be permitted by this clause (e);

     (f) Permitted Acquisitions;
     (g) loans and advances to employees in the ordinary course of business and consistent with past practices;
     (h) Investments received as consideration for a Disposition permitted under Section 8.05;
     (i) Investments by a Foreign Subsidiary in a SPV in connection with a Permitted Securitization Transaction consisting of (i) deemed capital contributions made in connection with the sale of Permitted Securitization Property to a SPV and (ii) to the extent required as a condition precedent to such Permitted Securitization Transaction, Investments in an aggregate amount not to exceed US$4.5 million;
     (j) the book entry of an Investment made prior to the Closing Date (which shall not be accompanied by the transfer of any property);
     (k) Guarantees of (i) operating leases of the Parent or any Subsidiary, (ii) trade accounts payable of a Subsidiary incurred in the ordinary course of business, (iii) the payment and/or performance by a Subsidiary of obligations under logistics services contracts, and (iv) the purchase by a Subsidiary of non-stock product or service;
     (l) the three Investments described in the memorandum titled “Discussion of Potential Real Property Purchases and Investments” posted prior to the Fourth Amendment Effective Date on the portion of the Platform not designated as “Public Side Information” up to the maximum amount of such Investments as set forth in such memorandum;
     (m) the book transfer (from a Foreign Subsidiary to another Foreign Subsidiary) of a receivable arising from an intercompany transaction; and
     (n) Investments not permitted by the foregoing clauses in an amount not to exceed US$15 million in the aggregate at any time outstanding, provided that this clause (n) shall not be available for (i) Acquisitions and (ii) Investments by the Parent or any Domestic Subsidiary in any Foreign Subsidiary.
8.03 Indebtedness.
     Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Indebtedness, except:
     (a) Credit Obligations arising under the Loan Documents;
     (b) Indebtedness of the Parent and its Subsidiaries existing on the Fourth Amendment Effective Date and set forth in Schedule 8.03 and renewals, refinancings and extensions thereof; provided that (A) the amount of such Indebtedness is not increased at the time of such renewal, refinancing or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection therewith such refinancing and by an amount equal to any existing commitments unutilized thereunder and (B) the terms of any such renewal, refinancing or extension are no less favorable in any material respect to the Parent and its Subsidiaries than the terms of the Indebtedness being renewed, refinanced or extended;
     (c) intercompany Indebtedness permitted under Section 8.02;
     (d) obligations (contingent or otherwise) of the Parent or any Subsidiary existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”;
     (e) (i) purchase money Indebtedness hereafter incurred by the Parent or any of its Subsidiaries to finance the purchase of inventory entered into in the ordinary course of business and consistent with past practices and renewals, refinancings and extensions thereof, provided that such Indebtedness when incurred shall not exceed the purchase price of the property financed;
     (ii) purchase money Indebtedness (including obligations in respect of Capital Leases and Synthetic Leases) hereafter incurred by the Parent or any of its Subsidiaries to finance the purchase of fixed assets (other than real property), and renewals, refinancings and extensions thereof, provided that (A) the aggregate amount of payments of principal and interest made in connection therewith in any fiscal year shall not exceed US$5 million and (B) such Indebtedness when incurred shall not exceed the purchase price of the property financed; and
     (iii)Indebtedness secured by real property owned by the Parent or any Subsidiary on the Fourth Amendment Effective Date or real property acquired by the Parent or any Subsidiary in the Proposed Real Property Acquisitions, and renewals, refinancings and extensions thereof, provided that such Indebtedness when incurred shall not exceed the purchase price of the real property securing such Indebtedness;
(f) (i) Indebtedness owing by Foreign Subsidiaries, provided that the aggregate outstanding principal amount of all such Indebtedness shall not at any time exceed US$40 million;
     (ii) Indebtedness owing by Foreign Subsidiaries formed under the Laws of, or carrying on business in, India, provided that the aggregate outstanding principal amount of all such Indebtedness shall not at any time exceed US$20 million;
     (g) Subordinated Indebtedness incurred by the Parent and/or any Subsidiary, provided that the Parent shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to the incurrence of such Subordinated Indebtedness on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 as of the most recent fiscal quarter end for which the Loan Parties were required to deliver financial statements pursuant to Section 7.01(a) or (b);
     (h) customary indemnity and similar obligations arising under purchase agreements entered into connection with Acquisitions;

     (i) Indebtedness owing with respect to money judgments which do not violate the terms of Section 9.01(h);
     (j) Indebtedness of Foreign Subsidiaries (other than Foreign Borrowers) arising under Receivables Financings, provided that the Receivables Financing Amount shall not exceed US$150 million at any time;
     (k) Indebtedness of the Parent and its Domestic Subsidiaries not permitted by the foregoing clauses in an amount not to exceed US$5 million in the aggregate at any time outstanding; and
     (l) Guarantees with respect to Indebtedness permitted under this Section 8.03, provided that (i) if any Domestic Loan Party provides a Guarantee with respect to Foreign Subsidiary Debt (other than any Indebtedness under Section 8.03(f)(ii) and any Indebtedness outstanding on the Closing Date), such Guarantee shall be expressly subordinated to the Obligations in a manner and to an extent reasonably satisfactory to the Administrative Agent and (ii) neither the Parent nor any Domestic Subsidiary shall be permitted to provide Guarantees with respect to any Indebtedness arising under Permitted Securitization Transactions or Permitted Factoring Transactions.
     Notwithstanding anything to the contrary in this Section 8.03 or otherwise, no SPV shall contract, create, incur, assume or permit to exist any Indebtedness other than Indebtedness existing from time to time under a Permitted Securitization Transaction.
8.04 Fundamental Changes.
     Merge, dissolve, liquidate or consolidate, with or into another Person, except that so long as no Default exists or would result therefrom: (a) the Parent may merge or consolidate with any Subsidiary provided that the Parent is the continuing or surviving Person; (b) any Domestic Subsidiary may merge or consolidate with any other Subsidiary provided that (i) if a Domestic Borrower is a party thereto, a Domestic Borrower shall be the continuing or surviving Person, (ii) if a Domestic Borrower is not a party thereto and a Domestic Guarantor is a party thereto, then a Domestic Guarantor shall be the continuing or surviving Person and (iii) if a Domestic Loan Party is not a party thereto, then a Domestic Subsidiary shall be the continuing or surviving Person; (c) any Foreign Subsidiary may merge or consolidate with any other Foreign Subsidiary provided that (i) if a Foreign Borrower is a party thereto, such Foreign Borrower shall be the continuing or surviving Person and (ii) if a Foreign Borrower is not a party thereto and a Foreign Guarantor is a party thereto, then a Foreign Guarantor shall be the continuing or surviving Person; (d) Bright Netherlands may merge or consolidate with a Subsidiary established by the Parent to carry on the business and operations of Bright Netherlands provided that (i) the Parent provides the Administrative Agent with not less than twenty (20) days prior written notice thereof and (ii) such Subsidiary is a Foreign Borrower; (e) subject to clause (a) above, the Parent or any Subsidiary may merge with any other Person in connection with an Acquisition; and (f) any Subsidiary (other than any Borrower) may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not have a Material Adverse Effect.
8.05 Dispositions.
     Make, or permit any Subsidiary to make, any Disposition other than:
     (a) any Disposition of Discontinued Operations Property, provided that (i) at least fifty percent (50%) of the aggregate consideration paid in connection with all such Dispositions in any fiscal year shall be cash or Cash Equivalents paid contemporaneous with consummation of the transaction and (ii) the aggregate value of all consideration shall be in an amount not less than the fair and adequate value of the property disposed of;
     (b) Permitted Factoring Transactions, provided (i) one hundred percent (100%) of the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneous with consummation of the transaction (other than any portion of the consideration that is held back by the purchaser) and (ii) the Receivables Financing Amount shall not exceed US$150 million at any time; and
     (c) any other Disposition so long as (i) if such Disposition is made by the Parent, any Domestic Subsidiary or any Foreign Loan Party, at least seventy-five percent (75%) of the aggregate consideration paid in connection with all such Dispositions in any fiscal year shall be cash or Cash Equivalents paid contemporaneous with consummation of the transaction and the aggregate value of all consideration shall be in an amount not less than the fair and adequate value of the property disposed of, (ii) such transaction does not involve the sale or other disposition of a minority equity interest in any Subsidiary, (iii) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise permitted under this Section 8.05 and (iv) the aggregate net book value of all of the property sold or otherwise disposed of in all such transactions (other than any Sale and Leaseback Transaction permitted under Section 8.15) in any fiscal year of the Parent shall not exceed US$10 million.
8.06 Restricted Payments.
     (a) Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
     (i) each Subsidiary may make Restricted Payments to any Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
     (ii) the Parent and each Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person; and
     (iii) the Parent may declare and make Restricted Payments so long as (A) no Default then exists or would exist after giving effect to such Restricted Payment and (B) the Parent shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Restricted Payment (and the incurrence of any Funded Indebtedness in connection therewith) on a Pro Forma Basis, (1) the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 as of the most recent fiscal quarter end for which the Loan Parties were required to deliver financial statements pursuant to Section 7.01(a) or (b) and (2) the Consolidated Leverage Ratio would not exceed 2.50:1.0 as of the most recent fiscal quarter end for which the Loan Parties were required to deliver financial statements pursuant to Section 7.01(a) or (b).
     (b) With regard to Bright Australia, reduce its capital or pass any resolution referred to in section 254N(1) of the Corporations Act (Commonwealth of Australia).
8.07 Change in Nature of Business.
     Engage in any material line of business substantially different from those lines of business conducted by the Parent and its Subsidiaries on the Fourth Amendment Effective Date or any business reasonably related, ancillary or incidental thereto (in each case without regard to geographical location), other than such portion of a line of business acquired pursuant to an Acquisition, the property in respect of which constitutes Discontinued Operations Property. For purposes of clarification, distribution and logistical services for products (other than wireless devices) shall not be considered “substantially different” from those lines of business conducted by the Parent and its Subsidiaries on the Fourth Amendment Effective Date.
8.08 Transactions with Affiliates and Insiders.
     Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) transactions existing on the Fourth Amendment Effective Date and described on Schedule 8.08, (b) intercompany transactions expressly permitted by Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06, (c) normal and reasonable compensation and reimbursement of expenses of officers and directors and (d) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.
8.09 Burdensome Agreements.
     Enter into or permit to exist any Contractual Obligation that (a) encumbers or restricts the ability of any such Person to (i) make Restricted Payments to any Loan Party, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) transfer any of its property to any Loan Party, (v) pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(v) above) for (1) this Agreement and the other Loan Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (3) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (4) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05 pending the consummation of such sale, (5) the Subordinated Indebtedness Documents, (6) the documents, agreements and instruments governing the Foreign Subsidiary Debt, provided that any such restriction contained therein relates only to the Foreign Subsidiaries liable for such Foreign Subsidiary Debt, (7) the Bright Indian Loan Documents provided that any such restriction contained therein relates only to Bright India and its Subsidiaries and (8) any document or instrument governing any Permitted Securitization Transaction or Permitted Factoring Transaction, provided that any such restriction relates only to the applicable accounts receivable actually sold, conveyed or otherwise contributed pursuant to such Permitted Securitization Transaction or such Permitted Factoring Transaction, or (b) requires the grant of any security for any obligation if such property is given as security for the Obligations.
8.10 Use of Proceeds.
     Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.11 Financial Covenants.
     (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Parent, commencing with the fiscal quarter ending December 31, 2010, to be greater than 3.0:1.0.
     (b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Parent, commencing with the fiscal quarter ending December 31, 2010, to be less than 2.0:1.0.
8.12 Subordinated Indebtedness; Bright India Loan Facility.
     (a) Subordinated Indebtedness.
     (i) Amend or modify any of the terms of any Subordinated Indebtedness issued by, or Guaranteed by, any Loan Party if such amendment or modification would add or change any terms in a manner materially adverse to such Loan Party (including, without limitation, any amendment or modification that would shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto).
     (ii) Make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), or refund, refinance or exchange of, any Subordinated Indebtedness issued by, or Guaranteed by, any Loan Party.
     (iii) Make any payment in contravention of the subordination provisions of any Subordinated Indebtedness.
     (iv) Amend or modify the subordination provisions of any Subordinated Indebtedness.
     (b) Bright India Loan Facility.
     (i) Amend or modify any of the terms of any Indebtedness under the Bright India Loan Documents in a manner not permitted by the Bright India Intercreditor Agreement.
     (ii) Permit any Domestic Loan Party to make any payment on its Guarantee of any Indebtedness under the Bright India Loan Documents unless (A) no Event of Default then exists or would exist after giving effect to such payment (it being understood that such payment shall be an Investment in Bright India by the Domestic Loan Party making such payment and such Investment must be permitted under Section 8.02) and (B) the Parent shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such payment (and the incurrence of any Funded Indebtedness in connection therewith) on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 as of the most recent fiscal quarter end for which the Loan Parties were required to deliver financial statements pursuant to Section 7.01(a) or (b).
     (iii) If any Domestic Loan Party is permitted to make any payment on its Guarantee of any Indebtedness under the Bright India Loan Documents pursuant to clause (ii) above, and the Bright India Lender makes a demand on such Guarantee, then such Domestic Loan Party shall make payment on such Guarantee solely to the extent it is permitted to do so under clause (ii) above.

8.13 Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.
     (a) Amend, modify or change its Organization Documents in a manner adverse to the Lenders.
     (b) Change its fiscal year provided that any Subsidiary shall be permitted to change its fiscal year to the same fiscal year as the Parent.
     (c) Without providing prior written notice to the Administrative Agent, change its name, state of formation or form of organization.
8.14 Ownership of Subsidiaries.
     Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any Person (other than the Parent or any Wholly Owned Subsidiary) to own any Equity Interests of any Subsidiary, except (i) to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Equity Interests of Foreign Subsidiaries and (ii) as set forth on Schedule 6.13 with respect to (A) Brightpoint Zimbabwe (Private) Limited and (B) S2F Worldwide, LLC or (b) permit any Subsidiary that is directly owned by a Domestic Loan Party to issue or have outstanding any shares of preferred Equity Interests.
8.15 Sale and Leaseback Transactions.
     (a) Enter into any Sale and Leaseback Transaction of real property other than (i) real property owned by the Parent or any Subsidiary on the Fourth Amendment Effective Date and (ii) real property acquired in the Proposed Real Property Acquisitions.
     (b) Permit the aggregate amount of payments made by the Parent and its Subsidiaries in respect of Sale and Leaseback Transactions of equipment to exceed US$3 million in any fiscal year.
ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES
9.01 Events of Default.
     Any of the following shall constitute an Event of Default:
     (a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
     (b) Specific Covenants.
     (i) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02, 7.03(b) or 7.03(c) and such failure continues for five days or

     (ii) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.03(a), 7.05(a), 7.10, 7.11 or Article VIII; or
     (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty days; or
     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
     (e) Cross-Default. (i) The Parent or any Restricted Subsidiary fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness or any Subordinated Indebtedness that does not constitute Material Indebtedness; (ii) the Parent or any Restricted Subsidiary fails to observe or perform any other agreement or condition relating to any Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Material Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; (iii) the Parent or any Restricted Subsidiary fails to observe or perform any other agreement or condition relating to any Subordinated Indebtedness that does not constitute Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause such Subordinated Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Subordinated Indebtedness to be made, prior to its stated maturity; or (iv) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Parent or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Parent or any Restricted Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Parent or such Restricted Subsidiary as a result thereof is greater than the Threshold Amount; or
     (f) Insolvency Proceedings, Etc. The Parent or any Restricted Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, provisional liquidator, administrator, administrative receiver, compulsory manager, controller or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or any corporate action, legal proceedings or other procedure or step is taken in relation to the suspension of payments, a moratorium of any indebtedness, winding up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise); or
     (g) Inability to Pay Debts; Attachment. (i) The Parent or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy; or
     (h) Judgments. There is entered against the Parent or any Restricted Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
     (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Parent under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Parent or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
     (j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason (other than (i) as expressly permitted hereunder or thereunder, (ii) as may be expressly agreed after the Fourth Amendment Effective Date by the Required Lenders or (iii) upon satisfaction in full of all the Credit Obligations), ceases to be in full force and effect; or any Loan Party or any other Person Controlled by the Parent contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
     (k) Change of Control. There occurs any Change of Control; or
     (l) Subordinated Indebtedness. The subordination provisions in the documentation for any Subordinated Indebtedness shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of such Subordinated Indebtedness; or
     (m) Intercreditor Agreements. Any Intercreditor Agreement, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or the satisfaction in full of all Obligations, ceases to be in full force and effect or is determined by any Governmental Authority or arbitral entity having jurisdiction to be void, unenforceable or otherwise not in full force and effect, in whole or in part, for any reason.

9.02 Remedies Upon Event of Default.
     If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
     (a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;
     (c) require that each Borrower Cash Collateralize the L/C Obligations relating to each Letter of Credit issued for the account of such Borrower (or a Subsidiary of such Borrower) in an amount equal to the then Outstanding Amount thereof; and
     (d) exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents or applicable Law or at equity;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Parent under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of each Borrower to Cash Collateralize the L/C Obligations relating to each Letter of Credit issued for the account of such Borrower (or a Subsidiary of such Borrower) as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
9.03 Application of Funds.
     After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02),
     (a) any amounts received from the Domestic Loan Parties or in respect of proceeds of any Collateral belonging to the Domestic Loan Parties on account of the Obligations (collectively, the “Domestic Collateral Proceeds”) shall, subject to the provisions of Sections 2.18 and 2.19, be applied in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting (a) fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the respective L/C Issuers and amounts payable under Article III) and (b) fees, indemnities and other amounts (other than principal, interest and fees) payable to the Bright India Lender, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting (a) accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings, (b) fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Swap Contract between the Parent or any Subsidiary and any Secured Swap Provider to the extent such Swap Contract is permitted by Section 8.03(d), and (c) accrued and unpaid interest on the Bright India Loans, ratably among the Lenders (and, in the case of such Swap Contracts, Secured Swap Providers), the applicable L/C Issuer(s) and the Bright India Lender in proportion to the respective amounts described in this clause Third held by them;
     Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Swap Contract between the Parent or any Subsidiary and any Secured Swap Provider to the extent such Swap Contract is permitted by Section 8.03(d), (c) payments of amounts due under any Treasury Management Agreement between the Parent or any Subsidiary and any Lender or any Affiliate of a Lender, (d) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit (to the extent not otherwise Cash Collateralized by the Borrowers pursuant to Sections 2.03 and 2.18), and (e) payment of that portion of the Obligations constituting unpaid principal of the Bright India Loans, ratably among the Lenders (and, in the case of such Swap Contracts, Secured Swap Provider, and in the case of such such Treasury Management Agreements, Affiliates of Lenders), the applicable L/C Issuer(s) and the Bright India Lender in proportion to the respective amounts described in this clause Fourth held by them; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the applicable Loan Party or as otherwise required by Law;
     provided that the Administrative Agent shall have the right, with the consent of the Required Lenders, to allocate any portion of the Domestic Collateral Proceeds to the payment of the Obligations or to the payment of the Foreign Obligations (and any such allocation shall be applied consistent with the waterfall set forth in Clauses FIRST through LAST above);
     provided further that subject to Sections 2.03 and 2.18, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above; and
     (b) any amounts received from any Foreign Loan Party or in respect of proceeds of any Collateral belonging to any Foreign Loan Party on account of the Foreign Obligations shall shall, subject to the provisions of Sections 2.18 and 2.19, be applied in the following order:
     First, to payment of that portion of the Foreign Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

     Second, to payment of that portion of the Foreign Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the respective L/C Issuers and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Foreign Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Swap Contract between any Foreign Subsidiary and any Secured Swap Provider to the extent such Swap Contract is permitted by Section 8.03(d), ratably among the Lenders (and, in the case of such Swap Contracts, Secured Swap Providers) and the L/C Issuers in proportion to the respective amounts described in this clause Third held by them;
     Fourth, to (a) payment of that portion of the Foreign Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Swap Contract between any Foreign Subsidiary and any Secured Swap Provider to the extent such Swap Contract is permitted by Section 8.03(d), (c) payments of amounts due under any Treasury Management Agreement between any Foreign Subsidiary and any Lender or any Affiliate of a Lender and (d) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit (to the extent not otherwise Cash Collateralized by the Borrowers pursuant to Sections 2.03 and 2.18), ratably among the Lenders (and, in the case of such Swap Contracts, Secured Swap Providers and, in the case of such Treasury Management Agreements, Affiliates of Lenders) and the L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them; and
     Last, the balance, if any, after all of such Foreign Loan Party’s Foreign Obligations have been indefeasibly paid in full, to such Foreign Loan Party or as otherwise required by Law;
     provided that subject to Sections 2.03 and 2.18, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Foreign Obligations, if any, in the order set forth above.

ARTICLE X
ADMINISTRATIVE AGENT
10.01 Appointment and Authority.
     Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.
     The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), a L/C Issuer (if applicable), current or potential Swap Contract provider and current or potential Treasury Management Agreement provider) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents which is expressed to be governed by any law other than German law for and on behalf of or on trust for and to enter into any “Parallel Debt” as defined in the Collateral Documents governed by Dutch law or as defined in the German Parallel Debt Agreement) such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. Except as expressly provided in the previous sentence, and without limiting or affecting the German Parallel Debt Agreement, each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable) and a L/C Issuer (if applicable)) hereby irrevocably appoints and authorizes the Administrative Agent to act as security agent (“Security Agent”) under and in connection with the Collateral Documents governed by German law and this Agreement. With respect to any Collateral Document governed by German law, each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable) and a L/C Issuer (if applicable)) hereby irrevocably authorises the Security Agent to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with such Collateral Documents and this Agreement together with any other incidental rights, powers, authorities and discretions.
     In this connection, the Administrative Agent, as “collateral agent” or “security agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
10.02 Rights as a Lender.
     The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
10.03 Exculpatory Provisions.
     The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Parent, a Lender or a L/C Issuer.
     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
10.04 Reliance by Administrative Agent.
     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The

Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or a L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
10.05 Delegation of Duties.
     The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
10.06 Resignation of Administrative Agent.
     The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Parent. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Parent, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Parent and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Parent to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective

Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its (or, if applicable, its Affiliate’s) resignation as L/C Issuer, Domestic Swing Line Lender, Australian Swing Line Lender, Danish Swing Line Lender and, if Bank of America (or an Affiliate) is an International Swing Line Lender, such International Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, Domestic Swing Line Lender, Australian Swing Line Lender and Danish Swing Line Lender, (ii) the retiring L/C Issuer, Domestic Swing Line Lender, Australian Swing Line Lender and Danish Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
10.07 Non-Reliance on Administrative Agent and Other Lenders.
     Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
10.08 No Other Duties; Etc.
     Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or a L/C Issuer hereunder.
10.09 Administrative Agent May File Proofs of Claim.
     In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations arising under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the applicable L/C Issuer and the

Administrative Agent under Sections 2.03(i) and (j),2.12 and 11.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 11.04.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.
10.10 Collateral and Guaranty Matters.
     The Lenders and the L/C Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion,
     (a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Revolving Commitments, payment in full of all Credit Obligations (other than contingent indemnification obligations) and all other Obligations that the Administrative Agent has been notified in writing by the holder of such Obligation that such Obligation is then due and payable and the expiration or termination of all Letters of Credit, (ii) that is transferred or to be transferred as part of or in connection with any Disposition permitted hereunder or under any other Loan Document or any Involuntary Disposition, or (iii) as approved in accordance with Section 11.01;
     (b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(i);
     (c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and
     (d) to enter into and perform its obligations under the Intercreditor Agreements.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.10.

ARTICLE XI
MISCELLANEOUS
11.01 Amendments, Etc.
     No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that
     (a) no such amendment, waiver or consent shall:
     (i) extend or increase the Commitment of a Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default is not considered an extension or increase in Commitments of any Lender);
     (ii) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;
     (iii) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (i) of the final proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such amount; provided, however, that only the consent of the Required Lenders shall be necessary to (A) amend the definition of “Default Rate” or waive any obligation of any Borrower to pay interest or Letter of Credit Fees at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;
     (iv) change Section 2.16 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;
     (v) change any provision of this Section 11.01 or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby;
     (vi) release all or substantially all of the Collateral without the written consent of each Lender the Credit Obligations owing to which are secured by such Collateral;
     (vii) amend Section 1.06 or the definition of “Alternative Currency” without the written consent of each Lender that is obligated to make Credit Extensions to the Borrowers in Alternative Currencies;

     (viii) release (or permit the assignment of its rights and obligations under the Loan Documents by) the Parent without the written consent of each Lender the Credit Obligations owing to which are guarantied thereby;
     (ix) except in connection with a transaction permitted under Section 8.04 or Section 8.05, release (or permit the assignment of its rights and obligations under the Loan Documents by) any Subsidiary Borrower or all or substantially all of the value of the Guaranty in each case without the written consent of each Lender the Credit Obligations owing to which are guarantied thereby; or
     (b) unless also signed by the applicable L/C Issuer, no amendment, waiver or consent shall (i) affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it or (ii) amend the definition of “Defaulting Lender” or Section 2.19;
     (c) unless also signed by the Domestic Swing Line Lender, no amendment, waiver or consent shall affect the rights or duties of the Domestic Swing Line Lender under this Agreement;
     (d) unless also signed by the Australian Swing Line Lender, no amendment, waiver or consent shall affect the rights or duties of the Australian Swing Line Lender under this Agreement;
     (e) unless also signed by the Danish Swing Line Lender, no amendment, waiver or consent shall affect the rights or duties of the Danish Swing Line Lender under this Agreement;
     (f) unless also signed by any International Swing Line Lender, no amendment, waiver or consent shall affect the rights or duties of such International Swing Line Lender under this Agreement;
     (g) unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;
provided, however, that notwithstanding anything to the contrary herein, (i) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitment of such Lender may not be increased or extended without the consent of such Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iv) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.
Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent and the Loan Parties (i) to add one or more additional revolving credit or term loan facilities to this Agreement and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.
11.02 Notices; Effectiveness; Electronic Communications.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic communication (to the extent permitted by clause (b) below) or telecopier (promptly followed by a copy thereof delivered by overnight courier service or by certified or registered mail) as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to a Loan Party, the Administrative Agent, a L/C Issuer, the Domestic Swing Line Lender, the Australian Swing Line Lender or the Danish Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and
     (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (or, in the case of an International Swing Line Lender, specified in the applicable International Swing Line Facility Notice).
     Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
     (b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Change of Address, Etc. Each of the Loan Parties, the Administrative Agent, the L/C Issuers and the Swing Line Lenders may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Parent, the Administrative Agent, the L/C Issuers and the Swing Line Lenders. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
     (e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies.
     No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document (including the imposition of the Default Rate) preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders and all the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or any Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.16), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.16, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
11.04 Expenses; Indemnity; and Damage Waiver.
     (a) Costs and Expenses. The Loan Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the reasonable and documented fees, charges and disbursements of any outside counsel for the Administrative Agent, any Lender or any L/C Issuer) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
     (b) Indemnification by the Loan Parties. The Domestic Loan Parties and, subject to clause (e) below, the Foreign Borrowers, shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such

Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) (collectively, the “Indemnified Liabilities”) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit issued by it if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Parent or any Subsidiary, or any Environmental Liability related in any way to the Parent or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     (c) Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.15(d).
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

     (e) Limitation On Indemnity by Foreign Borrowers. No Foreign Borrower shall be liable for the Indemnified Liabilities incurred by the Parent or any Domestic Subsidiary.
     (f) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
     (g) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, a L/C Issuer, a Swing Line Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.
11.05 Payments Set Aside.
     To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
11.06 Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender directly affected thereby and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the related Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned, subject to (C) below;
     (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than US$5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Parent otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met; and
     (C) the value of the rights assigned or transferred must at least be EUR 50,000 (or its equivalent in other currencies) or, if the value is lower, the assignee or transferee qualifies as a professional market party under the terms of the Dutch Financial Supervision Act (Wet op het Financieel Toezicht).
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s Loans and Commitments, and rights and obligations with respect thereto, assigned, except that this clause (ii) shall not apply to any Swing Line Lender’s rights and obligations in respect of Swing Line Loans;
     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
     (A) the consent of the Parent (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Parent shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;
     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Revolving Commitment if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and
     (C) the consent of the L/C Issuers (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
     (D) the consent of the Domestic Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of Revolving Loans and Revolving Commitments.
     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of US$3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (v) No Assignment to Parent. No such assignment shall be made to the Parent or any of the Parent’s Affiliates or Subsidiaries.
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
     (vii) No Assignment Resulting in Additional Indemnified Taxes. No such assignment shall be made to any Person that, through its Lending Offices, is not capable of lending the applicable Alternative Currencies to the relevant Borrowers without the imposition of any additional Indemnified Taxes.
     (viii) No Assignment to Certain Persons. No such assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or any of its Subsidiaries.
     (ix) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Parent and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrowers and any Lender at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Parent or any of the Parent’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the other Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso of the Section 11.01(a) that affects such Participant. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16 as though it were a Lender.
     (e) Limitation on Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Parent’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Parent is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Resignation as L/C Issuer and Swing Line Lenders after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty days’ notice to the Parent and the Lenders, resign as L/C Issuer and/or (ii) upon thirty days’ notice to the Parent, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or a Swing Line Lender, the Parent shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender, as the case may be; provided, however, that no failure by the Parent to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c), 2.05(c), 2.06(c) or 2.07(c), as applicable. Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (2) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
11.07 Treatment of Certain Information; Confidentiality.
     Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to become a Lender pursuant to Section 2.01(b) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Loan Party and its obligations, (g) with the consent of the Parent or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Parent.

     For purposes of this Section, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary, provided that, in the case of information received from a Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Parent or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.
11.08 Set-off.
     If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations (excluding obligations in respect to Swap Contracts and Treasury Management Agreements) of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Parent and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
11.09 Interest Rate Limitation.
     Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Parent. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Credit Obligations.
11.10 Counterparts; Integration; Effectiveness.
     This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.
11.11 Survival of Representations and Warranties.
     All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Credit Obligation shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
11.12 Severability.
     If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the applicable L/C Issuer or the applicable Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
11.13 Replacement of Lenders.
     If (i) any Lender requests compensation under Section 3.04, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 11.01 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable) or (iv) any Lender is a Defaulting Lender, then the

Parent may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
     (a) the Parent shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);
     (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower(s) (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
     (d) such assignment does not conflict with applicable Laws; and
     (e) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in L/C Obligations and Swing Line Loans pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.
     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Parent to require such assignment and delegation cease to apply.
11.14 Governing Law; Jurisdiction; Etc.
     (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     (b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF SUCH STATE, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING

SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
11.15 Waiver of Right to Trial by Jury.
     EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
11.16 No Advisory or Fiduciary Responsibility; Disclosure to Accountants.
     (a) In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to the Loan Parties and their respective Affiliates. To the fullest extent permitted by Law, each of the Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
     (b) Each Loan Party represents that this Agreement and the transactions contemplated thereby have been and shall be fully disclosed to its independent certified public accountants, and that this Agreement and such transactions have been and will be properly accounted for and disclosed by each Loan Party as required under GAAP and applicable disclosure laws.
11.17 USA PATRIOT Act Notice.
     Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act.
11.18 Judgment Currency.
     If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).
11.19 Intercreditor Agreements.
     Each Lender (including each Person that becomes a Lender after the date hereof pursuant to Section 2.01(b) or Section 11.07) hereby authorizes and directs the Administrative Agent to enter into each Intercreditor Agreement and each Lender agrees to be bound by the terms of each Intercreditor Agreement.
11.20 Subordination of Intercompany Debt.
     With respect to any Indebtedness owing by any Domestic Loan Party (the “Maker”) to any Foreign Loan Party (the “Holder”):
     (a) The Holder agrees that all obligations of the Maker in respect of the principal, interest, fees and charges on any such Indebtedness (the “Subordinated Obligations”) shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations.
     (b) In the event that the Maker makes a general assignment for the benefit of creditors; or an order, judgment or decree is entered adjudicating the Maker bankrupt or insolvent; or any order for relief with respect to the Maker is entered under the Federal Bankruptcy Code; or the Maker petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Maker or of any substantial part of the assets of the Maker, or commences any proceeding relating to the Maker under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Maker (collectively referred to as an “Insolvency Event”), or upon any acceleration of the Credit Obligations, then:
     (i) the holders of the Obligations shall be entitled to receive payment in full in cash of all principal, premium, interest, fees, charges and other amounts then due on all Obligations (including interest, fees, charges and other amounts accruing thereon after the commencement of any such Insolvency Event at the rate provided in the documents relating to such Obligations (irrespective of whether such interest, fees, charges or other amounts are allowed as a claim in such proceedings)) before the Holder is entitled to receive any payment of any kind or character on account of principal, interest or other amounts due (or past due) upon the Subordinated Obligations, and the holders of the Obligations shall be entitled to receive for application in payment thereof any payment or distribution of any kind or character, whether in cash, property or securities or by set-off or otherwise, which may be payable or deliverable in any such proceedings in respect of the Subordinated Obligations; and
     (ii) any payment or distribution of assets of the Maker of any kind or character, whether in cash, property or securities, to which the Holder would be entitled except for the provisions of this Section 11.19 shall be paid or delivered by the Maker (or any receiver or trustee in such proceedings) directly to the holders of the Obligations or their duly appointed agents for application of payment to the Obligations until all Obligations (including interest, fees, charges and other amounts accrued thereon after the date of commencement of such proceedings at the rate provided in the documentation for such Obligations (irrespective of whether such interest, fees, charges or other amounts are allowed as a claim in such proceedings)) shall have been paid in full in cash.
     (c) In any proceedings with respect to any Insolvency Event, or the application of the assets of the Maker to the payment or liquidation thereof; or upon the dissolution or other winding up of the business of the Maker or upon the sale of all or substantially all of the assets of the Maker, then, and in any such event, (i) each holder of the Obligations shall be entitled to receive full and indefeasible payment and satisfaction in cash of the Obligations prior to the payment of all or any part of the Subordinated Obligations by the Maker and (ii) any payment or distribution of any kind or character from the Maker of its assets, whether in cash, securities or other property, which shall be payable or deliverable upon or with respect to any or all of the Obligations, shall be paid or delivered directly to holders of the Obligations for application to the Obligations, due or not due, until the Obligations shall have first been fully and indefeasibly paid in cash and all commitments to make extensions of credit under any documents related to the Obligations have terminated. The Holder irrevocably authorizes, empowers and directs all receivers, trustees, liquidators, custodians, conservators and others having authority in the premises to effect all such payments and distributions. The Holder agrees not to initiate or prosecute or encourage any other person to initiate or prosecute any claim, action or other proceeding challenging the enforceability of the Obligations or any liens and security interests securing the Obligations. The Holder agrees to execute, verify, deliver and file any proofs of claim in respect of the Subordinated Obligations in connection with any such proceeding, it being understood that the Holder retains its right to vote such claims in any such proceeding. The Obligations shall continue to be treated as Obligations and the provisions of this Section 11.19 shall continue to cover the relative rights and priorities of the holders of the Obligations and the Holder even if all or part of the Obligations or the security interests securing the Obligations are subordinated, set aside, avoided or disallowed in connection with any such proceeding and this Section 11.19 shall be reinstated if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by any holder of Obligations or any representative of such holder.
     (d) The Maker may make payments of the Subordinated Obligations so long as no Event of Default has occurred and is continuing. During the existence of an Event of Default, no payment or prepayment of the Subordinated Obligations (whether principal, interest or other amounts) shall be made by or on behalf of the Maker.
     (e) If, notwithstanding the provisions of this Section 11.19, any payment or distribution of any kind or character (whether in cash, securities or other property) or any security shall be received by the Holder in contravention of this Section 11.19 and before all the Obligations shall have been paid in full in cash and all commitments to make extensions of credit under all documents relating to the Obligations have been terminated, such payment, distribution or security shall be held in trust for the benefit of, and shall be immediately paid over or delivered or transferred to, the Administrative Agent to be applied to the Obligations in accordance with Section 9.03 until the Obligations has been paid in full in cash. Any such payments received by the Holder and delivered to the holders of the Obligations shall be deemed not to be a payment on the Subordinated Obligations for any reason whatsoever and the Subordinated Obligations shall remain as if such erroneous payment had never been paid by the Maker or received by the Holder. In the event of the failure of any Holder to endorse or assign any such payment, distribution or security, each holder of any Obligations is hereby irrevocably authorized to endorse or assign the same.
(f) If any payment or distribution to which any Holder would otherwise have been entitled but for the provisions of this Section 11.19 shall have been applied pursuant to the provisions of this Section 11.19 to the payment of Obligations, then and in such case and to such extent, the Holder (A) following payment in full of the Obligations in cash and termination of all commitments to make extensions of credit under all documents relating to the Obligations, shall be entitled to receive any and all further payments or distributions applicable to Obligations, and (B) following payment in full of the Obligations in cash and termination of all commitments to make extensions of credit under all documents relating to the Obligations, shall be subrogated to the rights of the holders of the Obligations to receive distributions applicable to the Obligations, in each case until the Subordinated Obligations shall have been paid in full in cash or such other consideration acceptable to the Holder in its sole discretion.
11.21 Electronic Execution of Assignments and Certain Other Documents.
     The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
[END]

Schedule 1.01
MANDATORY COST FORMULAE
1.	The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost (the “Mandatory Cost”) of compliance with:
(a)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or
(b)	the requirements of the European Central Bank.
2.	On the first day of each Interest Period (or as soon as practicable thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. The Administrative Agent will, at the request of the Parent or any Lender, deliver to the Parent or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.
3.	The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by such Lender in its notice to the Administrative Agent as the cost (expressed as a percentage of such Lender’s participation in all Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.
4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:
(a)	in relation to any Loan in Sterling:

AB+C(B-D)+E x 0.01
100 - (A+C)	percent per annum
(b)	in relation to any Loan in any currency other than Sterling:

E x 0.01
300	percent per annum
Where:
“A” is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B” is the percentage rate of interest (excluding the Applicable Rate, the Mandatory Cost and any interest charged on overdue amounts pursuant to the first sentence of Section 2.08(b) and, in the case of interest (other than on overdue amounts) charged at the Default Rate, without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Loan.

“C” is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D” is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E” is designed to compensate Lenders for amounts payable under the Fees Regulations and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.
5.	For the purposes of this Schedule:
(a)	“Additional Cost Rate” has the meaning provided in paragraph 2 above;

(b)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(c)	“Fees Regulations” means the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(d)	“Fee Tariffs” means the fee tariffs specified in the Fees Regulations under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Regulations but taking into account any applicable discount rate);

(e)	“Mandatory Cost” has the meaning provided in paragraph 1 above; and

(f)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Regulations.
6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent or the Parent, each Lender with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent and the Parent the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Regulations in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)	its jurisdiction of incorporation and the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.
9.	The percentages or rates of charge of each Lender for the purpose of A, C and E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits, Special Deposits and the Fees Regulations are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as such Lender’s Lending Office.
10.	The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.
11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.
12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties to the Credit Agreement.
13.	The Administrative Agent may from time to time, after consultation with the Parent and the Lenders, determine and notify all parties to the Credit Agreement of any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to the Credit Agreement.

Schedule 2.01
COMMITMENTS AND APPLICABLE PERCENTAGES

Lender	Revolving Commitment	Applicable Percentage
Bank of America, N.A.	$50,000,000	11.111111111%
The Royal Bank of Scotland plc	$50,000,000	11.111111111%
DNB NOR Bank ASA	$50,000,000	11.111111111%
Fifth Third Bank	$46,000,000	10.222222222%
Nordea Bank Finland Plc	$46,000,000	10.222222222%
PNC Bank, National Association	$46,000,000	10.222222222%
BNP Paribas	$35,000,000	7.777777778%
Regions Bank	$35,000,000	7.777777778%
BBVA Compass Bank	$27,000,000	6.000000000%
Deutsche Bank AG New York Branch	$25,000,000	5.555555556%
US Bank National Association	$25,000,000	5.555555556%
The Huntington National Bank	$15,000,000	3.333333333%
Total	$450,000,000	100.00000000%

Schedule 2.03
EXISTING LETTERS OF CREDIT
Standby Letters of Credit

ID #	Issuer	Beneficiary	Expiration	Amount & Currency
SCL011534	National City Bank	Nokia Corporation	12/21/2007	$19,000,000	USD

	Note: Supports Brightpoint Singapore Pte Ltd

SCL011199	National City Bank	Nokia Corporation	07/31/2007	$6,000,000	USD

	Note: Supports Brightpoint India Pvt Ltd

Schedule 6.13
SUBSIDIARIES

		Number of			Restricted or
	Subsidiary	Outstanding	Number of Shares and		Unrestricted
Subsidiaries	Jurisdiction	Shares	Percentage Owned	Held By	Designation
501 Airtech Parkway LLC	Indiana	NA	100%	Brightpoint North America L.P.	Restricted
2601 Metropolis Corp.	Indiana	1,000	1,000 shares, 100%	Brightpoint, Inc.	Restricted
Actify LLC (formerly Brightpoint Activation Services LLC)	Indiana	N/A	100%	Brightpoint North America L.P.	Restricted
Axess Communication Sp. z o. o.	Poland	7,579	7,579 shares, 100%	Brightpoint Holdings B.V.	Unrestricted
BPGH LLC	Indiana	N/A	100%	Brightpoint International Ltd.	Restricted
Brightpoint Africa (Proprietary) Limited formerly	South Africa	3	2 shares, 66.6%	Brightpoint Holdings B.V.	Unrestricted
Ericsson Alliance Proprietary Limited			1 Share, 33.4%	Brightpoint (South Africa) (Proprietary) Limited	Unrestricted
Brightpoint (South Africa) (Proprietary) Limited	South Africa	1	1 share, 100%	Brightpoint Holdings B.V.	Unrestricted
Brightpoint Australia Pty Ltd	Australia	1,300	150 ordinary shares, 100%	Brightpoint International (Asia Pacific) Pte. Ltd.	Restricted
			1,150 Dividend-V-R Shares, 100%%
Brightpoint Austria GmbH	Austria	1	1 share, 100%	Brightpoint Austria Holding GmbH	Unrestricted
Brightpoint Austria Holding GmbH	Austria	1	1 share, 100%	Brightpoint Europe ApS	Unrestricted
			80 Shares, 80%	Brightpoint Europe ApS
Brightpoint Belgium N.V.	Belgium	100	20 Shares, 20%	Brightpoint Denmark A/S	Unrestricted
Brightpoint de Colombia Inc. Sucursal Colombiana[1]	Colombia	N/A	100%	Brightpoint de Colombia Limited	Unrestricted
Brightpoint de Colombia Limited	British Virgin Islands	100	100 shares, 100%	Brightpoint Latin America, Inc.	Unrestricted
			49 Shares, 99%	Brightpoint Latin America, Inc.
Brightpoint de Guatemala, S.A.	Guatemala	50	1 share, 1%	Brightpoint International Ltd.	Unrestricted
Brightpoint de Mexico, S.A. de C.V.	Mexico	50	50 shares, 100%	Brightpoint Latin America, Inc.	Unrestricted
Brightpoint de Venezuela, C.A.	Venezuela	10,000	10,000 shares, 100%	Brightpoint Latin America, Inc.	Unrestricted
Brightpoint Denmark A/S	Denmark	5	5 shares, 100%	Brightpoint Europe ApS	Restricted
Brightpoint Distribution LLC	Indiana	N/A	100%	Brightpoint North America L.P.	Restricted
Brightpoint Eclipse LLC	Indiana	N/A	100%	Brightpoint, Inc.	Restricted
Brightpoint EMA B.V	Netherlands	40	40 shares, 100%	Brightpoint Holdings B.V.	Unrestricted
Brightpoint England Limited	United Kingdom	1	1 share, 100%	Brightpoint Holdings B.V.	Unrestricted
Brightpoint EUROPCO B.V.	Netherlands	18,000	18,000 shares, 100%	Brightpoint Global Holdings II, Inc.	Restricted
Brightpoint Europe ApS (formerly Brightpoint Europe A/S)	Denmark	26	26 shares, 100%	Brightpoint Global Holdings II, Inc.	Restricted

[1]	a branch of Brightpoint de Colombia Limited

		Number of			Restricted or
	Subsidiary	Outstanding	Number of Shares and		Unrestricted
Subsidiaries	Jurisdiction	Shares	Percentage Owned	Held By	Designation
Brightpoint European Regional Services, S.L.	Spain	3,200	3,200 shares, 100%	Brightpoint Global Holdings II, Inc.	Unrestricted
Brightpoint Finland Oy	Finland	80	80 shares, 100%	Brightpoint Holdings B.V.	Unrestricted
Brightpoint France SAS	France	35,000	35,000 shares, 100%	Brightpoint Europe ApS	Unrestricted
Brightpoint Germany GmbH	Germany	1	1 share, 100%	Brightpoint Holdings B.V.	Restricted
Brightpoint Germany Holding GmbH	Germany	1	1 share, 100%	Brightpoint Holdings B.V.	Unrestricted
Brightpoint Germany Operations GmbH	Germany	1	1 share, 100%	Brightpoint Europe ApS	Unrestricted
		N/A	100%	BPGH LLC (1%)
Brightpoint Global Holdings C.V.	Netherlands			Brightpoint Global Holdings II, Inc. (99%)	Unrestricted
Brightpoint Global Holdings II, Inc.	Indiana	100	100 shares, 100%	Brightpoint International Ltd.	Restricted
Brightpoint GmbH	Germany	1	1 share, 100%	Brightpoint Germany Holding GmbH	Unrestricted
Brightpoint Great Britain Limited	United Kingdom	2,000	2,000 Shares, 100%	Brightpoint Europe ApS	Unrestricted
Brightpoint Holding Spain S.L.	Spain			Brightpoint Europe ApS	Unrestricted
Brightpoint Holdings B.V.	Netherlands	41	41 shares, 100%	Brightpoint Global Holdings C.V.	Restricted
Brightpoint India Private Limited	India	637,160	637,158 shares, 99.9997%*	Brightpoint Holdings B.V.	Unrestricted
Brightpoint International (Asia Pacific) Pte. Ltd.	Singapore	1,120,002	1,120,002 shares, 100%	Brightpoint Holdings B.V.	Unrestricted
Brightpoint International (Hong Kong) Limited	Hong Kong	100	100 shares, 100%	Brightpoint Holdings B.V.	Unrestricted
Brightpoint International Ltd.	Delaware	400	400 shares, 100%	Brightpoint, Inc.	Restricted
Brightpoint Italy Srl.	Italy	1	1 share, 100%	Brightpoint Europe ApS	Unrestricted
Brightpoint Latin America, Inc.	Indiana	100	100 shares, 100%	Brightpoint, Inc.	Restricted
Brightpoint Luxembourg SARL	Luxembourg	25,000	25,000 shares, 100%	Brightpoint International Ltd.	Unrestricted
Brightpoint MEA Logistics & Distribution FZE	United Arab Emirates	1	1 share, 100%	Brightpoint Middle East FZE	Unrestricted
Brightpoint Middle East FZE	United Arab Emirates	1	1 share, 100%	Persequor Holdings I Limited	Unrestricted
Brightpoint Netherlands B.V.	Netherlands	200	200 shares, 100%	Brightpoint Europe ApS	Restricted
Brightpoint New Zealand Limited	New Zealand	100	100 shares, 100%	Brightpoint Holdings B.V.	Unrestricted
Brightpoint Nordic AB	Sweden	50,000	50,000 shares, 100%	Brightpoint Europe ApS	Unrestricted
Brightpoint North America L.P.	Delaware	N/A	100%	Brightpoint, Inc. (99%)	Restricted
				Brightpoint North America, Inc. (1%)
Brightpoint North America, Inc.	Indiana	100	100 shares, 100%	Brightpoint, Inc.	Restricted
Brightpoint Norway AS	Norway	300	300 shares, 100%	Brightpoint Europe ApS	Unrestricted
			1,247,191 shares, 99.99%
Brightpoint Pakistan (Pvt.) Limited	Pakistan	1,247,193	.01% nominee shareholders	Brightpoint Holdings B.V.
Brightpoint Philippines Limited	British Virgin Islands	100	100 shares, 100%	Brightpoint International Ltd.	Unrestricted
Brightpoint Poland Sp.Zoo	Poland	1,000	1,000 shares, 100%	Brightpoint Europe ApS	Unrestricted
Brightpoint RUS LLC	Russian Federation	N/A	100%	Brightpoint Holdings B.V. (99%)	Unrestricted
				Brightpoint New Zealand Limited (1%)

		Number of			Restricted or
	Subsidiary	Outstanding	Number of Shares and		Unrestricted
Subsidiaries	Jurisdiction	Shares	Percentage Owned	Held By	Designation
			.01%	Brightpoint North America L.P.
Brightpoint S2F Partners, LLC	Indiana	N/A	99.99% (external)	Non-Brightpoint ownership	Restricted
Brightpoint Services, LLC	Indiana	N/A	100%	Brightpoint, Inc.	Restricted
Brightpoint Singapore Pte. Ltd.	Singapore	1	1 share, 100%	Brightpoint Holdings B.V.	Restricted
Brightpoint Slovakia s.r.o.	Slovak Republic	N/A	100%	Brightpoint Holdings B.V.	Unrestricted
Brightpoint Solutions de Mexico, S.A. de C.V	Mexico	50	50 shares, 100%	Brightpoint Latin America, Inc. (98%)	Unrestricted
				Brightpoint International Ltd. (2%)
Brightpoint Solutions FZE	United Arab Emirates	1	1 share, 100%	Sequor Systems Limited	Unrestricted
Brightpoint Spain S.L.	Spain	21,000	21,000 shares, 100%	Grupo Busc Person Telecommunicaciones, S.L.	Unrestricted
Brightpoint Sub Saharan Africa (Pty) Limited	South Africa	100	100 shares, 100%	Brightpoint Holdings B.V.	Unrestricted
Brightpoint Sweden AB	Sweden	25,000	25,000 shares, 100%	Brightpoint Holdings B.V.	Unrestricted
Brightpoint Sweden Holding AB	Sweden	100,000	100,000 shares, 100%	Brightpoint Europe ApS	Unrestricted
Brightpoint Switzerland S.A.	Switzerland	500	500 shares, 100%	Brightpoint Europe ApS	Unrestricted
Brightpoint Thailand, Inc.	Indiana	100	100 shares, 100%	Brightpoint International Ltd.	Restricted
Brightpoint Zimbabwe (Private) Limited	Zimbabwe	10,000	7,000 shares, 70%**	Brightpoint Holdings B.V.	Unrestricted
Busc Person Canarias S.L.	Spain	100	100 shares, 100%	Grupo Busc Person Telecommunicaciones	Unrestricted
Dangaard Telecom Portugal S.A.	Portugal	312,500	312,500 shares, 100%	Brightpoint Europe ApS	Unrestricted
Eclipse Support S.L.	Spain	500,000	500,000 shares, 100%	Brightpoint Global Holdings II, Inc.	Unrestricted
Grupo Busc Person Telecommunicaciones, S..L.	Spain	1,862,000	1,862,000 shares, 100%	Brightpoint Europe ApS	Unrestricted
Mobile Telecom Sweden AB	Sweden	1,000	1,000 shares, 100%	Brightpoint Europe ApS	Unrestricted
Moobi Norway AS	Norway	100	100 shares, 100%	Brightpoint Norway AS	Unrestricted
Persequor Holdings I Ltd.	British Virgin Islands	1,000	1,000 shares, 100%	Persequor Limited	Unrestricted
Persequor Limited	British Virgin Islands	1,000	1,000 shares, 100%	Brightpoint Holdings B.V.	Unrestricted
			96.75%	Brightpoint North America L.P.
S2F Worldwide, LLC	Indiana	N/A	3.25%	Brightpoint S2F Partners, LLC	Restricted
Sequor Systems Ltd.	British Virgin Islands	100,000	100,000 shares, 100%	Persequor Limited	Unrestricted
Shop4All Sverige AB	Sweden	1,000	1,000 shares, 100%	Brightpoint Europe ApS	Unrestricted
Wireless Fulfillment Services Holdings, Inc.	Delaware	100	100 shares, 100%	Brightpoint, Inc.	Restricted
Wireless Fulfillment Services LLC	California	N/A	100%	Wireless Fulfillment Services Holdings, Inc. (99%)	Restricted
				Brightpoint International Ltd. (1%)

*	2 shares & fractional ownership held by local individual representatives as may be required under local law

**	30% held by non-Brightpoint controlled shareholder

Schedule 6.17
IP RIGHTS
U.S. Patents
Issued Patents

Description	Patent No.	Issued
WIRELESS COMMUNICATION PRODUCT FULFILLMENT SYSTEM	6,393,408	5/21/02
WIRELESS COMMUNICATION PRODUCT FULFILLMENT SYSTEM	6,029,143	2/22/00
MULTI-PHONE PROGRAMMING APPLICATION	7,110,751	9/19/06
UNITIZED PACKAGE ASSEMBLY	5,699,913	12/23/97
CUSTOMER-CONTROLLED INVENTORY ACCESS	7,325,009	1/29/08
Pending Applications

Description	Application No.	Filing Date
4PL SYSTEM AND METHOD	11/306,889	1/13/06
DISTRIBUTION CHANNEL MANAGEMENT FOR WIRELESS DEVICES AND SERVICES	10/338,345	1/8/03
MOBILE, COMPACT COMMUNICATION DEVICE INCLUDING RFID	12/122,237	5/16/08
MULTI-PHONE PROGRAMMING APPLICATION	11/464,126	8/11/06
SYSTEM AND METHOD FOR PROCESSING MEID DATA	11/465,086	8/16/06
U.S. Trademarks
Registered Marks

Mark	Registration No.	Registration Date
BRIGHTPOINT LOGO — YOUR SUCCESS IS OUR BUSINESS	3,014,056	11/08/05
ACCESSPOINT A BRIGHTPOINT DEALER NETWORK	2,891,278	10/05/04
ACCESSPOINT A BRIGHTPOINT DEALER NETWORK and Design	2,869,499	08/03/04
BRIGHTPOINT ONLINE	2,729,911	06/24/03
BRIGHTPOINT	2,353,363	05/30/00
Design only (Eclipse logo)	2,247,244	05/25/99
BRIGHTPOINT and Design	2,170,782	07/07/98
BRIGHTLINK	2,095,698	09/09/97
FONO WIRELESS	3,206,768	02/06/07

Mark	Registration No.	Registration Date
FONO and Design	3,715,306	11/24/09
BRIGHTPOINT YOUR SUCCESS IS OUR BUSINESS	3,014,045	11/8/05
BRIGHTPOINT DIRECT	2,825,587	3/23/04
DESIGN ONLY	3,254,798	6/26/07
OMNIGISTICS	2,994,534	9/13/05
NETXTREME	3,152,929	10/10/06
CELLSTAR	2,275,537	9/7/99
Pending Applications

Mark	Application No.	Filing Date
ACTIFY	77/722,635	4/27/09
ACTIFY THE WIRELESS ACTIVATION LEADER	77/722,637	4/27/09
BRIGHT GREEN and Design	77/820,155	9/4/09
BRIGHTPOINT CONNECT	77/462,761	5/1/08
ETRIEVE	77/034,937	11/2/06
RAPIDLAUNCH	77/694,422	3/19/09
U.S. Registered Copyrights

Title	Registration No.	Registration Date
Confidential credit application & sales agreement	TXu000893291	05/12/99
Confidential credit application & sales agreement	TXu000779726	01/15/99
Trio Tek Activation Management System	TX-6-578-354	2/16/07
U.S. Opposition Matters
RIGHTPOINT and Design in the United States
Brightpoint, Inc. filed a Notice of Opposition with the U.S. Patent and Trademark Office on May 19, 2010 against Rightpoint Consulting, LLC’s (“RCL”) Application Serial No. 77/806,284 for the RIGHTPOINT and Design mark. Brightpoint, Inc. is currently in negotiations with RCL to settle the opposition in a manner that limits RCL’s use of the RIGHTPOINT and Design mark in a non-competing manner. Brightpoint, Inc. expects to settle the matter on terms favorable to Brightpoint, Inc.

Schedule 6.19-1
LOCATIONS OF REAL PROPERTY

Property Address	Lessee/Owner	Leased/Owned
501 Airtech Parkway, Plainfield, Indiana 46168 USA	Brightpoint North America L.P.	Owned

1251 South Perry Road, Plainfield, Indiana 46168 USA	Brightpoint North America L.P.	Leased

6001 Global Distribution Way, #101, Louisville, Kentucky 40228 USA	Brightpoint Services, LLC	Leased

2 Minna Close, Belrose, NSW 2085, Australia	Brightpoint Australia Pty Ltd.	Leased

7635 Interactive Way, Suite 200, Indianapolis, Indiana 46278 USA	Brightpoint, Inc.	Leased

Solbakken 5, Hammelev DK-650 Vojens, Denmark	Brightpoint Denmark A/S	Leased

Gottbillstrasse 19, Trier, DE 54294, Germany	Brightpoint Germany GmbH	Leased

Prins Bernhardplein 200, 1097JB Amsterdam, The Netherlands	Brightpoint Holdings B.V.	Leased

De Tweeling 22, s’ Hertogenbosch, NL 5215MC, The Netherlands	Brightpoint Netherlands B.V.	Leased

10 Changi South Street 3, #03-01, Tang Logistics Centre, Singapore 486147	Brightpoint Singapore Pte. Ltd.	Leased

2675 Reeves Road, Plainfield, Indiana 46168 USA	S2F Worldwide, LLC	Leased

Schedule 6.19-2
LOCATIONS OF CHIEF EXECUTIVE OFFICE

Loan Party	Street Address of Chief Executive Office
Actify LLC	501 Airtech Parkway, Plainfield, Indiana 46168 USA

BPGH LLC	7635 Interactive Way, Suite 200, Indianapolis, Indiana 46278 USA

Brightpoint, Inc.	7635 Interactive Way, Suite 200, Indianapolis, Indiana 46278 USA

Brightpoint Australia Pty Ltd	2 Minna Close, Belrose, NSW 2085, Australia

Brightpoint Denmark A/S	Solbakken 5, Hammelev DK-650 Vojens, Denmark

Brightpoint Distribution LLC	501 Airtech Parkway, Plainfield, Indiana 46168 USA

Brightpoint EUROPCO B.V.	Prins Bernhardplein 200, 1097JB Amsterdam, The Netherlands

Brightpoint Europe ApS	Solbakken 5 Hammelev, DK 6500 Vojens, Denmark

Brightpoint Germany GmbH	Gottbillstrasse 19, Trier, DE 54294, Germany

Brightpoint Global Holdings II, Inc.	7635 Interactive Way, Suite 200, Indianapolis, Indiana 46278 USA

Brightpoint Holdings B.V.	Prins Bernhardplein 200, 1097JB Amsterdam, The Netherlands

Brightpoint International Ltd.	7635 Interactive Way, Suite 200, Indianapolis, Indiana 46278 USA

Brightpoint Latin America, Inc.	501 Airtech Parkway, Plainfield, Indiana 46168 USA

Brightpoint Netherlands B.V.	De Tweeling 22, s’ Hertogenbosch, NL 5215MC Netherlands

Brightpoint North America, Inc.	501 Airtech Parkway, Plainfield, Indiana 46168 USA

Brightpoint North America L.P.	501 Airtech Parkway, Plainfield, Indiana 46168 USA

Brightpoint Services, LLC	7635 Interactive Way, Suite 200, Indianapolis, Indiana 46278 USA

Brightpoint Singapore Pte. Ltd.	10 Changi South Street 3, #03-01, Tang Logistics Centre, Singapore 486147

Brightpoint Thailand, Inc.	501 Airtech Parkway, Plainfield, Indiana 46168 USA

501 Airtech Parkway LLC	501 Airtech Parkway, Plainfield, Indiana 46168 USA

S2F Worldwide, LLC	501 Airtech Parkway, Plainfield, Indiana 46168 USA

2601 Metropolis Corp.	7635 Interactive Way, Suite 200, Indianapolis, Indiana 46278 USA

Wireless Fulfillment Services Holdings, Inc.	501 Airtech Parkway, Plainfield, Indiana 46168 USA

Wireless Fulfillment Services LLC	501 Airtech Parkway, Plainfield, Indiana 46168 USA

Schedule 6.19-3
TAXPAYER IDENTIFICATION NUMBER AND ORGANIZATIONAL NUMBER

Legal Name	FEIN	State Organizational Number
Brightpoint, Inc.	35-1778566	2004042700062
Brightpoint North America L.P.	35-2121001	3307896
2601 Metropolis Corp.	03-0612843	2006120800376
Brightpoint International Ltd.	35-1987099	2611549
Brightpoint Latin America, Inc.	35-2030501	1997091654
Brightpoint North America, Inc.	35-20175481	1998021347
Brightpoint Services, LLC	20-5339375	2006080300087
Brightpoint Thailand, Inc.		200411200120
Wireless Fulfillment Services Holdings, Inc.	31-1690994	3147383
Wireless Fulfillment Services LLC	91-1771077	199704510054
Actify LLC	26-2140141	2003033100210
Brightpoint Distribution LLC	32-0210120	2007071100214
S2F Worldwide, LLC	27-0899158	2009081200015
501 Airtech Parkway LLC	27-1152961	2009101500746
BPGH LLC	39-2068042	2007103000602
Brightpoint Global Holdings II, Inc.	39-2068032	2007103000599

Schedule 6.19-4
CHANGES IN LEGAL NAME, STATE OF FORMATION AND STRUCTURE
1.	Actify LLC changed its name from Brightpoint Activation Services LLC effective May 7, 2009.

2.	Brightpoint Germany GmbH changed its name from Dangaard Telecom Germany GmbH effective March 28, 2008. Mobile Verzand GmbH and Brightpoint Sales GmbH were merged into Brightpoint Germany GmbH on September 2, 2008 with a retroactive effective date of January 1, 2008. Brightpoint Einkauf GmbH was merged into Brightpoint Germany GmbH on February 11, 2010.

3.	Brightpoint Netherlands B.V. changed its name from Dangaard Telecom Netherlands B.V. effective December 31, 2007. Mobicall merged into Brightpoint Netherlands B.V. in September 2006 with a retroactive effective date of October 1, 2005.

4.	Brightpoint Denmark A/S changed its name from Dangaard Telecom Denmark A/S effective December 19, 2007. Dangaard Tel-It A/S and Dangaard Telecom Logistics A/S were merged into Brightpoint Denmark A/S on September 19, 2007 with a retroactive effect to October 1, 2006. Shopping4All A/S was merged into Brightpoint Denmark A/S on September 17, 2008 with a retroactive effective date of January 1, 2008.

5.	Dangaard Telecom Holding A/S changed its name to Dangaard Telecom A/S effective November 2, 2006. Dangaard Telecom A//S then changed its name to Brightpoint Europe A/S effective January 7, 2008. Effective November 4, 2010, Brightpoint Europe A/S converted its entity type and became Brightpoint Europe ApS. Brightpoint Administration A/S and 3G Logistics A/S were merged into Brightpoint Europe A/S on September 17, 2008 with a retroactive effective date of January 1, 2008. Brightpoint International A/S and Brightpoint Smartphone A/S were merged into Brightpoint Europe A/S on September 1, 2009 with a retroactive effective date of January 1, 2009.

6.	Brightpoint Holland B.V. was merged into Brightpoint Holdings B.V. on December 21, 2007, Brightpoint International Holdings B.V. and Brightpoint Netherlands Holdings B.V. were merged into Brightpoint Holdings B.V. on December 22, 2007.

7.	Brightpoint EUROPCO B.V. was originally formed under the name Mabloem Personeelsadministratie B.V. The name change to Brightpoint EUROPCO B.V. was effected October 12, 2010.

Schedule 8.01
LIENS EXISTING ON THE FOURTH AMENDMENT EFFECTIVE DATE
None.

Schedule 8.02
INVESTMENTS EXISTING ON THE FOURTH AMENDMENT EFFECTIVE DATE
Equity Investments

Investment by:	Investment in:	Equivalent USD Amount of Investment
Brightpoint Latin America, Inc.	Brightpoint de Colombia Limited	$257,713
	Brightpoint de Mexico, S.A. de C.V.	$6,555,859
	Brightpoint de Venezuela, C.A.	$3,836,500
	Brightpoint de Guatemala S.A.	$245,000
Brightpoint International Ltd.	Brightpoint (Luxembourg) Sarl	$20,050
Brightpoint Global holdings II, Inc.	Brightpoint Global Holdings C.V.	$151,233,000
	Brightpoint EUROPCO B.V.	$21,384.16
Intercompany Loans

Loan by:	Loan to:	Equivalent USD Amount of Loan
Brightpoint, Inc	Brightpoint Holdings BV	$1,526,212

Schedule 8.03
INDEBTEDNESS EXISTING ON THE FOURTH AMENDMENT EFFECTIVE DATE
None.

Schedule 8.08
AFFILIATE TRANSACTIONS EXISTING ON THE FOURTH AMENDMENT EFFECTIVE DATE
None.

Schedule 11.02
CERTAIN ADDRESSES FOR NOTICES
1.	LOAN PARTIES:

All Borrowers and Guarantors:

Brightpoint, Inc. Attn: General Counsel 7635 Interactive Way, Suite 200 Indianapolis, Indiana 46278 Telephone: +1 317 707 2520 Facsimile: +1 317 707 2514

2.	ADMINISTRATIVE AGENT:

For payments and Requests for Credit Extensions & US Swing Lender:

Bank of America, N.A., as Administrative Agent
101 N Tryon Street
Mail Code: NC1-001-04-39
Charlotte, NC 28255-0001
Attention: Elizabeth (Libby) Garver
Telephone:       980-386-8451
Facsimile:       704-409-0004
Electronic Mail: elizabeth.garver@baml.com

Account Information (for U.S. Dollars): Bank of America, N.A. ABA: 026009593 Acct. Name: Corp. Credit Services Acct. #: 1366212250600 Ref: Brightpoint, Inc.

For all other Notices (Financial Statements, Compliance Certificates):
Bank of America, N.A., as Administrative Agent
Agency Management
1455 Market Street, 5th Floor
Mail Code: CA5-701-05-19
San Francisco, CA 94103
Attention:       Liliana Claar
Telephone:       415-436-2770
Facsimile:       415-503-5003
Electronic Mail: liliana.claar@baml.com

With a cc to:

Bank of America, N.A. Corporate Debt Products — Technology 100 Federal Street

Mail Code: MA5-100-09-04 Boston, MA 02110 Attention: Debra Delvecchio Telephone: 617-434-2815 Facsimile: 617-434-0819 Electronic Mail: debra.e.delvecchio@baml.com

3.	L/C ISSUER:
Bank of America, N.A., as L/C Issuer
Trade Finance Services
1 Fleet Way
Mail Code: PA6-580-02-30
Scranton, PA 18507
Attention:      Mary Cooper
Telephone:      570-330-4235
Facsimile:      570-330-4186
Electronic Mail: mary.j.cooper@baml.com

4.	AUSTRALIAN SWING LINE LENDER Bank of America, N.A., Sydney Branch, as Foreign Swing Line Lender

Credit Matter Details:

Bank of America, N.A. Sydney
Corporate Debt Products Australia
MLC Centre STE Level 64
19 Martin Place
Mail Code: 905-657-64-01
Sydney 2000, Australia
Attention:      Neena Vajani
Telephone:      61 2 9931-4238
Electronic Mail: neena.vajani@baml.com

5.	DANISH SWING LINE LENDER Bank of America, N.A. London Branch as Foreign Swing Line Lender

Credit Matter Details:

Bank of America, N.A. London
Corporate Debt Products EMEA
5 Canada Square
Mail Code: 473-691-08-07
London E14 5AQ, United Kingdom
Attention:      Fiona Gee
Telephone:      44-207-174-5837
Facsimile:      44-207-174-6436
Electronic Mail: fiona.gee@baml.com

Exhibit 2.02
FORM OF LOAN NOTICE
Date: __________, 20__
To:	Bank of America, N.A., as Administrative Agent

Re:	Credit Agreement (as amended, modified and supplemented from time to time, the “Credit Agreement”) dated as of February 16, 2007 among Brightpoint, Inc., an Indiana corporation (the “Parent”), each Subsidiary of the Parent that is a Borrower thereunder, the Guarantors identified therein, the Lenders identified therein and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
Ladies and Gentlemen:
The undersigned hereby requests (select one):
☐ A Borrowing of Revolving Loans
☐ A conversion or continuation of ☐ Revolving Loans
1.	On ___________ (a Business Day).

2.	In the amount of $__________.

3.	Applicable Currency: ____________________.

4.	Comprised of _____. [Type of Loan requested]

5.	For Eurocurrency Rate Loans: with an Interest Period of _____ months.
With respect to any Borrowing requested herein, the undersigned Borrower hereby represents and warrants that (i) such request complies with the requirements of the proviso to the first sentence of Section 2.01(a) of the Credit Agreement and (ii) each of the conditions set forth in Section 5.02 of the Credit Agreement has been satisfied on and as of the date of such Borrowing.

[APPLICABLE BORROWER]
By:
Name:
Title:

Exhibit 2.04
FORM OF DOMESTIC SWING LINE LOAN NOTICE
Date: __________, 20__
To:	Bank of America, N.A., as Domestic Swing Line Lender

Cc:	Bank of America, N.A., as Administrative Agent

Re:	Credit Agreement (as amended, modified and supplemented from time to time, the “Credit Agreement”) dated as of February 16, 2007 among Brightpoint, Inc., an Indiana corporation (the “Parent”), each Subsidiary of the Parent that is a Borrower thereunder, the Guarantors identified therein, the Lenders identified therein and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
Ladies and Gentlemen:
The undersigned hereby requests:
      ☐ A Borrowing of a Domestic Swing Line Loan
      ☐ A continuation of a Domestic Swing Line Loan
1.	On ___________ (a Business Day).

2.	In the amount of $__________.

3.	Applicable Currency: ____________________. [Must be US Dollars unless Alternate Foreign Currency requested is not available for Revolving Loans and is available for Domestic Swing Line Loans]

4.	Comprised of _____. [Type of Loan requested] [must be Base Rate Loan if US Dollars and Eurocurrency Rate Loan if Alternative Currency]

5.	For Eurocurrency Rate Loans: with an Interest Period of _____ months.
With respect to such Borrowing of Domestic Swing Line Loans, the undersigned Borrower hereby represents and warrants that (i) such request complies with the requirements of the first proviso to the first sentence of Section 2.04(a) of the Credit Agreement and (ii) each of the conditions set forth in Section 5.02 of the Credit Agreement has been satisfied on and as of the date of such Borrowing of Domestic Swing Line Loans.

[APPLICABLE BORROWER]
By:
Name:
Title:

Exhibit 2.05
FORM OF AUSTRALIAN SWING LINE LOAN NOTICE
Date: __________, 200__
To:	Banc of America, N.A., Sydney Branch, as Australian Swing Line Lender

Cc:	Bank of America, N.A., as Administrative Agent

Re:	Credit Agreement (as amended, modified and supplemented from time to time, the “Credit Agreement”) dated as of February 16, 2007 among Brightpoint, Inc., an Indiana corporation (the “Parent”), each Subsidiary of the Parent that is a Borrower thereunder, the Guarantors identified therein, the Lenders identified therein and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
Ladies and Gentlemen:
Bright Australia hereby requests a Borrowing of an Australian Swing Line Loan:
1.	On ___________ (a Business Day).

2.	In the amount of AUS$__________.
With respect to such Borrowing of Australian Swing Line Loans, Bright Australia hereby represents and warrants that (i) such request complies with the requirements of the first proviso to the first sentence of Section 2.05(a) of the Credit Agreement and (ii) each of the conditions set forth in Section 5.02 of the Credit Agreement has been satisfied on and as of the date of such Borrowing of Australian Swing Line Loans.

BRIGHTPOINT AUSTRALIA PTY. LTD., an Australian company
By:
Name:
Title:

Exhibit 2.06
FORM OF DANISH SWING LINE LOAN NOTICE
Date: __________, 200__
To:	Banc of America Securities Limited, as Danish Swing Line Lender

Cc:	Bank of America, N.A., as Administrative Agent

Re:	Credit Agreement (as amended, modified and supplemented from time to time, the “Credit Agreement”) dated as of February 16, 2007 among Brightpoint, Inc., an Indiana corporation (the “Parent”), each Subsidiary of the Parent that is a Borrower thereunder, the Guarantors identified therein, the Lenders identified therein and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
Ladies and Gentlemen:
The undersigned hereby requests a Borrowing of a Danish Swing Line Loan:
1.	On ___________ (a Business Day).

2.	In the amount of [€][£]__________.

3.	Applicable Currency: ____________________. [Must be Euros or Sterling]
With respect to such Borrowing of Danish Swing Line Loans, the undersigned hereby represents and warrants that (i) such request complies with the requirements of the first proviso to the first sentence of Section 2.06(a) of the Credit Agreement and (ii) each of the conditions set forth in Section 5.02 of the Credit Agreement has been satisfied on and as of the date of such Borrowing of Danish Swing Line Loans.

[APPLICABLE DANISH BORROWER], a Danish company
By:
Name:
Title:

Exhibit 2.07
INTERNATIONAL SWING LINE FACILITY NOTICE
Date: __________, 20__
Bank of America, N.A., as Administrative Agent
1455 Market Street, 5th Floor
Mail Code: CA5-701-05-19
San Francisco, CA 94103
Re:	International Swing Line Facility
Ladies and Gentlemen:
Reference is made to the Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of February 16, 2007 among Brightpoint, Inc., an Indiana corporation (the “Parent”), each Subsidiary of the Parent that is a Borrower thereunder, the Guarantors identified therein, the Lenders identified therein and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
Pursuant to Section 2.07(a) of the Credit Agreement, the Parent has agreed to establish an International Swing Line Facility (the “Applicable International Swing Line Facility”) with [__________] (the “Applicable International Swing Line Lender”). The terms of the Applicable International Swing Line Facility shall be as follows:
1.	Borrowers permitted to borrow thereunder (the “Applicable Borrowers”):

[_____]

2.	currencies available for borrowing thereunder:

[_____]

3.	maximum principal amount (expressed in US Dollars) of of advances that may at any time be outstanding thereunder (the “Applicable International Swing Line Sublimit”):

US$[_____]
Pursuant to Section 2.09(b) of the Credit Agreement the Parent hereby decreases the [_____] Swing Line Sublimit by US$[__] million. Such decrease shall be effective immediately prior to the date the Applicable International Swing Line Facility shall become effective for purposes of the Credit Agreement and the other Loan Documents.
The notice information of the Applicable International Swing Line Lender for purposes of Section 11.02 of the Credit Agreement is as set forth below its signature to this International Swing Line Facility Notice or such other address as the Applicable International Swing Line Lender may from time to time notify the Administrative Agent and the Parent.

The Applicable International Swing Line Lender, the Parent and the Applicable Borrowers acknowledge and agree that (a) on the date five (5) Business Days (or such shorter period as may be agreed to by the Administrative Agent) after receipt by the Administrative Agent of this International Swing Line Facility Notice, the Applicable International Swing Line Facility shall become effective for purposes of the Credit Agreement and the other Loan Documents and all borrowings thereunder on and after such date shall be deemed International Swing Line Loans for all purposes of the Credit Agreement and the other Loan Documents and (b) to the extent the outstanding principal amount of advances under the Applicable International Swing Line Facility exceeds Applicable International Swing Line Sublimit (other than a result solely of foreign currency fluctuations), such excess (and any accrued interest or fees on such excess) shall not constitute “Obligations” for purposes of the Loan Documents.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the undersigned has caused this International Swing Line Facility Notice to be duly executed by its duly authorized officer as of the day and year first above written.

[APPLICABLE BORROWER]
By:
Name:
Title:

BRIGHTPOINT, INC., an Indiana corporation
By:
Name:
Title:

[APPLICABLE INTERNATIONAL SWING LINE LENDER]
By:
Name:
Title:

Notice Address:
[please provide — include address, telecopier number, email address and telephone number]

Exhibit 2.14-1
FORM OF NOTE
[DOMESTIC BORROWERS]
                    , 20__
     FOR VALUE RECEIVED, BRIGHTPOINT, INC., an Indiana corporation, and BRIGHTPOINT NORTH AMERICA L.P., a Delaware limited partnership (collectively, the “Domestic Borrowers”), hereby jointly and severally promise to pay to _____________________ or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to any Borrower under the Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of February 16, 2007 among the Domestic Borrowers, the Foreign Borrowers identified therein, the Guarantors identified therein, the Lenders identified therein and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
     The Domestic Borrowers are jointly and severally liable for all Obligations as set forth, and subject to the limitations, in Section 2.17(a) of the Credit Agreement.
     The Domestic Borrowers jointly and severally promise to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender (i) for Loans made in US Dollars, in US Dollars, and (ii) for Loans made in an Alternative Currency, in such Alternative Currency, in each case in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.
     This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
     Each of the Domestic Borrowers, for itself, its successors and assigns, hereby waive diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.
     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, each Domestic Borrower has caused this Note to be duly executed by its duly authorized officer as of the day and year first above written.

BRIGHTPOINT, INC., an Indiana corporation
By:
Name:
Title:

BRIGHTPOINT NORTH AMERICA L.P., a Delaware limited partnership
By:
Name:
Title:

Exhibit 2.14-2
FORM OF NOTE
[FOREIGN BORROWER]
                    , 20__
     FOR VALUE RECEIVED, BRIGHTPOINT HOLDINGS B.V., a Netherlands company, BRIGHTPOINT AUSTRALIA PTY LTD, an Australian company, and BRIGHTPOINT EUROPE ApS, a Danish company, (collectively, the “Foreign Borrowers”), hereby jointly and severally promise to pay to _____________________ or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to any Foreign Borrower under the Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of February 16, 2007 among the Foreign Borrowers, the Domestic Borrowers identified therein, the Guarantors identified therein, the Lenders identified therein and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
     The Foreign Borrowers are jointly and severally liable for all Foreign Obligations as set forth, and subject to the limitations, in Section 2.17 of the Credit Agreement.
     The Foreign Borrowers jointly and severally promise to pay interest on the unpaid principal amount of each Loan made to any Foreign Borrower from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender (i) for Loans made in US Dollars, in US Dollars, and (ii) for Loans made in an Alternative Currency, in such Alternative Currency, in each case in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.
     This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
     Each of the Foreign Borrowers, for itself and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.
     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, each Foreign Borrower has caused this Note to be duly executed by its duly authorized officer as of the day and year first above written.

BRIGHTPOINT HOLDINGS B.V., a Netherlands company
By:
Name:
Title:

By:
Name:
Title:

BRIGHTPOINT EUROPE ApS, a Danish company
By:
Name:
Title:

SIGNED by STEVEN E. FIVEL as	)
attorney for BRIGHTPOINT	)
AUSTRALIA PTY LTD under power	)
of attorney dated [ ]	)
)
in the presence of:	)
)
)
)
Signature of witness	)
	)	By executing this agreement the
	)	attorney states that the attorney
Name of witness (block letters))		has received no notice of
	)	revocation of the power of
attorney

Exhibit 2.17(c)-1
FORM OF DESIGNATED BORROWER AGREEMENT
[GUARANTOR]
Date:                     , _____
To:	Bank of America, N.A., as Administrative Agent

Re:	Credit Agreement (as amended, modified and supplemented from time to time, the “Credit Agreement”) dated as of February 16, 2007 among Brightpoint, Inc., an Indiana corporation (the “Parent”), each Subsidiary of the Parent that is a Borrower thereunder, the Guarantors identified therein, the Lenders identified therein and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
     The Parent designates [__________] (the “Designated Borrower”) as a [Domestic][Foreign] Borrower. The Parent and the Designated Borrower agree as follows:
     1. The Designated Borrower shall be deemed a [Domestic][Foreign] Borrower for all purposes of the Credit Agreement and the other Loan Documents and shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement and the other Loan Documents identical to those which the Designated Borrower would have had if the Designated Borrower had been an original party to the Credit Agreement as a [Domestic][Foreign] Borrower. The Designated Borrower hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the [Domestic][Foreign] Borrowers contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the Designated Borrower hereby agrees that it is jointly and severally liable with the other [Domestic][Foreign] Borrowers for the [Obligations][Foreign Obligations] as set forth in, and subject to the limitation provided in, Section 2.17 of the Credit Agreement.
     2. This Agreement shall be effective as of the date hereof upon satisfaction of each of the conditions and requirements set forth in Section 2.17(c) of the Credit Agreement.
     3. The Designated Borrower (a) affirms that each of the Liens granted in or pursuant to the Loan Documents are valid and subsisting and (b) agrees that this Agreement shall in no manner impair or otherwise adversely effect any of the Liens granted in or pursuant to the Loan Documents.
     4. The Designated Borrower represents and warrants that after giving affect to this Agreement, each of the representations and warranties made by a [Domestic] [Foreign] Borrower in the Credit Agreement and the other Loan Documents (for all purposes thereof including this Agreement as a Loan Document) are true and correct in all material respects as of the date hereof.
     5. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.
     6. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Designated Borrower Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[DESIGNATED BORROWER]
By:
Name:
Title:

BRIGHTPOINT, INC., an Indiana corporation
By:
Name:
Title:

Exhibit 2.17(c)-2
FORM OF DESIGNATED BORROWER AGREEMENT
[NON-GUARANTOR]
Date:                     , _____
To:	Bank of America, N.A., as Administrative Agent

Re:	Credit Agreement (as amended, modified and supplemented from time to time, the “Credit Agreement”) dated as of February 16, 2007 among Brightpoint, Inc., an Indiana corporation (the “Parent”), each Subsidiary of the Parent that is a Borrower thereunder, the Guarantors identified therein, the Lenders identified therein and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
     The Parent designates [__________] (the “Designated Borrower”) as a [Domestic][Foreign] Borrower. The Parent and the Designated Borrower hereby agree as follows:
     1. The Designated Borrower shall be deemed a [Domestic][Foreign] Borrower for all purposes of the Credit Agreement and the other Loan Documents and shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement and the other Loan Documents identical to those which the Designated Borrower would have had if the Designated Borrower had been an original party to the Credit Agreement as a [Domestic][Foreign] Borrower. The Designated Borrower hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the [Domestic][Foreign] Borrowers contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the Designated Borrower hereby agrees that it is jointly and severally liable with the other [Domestic][Foreign] Borrowers for the [Obligations][Foreign Obligations] as set forth in, and subject to the limitation provided in, Section 2.17 of the Credit Agreement.
[Insert the following Section 2 only if the Designated Borrower will be a Domestic Borrower; if the Designated Borrower will be a Foreign Borrower, then the Designated Borrower will enter into separate security documents]
     [2. The Designated Borrower hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Designated Borrower will be deemed to be a party to the Domestic Security Agreement and a “Grantor” for all purposes of the Domestic Security Agreement, and shall have all the obligations of a Grantor under the Domestic Security Agreement as if the Designated Borrower had been an original party to the Domestic Security Agreement and executed the Domestic Security Agreement. The Designated Borrower hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Domestic Security Agreement. Without limiting generality of the foregoing terms of this paragraph 2, the Designated Borrower hereby grants to the Administrative Agent, for the benefit of the holders of the Secured Obligations (as defined in the Domestic Security Agreement), a continuing security interest in, and a right of set off against any and all right, title and interest of the Designated Borrower in and to the Collateral (as defined in the Domestic Security Agreement) of the Designated Borrower to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations (as defined in the Domestic Security Agreement).]
     3. The Designated Borrower hereby represents and warrants to the Administrative Agent that:

     (a) Set forth on Schedule 1 is a list of all real property that is owned or leased by the Designated Borrower on the date hereof together with an identification of whether such real property is owned or leased.
     (b) Set forth on Schedule 2 is the chief executive office location of the Designated Borrower on the date hereof.
     [(c) Set forth on Schedule 3 is the U.S. tax payer identification number and organizational identification number of the Designated Borrower on the date hereof.] [applicable only if the Designated Borrower is a Domestic Borrower]
     (d) The exact legal name and jurisdiction of formation of the Designated Borrower on the date hereof is as set forth on the signature pages hereto.
     (e) Except as set forth on Schedule 4, the Designated Borrower has not during the five years preceding the date hereof (i) changed its legal name, (ii) changed its jurisdiction of formation or (iii) been party to a merger, consolidation or other change in structure.
     [(iv) Set forth on Schedule 5 is a list of all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by the Designated Borrower as of the date hereof.] [applicable only if the Designated Borrower is a Domestic Borrower]
     [(v) As of the date hereof, the Designated Borrower has no Commercial Tort Claims seeking damages in excess of US$500,000 other than as set forth on Schedule 6.] [applicable only if the Designated Borrower is a Domestic Borrower]
     4. The Designated Borrower represents and warrants that after giving affect to this Agreement, each of the representations and warranties made by a [Domestic] [Foreign] Borrower in the Credit Agreement and the other Loan Documents (for all purposes thereof including this Agreement as a Loan Document) are true and correct in all material respects as of the date hereof.
     5. The address of the Designated Borrower for purposes of all notices and other communications is the address designated for all Loan Parties on Schedule 11.02 to the Credit Agreement or such other address as the Designated Borrower may from time to time notify the Administrative Agent in writing.
     6. This Agreement shall be effective as of the date hereof upon satisfaction of each of the conditions and requirements set forth in Section 2.17(c) of the Credit Agreement.
     7. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.
     8. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Designated Borrower Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[DESIGNATED BORROWER]
By:
Name:
Title:

BRIGHTPOINT, INC., an Indiana corporation
By:
Name:
Title:

Exhibit 7.02(b)
FORM OF COMPLIANCE CERTIFICATE
For the fiscal quarter ended                     , 20__.
To:	Bank of America, N.A., as Administrative Agent

Re:	Credit Agreement (as amended, modified and supplemented from time to time, the “Credit Agreement”) dated as of February 16, 2007 among Brightpoint, Inc., an Indiana corporation (the “Parent”), each Subsidiary of the Parent that is a Borrower thereunder, the Guarantors identified therein, the Lenders identified therein and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
I, [insert name], [insert title] of the Parent, certify to the Administrative Agent and the Lenders on behalf of the Parent that:
[Use following paragraphs 1-2 for fiscal year-end financial statements:]
[1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 7.01(a) of the Credit Agreement for the fiscal year of the Parent ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.
2. Attached hereto as Schedule 2 are the year-end unaudited financial statements required by Section 7.01(c) of the Credit Agreement for the fiscal year of the Parent ended as of the above date. Such financial statements fairly present the financial condition and results of operations of the Parent and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to the absence of footnotes.]
[Use following paragraph 1 for fiscal quarter-end financial statements:]
[1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 7.01(b) of the Credit Agreement for the fiscal quarter of the Parent ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Parent and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.]
[Use the following paragraphs 2/3 for fiscal year-end financial statements and fiscal quarter-end financial statements]
[2][3]. The financial covenant analyses and information relating to the financial covenants in Section 8.11 of the Credit Agreement, as set forth on Schedule 2, are true and accurate on and as of the date of this Certificate.
     IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of __________, 20_.

BRIGHTPOINT, INC., an Indiana corporation
By:
Name:
Title:

Exhibit 7.02(c)
DISCLOSURE OF CERTAIN PROPERTY ACQUIRED BY A FOREIGN LOAN PARTY
1. With respect to any Foreign Loan Party formed under the Laws of The Netherlands:
     (a) each account opened with any bank or financial institution in The Netherlands since the date of the prior certificate delivered pursuant to Section 7.02(c) (or in the case of the first such certificate, since the Fourth Amendment Effective Date);
     (b) each counterparty to any outstanding account receivable (other than an intercompany receivable) that was not a counterparty to an outstanding account receivable on the date of the prior certificate delivered pursuant to Section 7.02(c) (or in the case of the first such certificate, on the Fourth Amendment Effective Date);
     (c) each counterparty to any outstanding intercompany receivable (including any intercompany loan) that was not a counterparty to an outstanding intercompany receivable (including any intercompany loan) on the date of the prior certificate delivered pursuant to Section 7.02(c) (or in the case of the first such certificate, on the Fourth Amendment Effective Date); and
     (d) each location where any tangible personal property (including equipment and inventory) is maintained that was not a location where any tangible personal property was maintained on the date of the prior certificate delivered pursuant to Section 7.02(c) (or in the case of the first such certificate, on the Fourth Amendment Effective Date).
2. With respect to any Foreign Loan Party formed under the Laws of Germany:
     (a) each account opened with any bank or financial institution in Germany since the date of the prior certificate delivered pursuant to Section 7.02(c) (or in the case of the first such certificate, since the Fourth Amendment Effective Date);
     (b) prior to the termination of all Receivables Financings of such Foreign Loan Party, each counterparty to any outstanding account receivable (other than an intercompany receivable) that was not a counterparty to an outstanding account receivable on the date of the prior certificate delivered pursuant to Section 7.02(c) (or in the case of the first such certificate, on the Fourth Amendment Effective Date);
     (c) each location where any tangible personal property (including equipment and inventory) is maintained that was not a location where any tangible personal property was maintained on the date of the prior certificate delivered pursuant to Section 7.02(c) (or in the case of the first such certificate, on the Fourth Amendment Effective Date); and
     (d) whether such Foreign Loan Party has any Receivables Financings.

Exhibit 7.12
FORM OF DOMESTIC GUARANTOR JOINDER AGREEMENT
     THIS DOMESTIC GUARANTOR JOINDER AGREEMENT (the “Agreement”), dated as of _____________, 20__, is by and between _____________________ (the “New Domestic Subsidiary”), and BANK OF AMERICA, N.A., in its capacity as Administrative Agent under the Credit Agreement (as amended, modified and supplemented from time to time, the “Credit Agreement”) dated as of February 16, 2007 by and among Brightpoint, Inc., an Indiana corporation (the “Parent”), each Subsidiary of the Parent that is a Borrower thereunder, the Guarantors identified therein, the Lenders identified therein and Bank of America, N.A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
     The Loan Parties are required by Section 7.12 of the Credit Agreement to cause the New Domestic Subsidiary to become a “Domestic Guarantor”.
     Accordingly, the New Domestic Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the holders of the Obligations:
     1. The New Domestic Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Domestic Subsidiary will be deemed to be a party to the Credit Agreement and a “Domestic Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Domestic Guarantor under the Credit Agreement as if the New Domestic Subsidiary had executed the Credit Agreement. The New Domestic Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Domestic Guarantors contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Domestic Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to the Administrative Agent, each Lender and each other holder of the Obligations, as primary obligor and not as surety, as provided in Article IV of the Credit Agreement, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.
     2. The New Domestic Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Domestic Subsidiary will be deemed to be a party to the Domestic Security Agreement and a “Grantor” for all purposes of the Domestic Security Agreement, and shall have all the obligations of a Grantor under the Domestic Security Agreement as if the New Domestic Subsidiary had executed the Domestic Security Agreement. The New Domestic Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Domestic Security Agreement. Without limiting generality of the foregoing terms of this paragraph 2, the New Domestic Subsidiary hereby grants to the Administrative Agent, for the benefit of the holders of the Secured Obligations (as defined in the Domestic Security Agreement), a continuing security interest in, and a right of set off against any and all right, title and interest of the New Domestic Subsidiary in and to the Collateral (as defined in the Domestic Security Agreement) of the New Domestic Subsidiary to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations (as defined in the Domestic Security Agreement).
     3. The New Domestic Subsidiary hereby represents and warrants to the Administrative Agent that:
     (a) Set forth on Schedule 1 is a list of all real property that is owned or leased by the New Domestic Subsidiary as of the date hereof together with an identification of whether such real property is owned or leased.

     (b) Set forth on Schedule 2 is the chief executive office location of the New Domestic Subsidiary as of the date hereof.
     (c) Set forth on Schedule 3 is the U.S. tax payer identification number and organizational identification number of the New Domestic Subsidiary as of the date hereof.
     (d) The exact legal name and state of formation of the New Domestic Subsidiary as of the date hereof is as set forth on the signature pages hereto.
     (e) Except as set forth on Schedule 4, the New Domestic Subsidiary has not during the five years preceding the date hereof (i) changed its legal name, (ii) changed its jurisdiction of formation or (iii) been party to a merger, consolidation or other change in structure.
     (iv) Set forth on Schedule 5 is a list of all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by the Subsidiary as of the date hereof.
     (v) As of the date hereof, the Subsidiary has no Commercial Tort Claims seeking damages in excess of US$500,000 other than as set forth on Schedule 6.
     4. The address of the New Domestic Subsidiary for purposes of all notices and other communications is the address designated for all Loan Parties on Schedule 11.02 to the Credit Agreement or such other address as the New Domestic Subsidiary may from time to time notify the Administrative Agent in writing.
     5. The New Domestic Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Domestic Subsidiary under Article IV of the Credit Agreement.
     6. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.
     7. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the New Domestic Subsidiary has caused this Domestic Guarantor Joinder Agreement to be duly executed by its authorized officers, and the Administrative Agent, for the benefit of the holders of the Obligations, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW DOMESTIC SUBSIDIARY]
By:
Name:
Title:

Acknowledged and accepted: BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

Exhibit 8.02
SUBORDINATION TERMS OF INTERCOMPANY LOANS
Section _. Subordination.
     (a) Anything in this Note to the contrary notwithstanding, the obligations of the Maker in respect of the principal, interest, fees and charges on this Note shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Senior Debt.
     (b) In the event that the Maker makes a general assignment for the benefit of creditors; or an order, judgment or decree is entered adjudicating the Maker bankrupt or insolvent; or any order for relief with respect to the Maker is entered under the Federal Bankruptcy Code; or the Maker petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Maker or of any substantial part of the assets of the Maker, or commences any proceeding relating to the Maker under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Maker (collectively referred to as an “Insolvency Event”), or upon any acceleration of Senior Debt, then:
     (i) the holders of the Senior Debt shall be entitled to receive payment in full in cash of all principal, premium, interest, fees, charges and other amounts then due on all Senior Debt (including interest, fees, charges and other amounts accruing thereon after the commencement of any such Insolvency Event at the rate provided in the documentation for such Senior Debt (irrespective of whether such interest, fees, charges or other amounts are allowed as a claim in such proceedings)) before the holder of this Note is entitled to receive any payment of any kind or character on account of principal, interest or other amounts due (or past due) upon this Note, and the holders of Senior Debt shall be entitled to receive for application in payment thereof any payment or distribution of any kind or character, whether in cash, property or securities or by set-off or otherwise, which may be payable or deliverable in any such proceedings in respect of this Note; and
     (ii) any payment or distribution of assets of the Maker of any kind or character, whether in cash, property or securities, to which the holder of this Note would be entitled except for the provisions of this Section __(b) shall be paid or delivered by the Maker (or any receiver or trustee in such proceedings) directly to the holders of the Senior Debt or their duly appointed agents for application of payment to the Senior Debt until all Senior Debt (including interest, fees, charges and other amounts accrued thereon after the date of commencement of such proceedings at the rate provided in the documentation for such Senior Debt (irrespective of whether such interest, fees, charges or other amounts are allowed as a claim in such proceedings)) shall have been paid in full in cash.
     (c) In any proceedings with respect to any Insolvency Event, or the application of the assets of the Maker to the payment or liquidation thereof; or upon the dissolution or other winding up of the business of the Maker or upon the sale of all or substantially all of the assets of the Maker, then, and in any such event, (i) each holder of the Senior Debt shall be entitled to receive full and indefeasible payment and satisfaction in cash of the Senior Debt prior to the payment of all or any part of the Subordinated Debt by the Maker and (ii) any payment or distribution of any kind or character from the Maker of its assets, whether in cash, securities or other property, which shall be payable or deliverable upon or with respect to any or all of the Senior Debt, shall be paid or delivered directly to holders of the Senior Debt for application to the Senior Debt, due or not due, until the Senior Debt shall have first been fully and indefeasibly paid in cash and all commitments to make extensions of credit under any Senior Debt Document have terminated. The holder of this Note irrevocably authorizes, empowers and directs all receivers, trustees, liquidators, custodians, conservators and others having authority in the premises to effect all such payments and distributions. The holder of this Note agrees not to initiate or prosecute or encourage any other person to initiate or prosecute any claim, action or other proceeding challenging the enforceability of the Senior Debt or any liens and security interests securing the Senior Debt. The holder of this Note agrees to execute, verify, deliver and file any proofs of claim in respect of the Subordinated Debt in connection with any such proceeding, it being understood that the holder of this Note retains his/her or its right to vote such claims in any such proceeding. The Senior Debt shall continue to be treated as Senior Debt and the provisions of this Note shall continue to cover the relative rights and priorities of Lenders and the holder of this Note even if all or part of the Senior Debt or the security interests securing the Senior Debt are subordinated, set aside, avoided or disallowed in connection with any such proceeding and this Note shall be reinstated if at any time any payment of any of the Senior Debt is rescinded or must otherwise be returned by any holder of Senior Debt or any representative of such holder.
     (d) The Maker may make payments of principal, interest or other amounts on this Note so long as no Senior Default has occurred and is continuing (the “Blockage Period”). During a Blockage Period no payment or prepayment of principal, interest or other amounts on this Note shall be made by or on behalf of the Maker.
     (e) Except as permitted herein, no holder of this Note will, except as otherwise agreed to by the holders of Senior Debt, ask, demand, sue for, take or receive from the Maker, by set off or in any other manner, the whole or any part of the Subordinated Debt (whether such amounts represent principal or interest, or obligations which are due or not due, including costs, fees and expenses with respect to the Notes, direct or indirect, absolute or contingent), including, without limitation, the taking of any negotiable instruments evidencing such Subordinated Debt nor any security for any Subordinated Debt, unless and until all Senior Debt, whether now existing or hereafter arising directly between the Maker and any holder of the Senior Debt, or acquired outright, conditionally or as collateral security from another by any holder the Senior Debt, shall have been fully and indefeasibly paid in full in cash and satisfied and all commitments to make extensions of credit under any Senior Debt Document have been terminated.
     (f) The holders of Senior Debt may, at any time, in their discretion, renew, amend, increase, extend or otherwise modify the terms and provisions of Senior Debt so held or exercise any of their rights under the Senior Debt including, without limitation, the waiver of defaults thereunder and the amendment of any of the terms or provisions thereof (or any notice evidencing or creating the same), all without notice to or assent from the holder of this Note. No compromise, alteration, amendment, increase, renewal or other change of; or waiver, consent or other action in respect of any liability or obligation under or in respect of; any terms, covenants or conditions of the Senior Debt (or any instrument evidencing or creating the same), whether or not such release is in accordance with the provisions of the Senior Debt (or any instrument evidencing or creating the same), shall in any way alter or affect any of the subordination provisions of this Note.
     (g) If, notwithstanding the provisions of this Section __, any payment or distribution of any kind or character (whether in cash, securities or other property) or any security shall be received by the holder of this Note in contravention of this Section __ and before all the Senior Debt shall have been paid in full in cash and all commitments to make extensions of credit under any Senior Debt Document have been terminated, such payment, distribution or security shall be held in trust for the benefit of, and shall be immediately paid over or delivered or transferred to, the Senior Debt Representative to be applied to the Senior Debt in accordance with Section 9.03 of the Senior Credit Agreement until the Senior Debt has been paid in full in cash. Any such payments received by the holder of this Note and delivered to the holders of the Senior Debt shall be deemed not to be a payment on this Note for any reason whatsoever and the indebtedness under this Note shall remain as if such erroneous payment had never been paid by the Maker or received by the holder of this Note. In the event of the failure of any holder of this Note to endorse or assign any such payment, distribution or security, each holder of any Senior Debt is hereby irrevocably authorized to endorse or assign the same.

     (h) No present or future holder of Senior Debt shall be prejudiced in its right to enforce the provisions of this Section __ by any act or failure to act on the part of the Maker.
     (i) During the Blockage Period, if an event of default occurs under this Note the holder of this Note shall not take or continue any action, or exercise or continue to exercise any rights, remedies or powers under the terms of this Note, or exercise or continue to exercise any other right or remedy at law or equity that such holder might otherwise possess, to collect any amount due and payable in respect of this Note (including, without limitation, the acceleration of this Note), the commencement of any foreclosure on any lien or security interest, the filing of any petition in bankruptcy or the taking advantage of any other insolvency law of any jurisdiction, unless one or more of the holders of the Senior Debt shall have accelerated the maturity of the Senior Debt in which case the holder of this Note shall be entitled to accelerate the maturity hereof but shall not be entitled to take any other action described above and, provided further, that the holder of this Note acknowledges and agrees that the acceleration of this Note shall immediately be reversed if and when (A) the holders of Senior Debt take similar action or (B) such Senior Debt is fully and finally paid in cash. Notwithstanding the foregoing or any permissible action taken by the holder of this Note, the holder of this Note shall not be entitled to receive any payment in contravention of the other provisions of this Section __.
     (j) If any payment or distribution to which any holder of this Note would otherwise have been entitled but for the provisions of this Section __ shall have been applied pursuant to the provisions of this Section __ to the payment of Senior Debt, then and in such case and to such extent, the holder of this Note (A) following payment in full of the Senior Debt in cash and termination of all commitments to make extensions of credit under any Senior Debt Document, shall be entitled to receive any and all further payments or distributions applicable to Senior Debt, and (B) following payment in full of the Senior Debt in cash and termination of all commitments to make extensions of credit under any Senior Debt Document, shall be subrogated to the rights of the holders of the Senior Debt to receive distributions applicable to the Senior Debt, in each case until this Note shall have been paid in full in cash or such other consideration acceptable to the holder of this Note in its sole discretion. If any holder of this Note has been subrogated to the rights of the holders of Senior Debt due to the operation of this clause (j), the Maker agrees to take all such reasonable actions as are requested by such holder of this Note in order to cause such holder to be able to obtain payments from the Maker with respect to such subrogation rights as soon as possible.
     (k) Until payment in full in cash of the Senior Debt and termination of all commitments to make extensions of credit under any Senior Debt Document, except for payments permitted under Section _(d), the holder of this Note will not ask, demand, accept, receive or retain any guarantee of this Note, or any collateral security for the payment of this Note, or any other form of payment assurance as to this Note, from the Maker or any subsidiary or affiliate of the Maker, and will not initiate or prosecute, or encourage any other person to initiate or prosecute any claim or other proceeding.
     (l) The provisions of this Section __ are solely for the purpose of defining the relative rights of the holders of Senior Debt, on the one hand, and the holder of this Note on the other, against the Maker and its assets, and nothing herein is intended to or shall impair, as between the Maker and the holder of this Note, the obligations of the Maker which are absolute and unconditional, to pay to the holder the principal and interest on this Note as and when they become due and payable in accordance with their terms, or is intended to or will affect the relative rights of the holder of this Note and creditors of the Maker other than the holders of the Senior Debt, nor, except as provided in this Section __, will anything herein or therein prevent the holder of this Note from exercising all remedies otherwise permitted by applicable law upon default under this Note subject to the rights, if any, under this Section __ of the holders of Senior Debt in respect of cash, property or securities of the Maker received upon the exercise of any such remedy and subject to this Section __.
     (m) The holders of Senior Debt have made loans and extended credit to the Maker in reliance on this Section __ and Section __ [amendment section] and are entitled to the benefits of the provisions thereof. Accordingly, any holder of Senior Debt shall be entitled to enforce any provisions of such Sections against the holder and/or the Maker.
Insert to Amendments Section
provided that Section __ (Subordination) shall not be amended, modified, terminated or waived without the consent of the Senior Debt Representatives.
Inserts for Definitions Section
     “Loan Party” means the Borrowers and the Guarantors.
     “Senior Credit Agreement” means the Credit Agreement dated as of February 16, 2007 among Brightpoint, Inc., an Indiana corporation, Brightpoint North America L.P., a Delaware limited partnership, Brightpoint Philippines Limited, a British Virgin Islands company, Brightpoint Holdings B.V., a Netherlands company, Brightpoint Australia Pty. Ltd., an Australian company, and the other parties that become borrowers thereunder, as borrowers (collectively, the “Borrowers”), the guarantors identified therein (collectively, the “Guarantors”), the lenders from time to time party thereto and Bank of America, N.A., in its capacity as administrative agent, as amended, modified, supplemented, increased, extended, restated, replaced and refinanced (whether with the same group of lenders or a different group of lenders).
     “Senior Credit Documents” means the Senior Credit Agreement and all documents, agreements and instruments executed in connection therewith, in each case as amended, modified, supplemented, increased, extended, restated, replaced and refinanced (whether with the same group of lenders or a different group of lenders).
     “Senior Debt” means all obligations of the Maker arising under any Senior Credit Document, any Senior Swap Contract, any Senior Treasury Management Agreement or any Senior India Loan Document, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Maker or any affiliate of the Maker of any proceeding under any bankruptcy or insolvency laws naming such party as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “Senior Debt Representative” means Bank of America, N.A., in its capacity as administrative agent under the Senior Credit Documents and its successors in such capacity.
     “Senior Default” means an Event of Default under, and as defined in, the Senior Credit Agreement.
     “Senior India Loan Documents” means all documents, agreements and instruments executed in connection with the line of credit provided by ABN-AMRO Bank N.V. to Brightpoint India Private Limited, an India company, in each case as amended, modified, supplemented, increased, extended, restated, replaced and refinanced (whether with the same group of lenders or a different group of lenders).
     “Senior Lender” means each lender from time to time party to the Senior Credit Agreement.
     “Senior Swap Contract” means any Swap Contract between Maker and a Senior Lender or an affiliate of a Senior Lender.
     “Senior Treasury Management Agreement” means any Treasury Management Agreement between Maker and a Senior Lender or an affiliate of a Senior Lender.

     “Subordinated Debt” means all principal, interest, premium, fees and other charges under this Note, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

Exhibit 11.06
FORM OF ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit, Guarantees and Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	________________________________________

2.	Assignee:	________________________________________
[and is an Affiliate/Approved Fund of [identify Lender]2]

3.	Borrowers:	Brightpoint, Inc. and its Subsidiaries identified therein

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Credit Agreement dated as of February 16, 2007 among Borrowers, the Guarantors party thereto, the Lenders parties thereto and Bank of America, N.A., as Administrative Agent

[2]	Select as applicable.

6. Assigned Interest:

	Aggregate Amount of	Amount of
	Commitment/Loans for	Commitment/Loans	Percentage Assigned of
Facility Assigned	all Lenders*	Assigned*	Commitment/Loans[3]
	$	$	%

	$	$	%

	$	$	%

[7. Trade Date: ______________]4
Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
[SIGNATURE PAGES FOLLOW]

*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[4]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By
Name:
Title:

[Consented to and][5] Accepted: BANK OF AMERICA, N.A. as Administrative Agent
By
Name:
Title:

[Consented to:][6] [BANK OF AMERICA, N.A., as L/C Issuer and Domestic Swing Line Lender]
By
Name:
Title:

[_______________], as L/C Issuer
By
Name:
Title:

[BRIGHTPOINT, INC., an Indiana corporation]
By
Name:
Title:

[5]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[6]	To be added only if the consent of the Borrower and/or other parties (e.g. L/C Issuer) is required by the terms of the Credit Agreement.

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
     1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Parent, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Parent, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and

Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.